UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Integrated Silicon Solution, Inc.

1623 Buckeye Drive

Milpitas, CA 95035

April 23, 2015

To the Stockholders of Integrated Silicon Solution, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Integrated Silicon Solution, Inc., a Delaware corporation (“ISSI”, the “Company”, “we”, “us”, or “our”), to be held on Wednesday, June 3, 2015, at 2:00 p.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, CA 94304.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated March 12, 2015, by and between Uphill Investment Co., a People’s Republic of China limited liability company (“Parent”), and ISSI, as joined by Indigo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Upon the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement, Merger Sub will, at the closing, merge with and into ISSI (the “Merger”), and ISSI will become a direct or indirect, wholly owned subsidiary of Parent. At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $19.25 in cash, without interest, for each share of ISSI common stock that you own (unless you have properly exercised your appraisal rights), which represents a premium of (1) approximately 33.0% to the closing price of ISSI’s common stock on November 28, 2014, the last trading day prior to the date that Starboard Value Group, LP and Oliver Press Investors LLC announced that they had accumulated a significant minority interest in ISSI’s shares; (2) approximately 30.2% to the average trading price of ISSI’s common stock in the year prior to the date on which ISSI entered into the Merger Agreement; and (3) approximately 16.2% to the closing price of ISSI’s common stock on March 11, 2015, the last trading day prior to the date on which ISSI entered into the Merger Agreement.

The Board of Directors of ISSI (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of ISSI and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of ISSI common stock.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

Georgeson

480 Washington Blvd

Jersey City, NJ 07310

Toll-Free: (800) 891-3214

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Scott D. Howarth

President and Chief Executive Officer

The accompanying proxy statement is dated April 23, 2015 and, together with the enclosed form of proxy card, is first being mailed on or about April 30, 2015.

Integrated Silicon Solution, Inc.

1623 Buckeye Drive

Milpitas, CA 95035

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2015

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Integrated Silicon Solution, Inc., a Delaware corporation (“ISSI”, the “Company”, “we”, “us”, or “our”), will be held on Wednesday, June 3, 2015, at 2:00 p.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, CA 94304, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated March 12, 2015, by and between Uphill Investment Co., a People’s Republic of China (“PRC”) limited liability company (“Parent”), and ISSI, as joined by Indigo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Upon the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement, Merger Sub will, at the closing, merge with and into ISSI (the “Merger”), and ISSI will become a direct or indirect, wholly owned subsidiary of Parent;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting;

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger; and

4. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only stockholders of record as of the close of business on April 20, 2015 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By the Order of the Board of Directors,

Scott D. Howarth

President and Chief Executive Officer

Dated: April 23, 2015

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Georgeson

480 Washington Blvd

Jersey City, NJ 07310

Toll-Free: (800) 891-3214

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SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Indigo Acquisition Sub, Inc. with and into Integrated Silicon Solution, Inc., which we refer to as the “Merger”, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “ISSI”, the “Company”, “we”, “our”, “us” and similar words refer to Integrated Silicon Solution, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Uphill Investment Co. as “Parent” and Indigo Acquisition Sub, Inc. as “Merger Sub”. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated March 12, 2015, by and between ISSI and Parent, as joined by Merger Sub, as it may be amended from time to time, as the “Merger Agreement”.

Parties Involved in the Merger

Integrated Silicon Solution, Inc.

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, and (iv) digital consumer. ISSI’s primary products are high speed and low power SRAM and low, medium and high density DRAM. ISSI also designs and markets NOR flash products and high performance analog and mixed signal integrated circuits. ISSI is headquartered in Milpitas, California with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea.

ISSI’s common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “ISSI”.

Uphill Investment Co.

Uphill Investment Co. was formed on November 2, 2014, as a general acquisition vehicle and currently operates solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the arranging of the equity financing and debt financing in connection with the Merger.

Indigo Acquisition Sub, Inc.

Indigo Acquisition Sub, Inc. is a wholly owned subsidiary of Parent and was formed on March 24, 2015, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the arranging of the equity financing and debt financing in connection with the Merger.

Sponsors

Each of the following entities has entered into an equity commitment letter with Parent, pursuant to which such entity has agreed to purchase, or to cause to be purchased, equity interests in Parent (or a direct or indirect wholly owned subsidiary of Parent) to fund the equity financing necessary for Parent and Merger Sub to consummate the Merger (each such entity referred to herein as a “Sponsor”):

•	Summitview Capital (Pujiang) is an investment fund managed by Summitview Capital. Summitview Capital (“Summitview”) is a venture capital and private equity firm focusing on the semiconductor industry in China.

•	eTown MemTek Ltd. (“eTown”) is a company engaged in the business of development and sale of integrated circuit products and related components. The equity holders of eTown are Beijing E-Town International Investment & Development Co., Ltd. (“Beijing E-Town”) and GigaDevice Capital Ltd. Beijing E-Town is an investment firm with headquarters in Beijing. GigaDevice Capital Ltd. is a subsidiary of GigaDevice Semiconductor (Beijing) Inc. (“GigaDevice”), a semiconductor memory company in China.

•	Beijing Integrated Circuit Design and Test Fund is a private equity fund managed by Hua Capital Management Ltd. (“Hua Capital”). Hua Capital was established by Tsinghua Holding Sino King Capital, China Fortune-Tech Capital Co., Ltd. and a team of investors in the semiconductor industry.

•	Huaqing Jiye Investment Management Co., Ltd. is a Beijing-based investment company focusing on capital investment management and consulting. In the past 10 years, the company has invested in more than 50 high-tech start-ups and several private equity funds.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into ISSI, and ISSI will continue as the surviving corporation and as a direct or indirect, wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, ISSI will cease to be a publicly traded company, all outstanding shares of ISSI stock will be cancelled and converted into the right to receive the $19.25 per share in cash, without interest and less any applicable withholding taxes (the “Per Share Merger Consideration”) (except for any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under the Delaware General Corporation Law (the “DGCL”)), and you will no longer own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger—Appraisal Rights”).

Treatment of Options, Stock Appreciation Rights and Restricted Stock Units

As a result of the Merger, the treatment of ISSI’s equity awards that are outstanding immediately prior to the time at which the Merger will become effective (the “Effective Time”) will be as follows:

Options

Each outstanding option to purchase shares of common stock (“Company Option”) that is vested will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes) equal to the product of (1) the total number of outstanding shares of common stock subject to such vested Company Option immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the exercise price per share of common stock underlying such vested Company Option.

Each outstanding unvested Company Option will be converted into the right to receive an amount in cash equal to the product of (1) the total number of outstanding shares of common stock subject to such unvested Company Option immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the exercise price per share of common stock underlying such unvested Company Option, which will be paid (subject to any applicable withholding or other taxes) subject to the same vesting restrictions and continued service requirements as applied to the unvested Company Option immediately prior to the Effective Time.

Each Company Option with an exercise price per share equal to or greater than $19.25 per share will be cancelled without consideration.

Stock Appreciation Rights

Each outstanding stock appreciation right with respect to shares of common stock (“Company SAR”) that is vested will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes) equal to the product of (1) the total number of outstanding shares of common stock subject to such vested Company SAR immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the base price per share of common stock underlying such vested Company SAR.

Each outstanding unvested Company SAR will be converted into the right to receive an amount in cash equal to the product of (1) the total number of outstanding shares of common stock subject to such unvested Company SAR immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the base price per share of common stock underlying such unvested Company SAR, which will be paid (subject to any applicable withholding or other taxes) subject to the same vesting restrictions and continued service requirements as applied to the unvested Company SAR immediately prior to the Effective Time.

Each Company SAR with an exercise price per share equal to or greater than $19.25 per share will be cancelled without consideration.

Restricted Stock Units

Each outstanding restricted stock unit with respect to shares of common stock (“Company RSU”) that vests and becomes settleable as of the Effective Time will be cancelled and the holder thereof will receive an amount in cash (without interest and subject to any applicable withholding or other taxes) equal to the product of (1) the total number of shares of common stock subject to such award of Company RSUs immediately prior to the Effective Time; and (2) $19.25.

Each outstanding unvested Company RSU with respect to shares of common stock will be converted into the right to receive an amount in cash equal to the product of (1) the total number of outstanding shares of common stock subject to such unvested Company RSU immediately prior to the Effective Time; and (2) $19.25, which will be paid (subject to any applicable withholding or other taxes) subject to the same vesting restrictions and continued service requirements as applied to the unvested Company RSU immediately prior to the Effective Time.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

The 1993 Employee Stock Purchase Plan (the “ESPP”) terminated pursuant to its terms on February 2, 2015. As a result of the Merger, the Company will not obtain stockholder approval to extend the ESPP’s term. In the absence of such approval, the offering period ongoing as of the date of the Merger Agreement will be cancelled prior to the Effective Time without consideration and all amounts withheld by ISSI will be returned to participants without interest prior to the Effective Time.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $670 million, which will be funded via the equity financing and debt financing described below. This amount includes funds needed to (i) pay ISSI stockholders the amounts due under the Merger Agreement; (ii) make payments in respect of ISSI’s outstanding equity-based awards pursuant to the Merger Agreement; and (iii) pay all third party expenses incurred in connection with the negotiation, execution and consummation of the Merger.

In connection with the Merger, Parent has obtained equity commitment letters from each of the Sponsors pursuant to which the Sponsors have each severally committed, subject to the satisfaction of the conditions set forth therein, to provide, or to cause to be provided, Parent (or a direct or indirect, wholly owned subsidiary of Parent) with equity amounts aggregating $320 million, which will be used to fund a portion of the payments contemplated by the Merger Agreement. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

In connection with the Merger, Parent has obtained a debt financing commitment from Industrial and Commercial Bank of China Ltd. (“ICBC”), pursuant to which ICBC has committed, subject to the satisfaction of the conditions set forth therein, to provide Parent with a $350 million credit facility, which will be available to fund a portion of the payments contemplated by the Merger Agreement. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Conditions to the Closing of the Merger

The obligations of ISSI, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:

•	the adoption of the Merger Agreement by the requisite affirmative vote of ISSI stockholders;

•	(i) if applicable, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) approval by the relevant People’s Republic of China (the “PRC”) governmental authorities; (iii) approval by the relevant governmental authorities in the Republic of China (the “ROC” or “Taiwan”); and (iv) approval or clearance of the Merger by the Committee on Foreign Investment in the United States (“CFIUS”);

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction in the United States, PRC or Taiwan;

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect that is continuing;

•	the accuracy of the representations and warranties of ISSI, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers (generally, in the case of the representations and warranties of ISSI, other than as would not constitute a Company Material Adverse Effect or, in the case of the capitalization representations and warranties of ISSI, other than as would not increase the aggregate merger consideration by more than approximately $3.3 million), as of the date of the Merger Agreement or as of the Effective Time or the date in respect of which such representation or warranty was specifically made;

•	the performance in all material respects by ISSI, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	receipt of certificates executed by executive officers of ISSI, on the one hand, or Parent and Merger Sub, on the other hand, to the effect that the conditions described in the preceding two paragraphs have been satisfied.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be completed until (i) to the extent a filing is required, the expiration or termination of the applicable waiting period under the HSR Act; (ii) the approval or clearance of the Merger by CFIUS; (iii) the approval by the relevant governmental authorities in the PRC has been obtained; and (iv) the approval by the relevant governmental authorities in Taiwan has been obtained.

In the PRC, these approvals include (A) approvals of the National Development and Reform Commission of the PRC or its competent local counterparts (collectively, the “NDRC”) and Ministry of Commerce of the PRC or its competent local counterparts (collectively, “MOFCOM”); and (B) registrations with the State Administration of Foreign Exchange of the PRC or its competent local counterparts (collectively, “SAFE”), including registrations necessary for the conversion of RMB into U.S. dollars and the transfer of U.S. dollar funds to Merger Sub or the holders of shares of ISSI common stock.

In Taiwan, these approvals include filings, approvals or clearances for foreign/PRC investments under the Taiwan Act Governing Relations between the People of the Taiwan Area and the Mainland Area and the Measures Governing Investment Permitted to the People of Mainland Area.

Recommendation of the Board of Directors

ISSI’s Board of Directors (the “Board of Directors”), after considering various factors described under the caption “The Merger—Reasons for the Merger and Recommendation of the Board of Directors,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of ISSI and its stockholders and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Fairness Opinion of Oppenheimer & Co. Inc.

In connection with our consideration of strategic alternatives, we engaged Oppenheimer & Co. Inc. (“Oppenheimer”) to provide financial advice based on Oppenheimer’s qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which we operate. At the meeting of the Board of Directors on March 11, 2015, Oppenheimer rendered its oral opinion, subsequently confirmed by a written opinion dated March 12, 2015 (the “Opinion”), that as of March 11, 2015 and based upon and subject to the considerations, limitations and other matters set forth in the Opinion, the $19.25 Per Share Merger Consideration to be received by the holders of ISSI common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the Opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The Opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Oppenheimer in rendering its Opinion. You should read the opinion carefully in its entirety. Oppenheimer’s Opinion was provided to the Board of Directors and addressed only, as of the date of the Opinion, the fairness from a financial point of view of the $19.25 Per Share Merger Consideration to be received by the holders of ISSI common stock pursuant to the Merger Agreement. It does not address any other aspect of the Merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the Merger or any other matter.

For a more complete description, see the section of this proxy statement captioned “The Merger—Fairness Opinion of Oppenheimer & Co. Inc.”.

Interests of ISSI’s Directors and Executive Officers in the Merger

When considering the recommendation of the ISSI Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	termination of vested equity-based awards simultaneously with the Effective Time and settlement of such awards that are in-the-money in exchange for cash;

•	conversion of unvested equity-based awards simultaneously with the Effective Time into rights to receive cash payments, subject to the vesting schedule and service conditions applicable to the equity award immediately prior to the Effective Time;

•	a one-time cash payment to each non-employee director of $57,750 in lieu of the annual director stock option grant for 2015;

•	the entitlement of each executive officer to receive payments and benefits under his change in control severance agreement in connection with an involuntary termination of employment other than for “Cause,” as such term is defined in his change in control severance agreement, or if the executive officer voluntarily terminates his employment for “Good Reason,” as such term is defined in his change in control severance agreement following the Effective Time;

•	the extension of severance protection for certain executive officers under their respective change in control severance agreement from 12 months to 48 months;

•	the entitlement of each executive officer to receive a pro-rata bonus payment under the executive bonus program prior to the Merger; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that stockholders are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Per Share Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to ISSI before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (iii) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Legal Proceedings Regarding the Merger

Beginning on April 1, 2015, three stockholder class action complaints were filed in the Superior Court of the State of California in the County of Santa Clara on behalf of a putative class of ISSI stockholders and naming as defendants ISSI’s Board of Directors and Parent: Richard Wilson III, on Behalf of Himself and All Others Similarly Situated v. Jimmy S.M. Lee, et al., Case No. 1-15-CV-278815 (filed April 1, 2015); Matthew Sciabacucchi, on Behalf of Himself and All Others Similarly Situated v. Jimmy S.M. Lee, et al., Case No. 1-15-CV-278812 (filed April 1, 2015); and Kathy Guerra, Individually and on Behalf of All Others Similarly Situated v. Scott D. Howarth, et al., Case No. 1-15-CV-279142 (filed April 8, 2015). The complaints generally allege that, in connection with the proposed acquisition of ISSI by Parent, the ISSI directors breached their fiduciary duties owed to ISSI’s stockholders by, among other things, purportedly failing to take steps to maximize the value of ISSI to ISSI’s stockholders and agreeing to allegedly preclusive deal protection devices in the Merger Agreement. The complaint filed by Kathy Guerra also alleges that the ISSI directors breached their fiduciary duties by allegedly failing to disclose material information to ISSI stockholders. The complaints further generally allege that Parent aided and abetted the ISSI directors in the alleged breaches of their fiduciary duties. The complaints seek, among other things, an order enjoining the defendants from consummating the proposed transaction, or alternatively, in the event that the proposed transaction is consummated, an order rescinding it.

Alternative Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until the Effective Time, ISSI has agreed not to, and to cause its subsidiaries and its and their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney, accountant or other authorized agent or representative retained by any of them, whom we collectively refer to as “representatives,” not to, among other things: (1) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist any inquiry, offer or proposal that would be reasonably expected to lead to an acquisition proposal or acquisition transaction (as defined under “The Merger Agreement—Alternative Acquisition Proposals”); (2) participate or engage in discussions or negotiations regarding, or provide any non-public information to, any person relating to, or that would reasonably be expected to lead to, an acquisition proposal or acquisition transaction; or (3) enter into any contract contemplating or otherwise relating to an acquisition proposal or acquisition transaction.

Notwithstanding these restrictions, under certain circumstances following our receipt of a bona fide, written and unsolicited acquisition proposal, and prior to the adoption of the Merger Agreement by stockholders, ISSI may provide information to, and engage or participate in negotiations or substantive discussions with, a person regarding an acquisition proposal if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably expected to lead to a superior proposal and the failure to not do so would be reasonably expected to be inconsistent with its fiduciary duties. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Alternative Acquisition Proposals”.

ISSI is not entitled to terminate the Merger Agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the Merger Agreement, including (i) negotiating with Parent in good faith over a four business day period so that any superior proposal no longer constitutes a superior proposal and (ii) in the event such re-negotiation results in Parent’s proposal being amended such that the superior proposal is no longer superior, and following such re-negotiation the superior proposal is amended to once again become a superior proposal, negotiating with Parent in good faith over subsequent two business day periods so that any superior proposal no longer constitutes a superior proposal. The termination of the Merger Agreement by ISSI to accept a superior proposal will result in the payment by ISSI of a $19,168,150 termination fee to Parent. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of ISSI and Parent;

•	by either ISSI or Parent if:

•	the Effective Time shall not have occurred on or before September 12, 2015, which we refer to as the “termination date,” provided that, subject to certain restrictions and conditions set forth in the Merger Agreement, the termination date may be extended up to three additional months (except that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to perform or comply with its obligations under the Merger Agreement constitutes a material breach of the Merger Agreement and has been a principal cause of or resulted in the failure of the closing of the Merger to have occurred on or before such date);

•	ISSI’s stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof;

•	any applicable law or order of a governmental authority in the U.S., Taiwan or the PRC makes the Merger illegal permanently in the U.S., Taiwan or the PRC or has the effect of permanently prohibiting the consummation of the Merger in the U.S., Taiwan or the PRC and such order has become final and nonappealable; or

•

the government of Taiwan has delivered written notice, which we refer to herein as the “Taiwan Rejection Notice,” to either ISSI or Parent that (i) it will not approve consummation of the sale of ISSI’s Taiwan subsidiaries to a bona fide, unaffiliated third party with whom Parent has agreed with respect to all material terms to sell such subsidiaries; or (ii) such sale of ISSI’s Taiwan subsidiaries would be illegal in the ROC; or (iii) it will not approve the Merger, notwithstanding such sale of ISSI’s Taiwan subsidiaries; or (iv) the Merger would be illegal in the ROC, notwithstanding such sale of ISSI’s Taiwan subsidiaries;

•	by ISSI if:

•	Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 20 business days following Parent’s receipt of written notice by ISSI of such breach;

•	in the event that all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), ISSI has thereafter confirmed in writing to Parent and Merger Sub that it is ready and able to consummate the Merger, and Parent and Merger Sub fail to consummate the Merger on the expiration of three business days after the date the closing should have occurred; or

•	prior to the adoption of the Merger Agreement by stockholders and so long as ISSI has not violated in any material respect its obligations related to the non-solicitation of acquisition proposals and superior proposals, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement, subject to ISSI paying to Parent a termination fee of $19,168,150; and

•	by Parent if:

•	ISSI has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 20 business days following ISSI’s receipt of written notice by Parent of such breach; or

•	prior to the adoption of the Merger Agreement by the stockholders, the Board of Directors effects a company board recommendation change or fails to publicly reconfirm the company board recommendation or reject other offers under certain circumstances (except that such right to terminate will expire on the 10th business day following the first date when Parent had actual knowledge that it would be entitled to so terminate the Merger Agreement).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Parent and ISSI, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Except in specified circumstances, whether or not the Merger is completed, ISSI, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

ISSI will be required to pay to Parent a termination fee of $19,168,150 if the Merger Agreement is terminated under specified circumstances. This termination fee will be paid from funds which were placed, following the execution of the Merger Agreement, into an escrow account located in the United Sates and held by

Wells Fargo, N.A. (“Wells Fargo”). These escrow funds will be held and released by Wells Fargo subject to the terms of that certain escrow agreement, dated March 25, 2015, by and among Parent, ISSI and Wells Fargo, as escrow agent.

Parent will be required to pay to ISSI a termination fee of $19,168,150 if the Merger Agreement is terminated under specified circumstances, and a termination fee of $9,584,075 solely if the Merger Agreement is terminated as a result of the Taiwan government delivering a Taiwan Rejection Notice. These termination fees will be paid from funds which were placed into two separate escrow accounts. The first account contains $11,381,090, denominated in RMB, and is located in the PRC and held by Deutsche Bank (China) Co., Ltd. Shanghai Branch. The second escrow contains $7,790,000, denominated in U.S. Dollars, and is located in the PRC and held by China Merchants Bank. These escrow funds will be held and released by such escrow agents subject to the terms of: (1) that certain escrow agreement, dated March 12, 2015, by and among Parent, a wholly owned PRC subsidiary of ISSI, and Deutsche Bank (China) Co., Ltd. Shanghai Branch, as escrow agent, and (2) that certain escrow agreement, dated March 12, 2015, by and among an affiliate of Summitview, ISSI and China Merchants Bank, as escrow agent.

For more information on these termination fees, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees.”

Effect on ISSI if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, ISSI will remain an independent public company, ISSI common stock will continue to be listed and traded on NASDAQ and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and ISSI will continue to file periodic reports with the Securities and Exchange Commission (the “SEC”). Under specified circumstances, ISSI will be required to pay Parent a termination fee upon the termination of the Merger Agreement; and under different specified circumstances, Parent will be required to pay ISSI a termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger Agreement—Termination Fees”.

The Special Meeting

Date, Time and Place

A special meeting of stockholders of ISSI (the “Special Meeting”) will be held on Wednesday, June 3, 2015, at 2:00 p.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation at 650 Page Mill Road, Palo Alto, CA 94304.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of ISSI common stock at the close of business on April 20, 2015 (the “Record Date”). You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Quorum

As of the Record Date, there were 31,745,884 shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to ISSI’s executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting entitled to vote on the subject matter.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 358,311 shares of common stock, representing approximately 1.1% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have informed us that they currently intend to vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The ISSI Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1)	To adopt the Merger Agreement pursuant to which Merger Sub will merge with and into ISSI, and ISSI will become a direct or indirect, wholly owned subsidiary of Parent;

2)	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3)	To approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on Wednesday, June 3, 2015, at 2:00 p.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation at 650 Page Mill Road, Palo Alto, CA 94304.

Q:	Who is entitled to vote at the Special Meeting?

A:	Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:	Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on ISSI?

A:	The proposed Merger is the acquisition of ISSI by Parent. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into ISSI, with ISSI continuing as the Surviving Corporation. As a result of the Merger, ISSI will become a direct or indirect, wholly owned subsidiary of Parent, and ISSI common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, ISSI common stock will be deregistered under the Exchange Act, and ISSI will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of common stock, you will receive $1,925.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	How does the Per Share Merger Consideration compare to the unaffected market price of the common stock?

A:	The relationship of the $19.25 Per Share Merger Consideration to the trading price of the common stock constituted a premium of: (1) approximately 33.0% to the closing price of ISSI’s common stock on November 28, 2014, the last trading day prior to the date that Starboard Value Group, LP and Oliver Press Investors LLC (together with their affiliates, the “Starboard Group”) announced that they had accumulated a significant minority interest in ISSI’s shares; (2) approximately 30.2% to the average trading price of ISSI’s common stock in the year prior to the date on which ISSI entered into the Merger Agreement, and (3) approximately 16.2% to the closing price of ISSI’s common stock on March 11, 2015, the last trading day prior to the date on which ISSI entered into the Merger Agreement.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies ISSI in writing of such special arrangements, you will transfer the right to receive the Per Share Merger

Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors, after considering the various factors described under the caption “The Merger — Reasons for the Merger and Recommendation of the Board of Directors,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of ISSI and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, ISSI will remain an independent public company, ISSI common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and ISSI will continue to file periodic reports with the SEC.

Under specified circumstances, ISSI will be required to pay Parent a termination fee upon the termination of the Merger Agreement; and under different specified circumstances, Parent will be required to pay ISSI a termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger Agreement—Termination Fees”.

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of ISSI common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger?

A:	Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will not have any effect on the adjournment proposal or the compensation proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and the compensation proposal.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger?

A:	SEC rules require ISSI to seek a non-binding, advisory vote regarding compensation that will or may become payable by ISSI to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger for purposes of this advisory vote?

A:	The compensation that will or may become payable by ISSI to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of ISSI’s named executive officers. For further detail, see the section captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”

Q:	What will happen if stockholders do not approve the compensation that will or may become payable by ISSI to its named executive officers in connection with the Merger at the Special Meeting?

A:	Approval of the compensation proposal is not a condition to completion of the Merger. The vote with respect to the compensation proposal is an advisory vote and will not be binding on ISSI or Parent. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by ISSI to its named executive officers in connection with the Merger may be paid to ISSI’s named executive officers even if stockholders fail to approve the compensation proposal.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Limited, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by ISSI.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with Computershare Limited, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot;

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the adjournment proposal or the compensation proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Scott D. Howarth, our President and Chief Executive Officer, and John M. Cobb, our Chief Financial Officer and Vice-President of Finance and Administration, with full power of substitution, are the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:	If available, ISSI may announce preliminary voting results at the conclusion of the Special Meeting. ISSI intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that ISSI files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:	If you are a U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the Merger is provided under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of Company Options, Company SARs and Company RSUs receive in the Merger?

A:

The holder of each outstanding vested Company Option will receive an amount in cash (subject to any applicable withholding or other taxes) equal to the total number of outstanding shares of common stock subject to such vested Company Option multiplied by the amount, if any, by which $19.25 exceeds the per share exercise price of such vested Company Option. Each outstanding unvested Company Option will be converted into the right to receive an amount in cash equal to the total number of outstanding shares of common stock subject to such unvested Company Option multiplied by the amount, if any, by which $19.25 exceeds the per share exercise price of such unvested Company Option, and the holder of such award will receive such amounts subject to the same vesting restrictions and continued service requirements as applied to the unvested Company Option immediately prior to the Merger, less all applicable withholding or other taxes.

The holder of each outstanding vested Company SAR with respect to shares of common stock will receive an amount in cash (subject to any applicable withholding or other taxes) equal to the total number of outstanding shares of common stock subject to such vested Company SAR multiplied by the amount, if any, by which $19.25 exceeds the per share base price of such vested Company SAR. Each outstanding unvested Company SAR will be converted into the right to receive an amount in cash equal to the total number of outstanding shares of common stock subject to such unvested Company SAR multiplied by the amount, if any, by which $19.25 exceeds the per share base price of such unvested Company SAR, and the holder of such award will receive such amounts subject to the same vesting restrictions and continued service requirements as applied to the unvested Company SAR immediately prior to the Merger, less all applicable withholding or other taxes.

The holder of each outstanding Company RSU that vests and becomes settleable as of the effective time of the Merger will receive an amount in cash, (subject to any applicable withholding or other taxes) equal to the total number of shares of common stock subject to such award of Company RSUs multiplied by $19.25. Each outstanding unvested Company RSU will be converted into the right to receive an amount in cash equal to the total number of outstanding shares of common stock subject to such unvested Company RSU immediately prior to the Merger multiplied by $19.25, and the holder of such award will receive these amounts (subject to any applicable withholding or other taxes) subject to the same vesting restrictions and continued service requirements as applied to the unvested Company RSU immediately prior to the Merger.

Q:	What will happen to the ESPP?

A:	The ESPP terminated pursuant to its terms on February 2, 2015. As a result of the Merger, the Company will not obtain stockholder approval to extend the ESPP’s term. In the absence of such approval, the offering period ongoing as of the date of the Merger Agreement will be cancelled prior to the Effective Time without consideration and all amounts withheld by ISSI will be returned to participants without interest prior to the Effective Time.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the third calendar quarter of 2015. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Am I entitled to appraisal rights under the DGCL?

A:	If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement.

Q:	Do any of ISSI’s directors or officers have interests in the Merger that may differ from those of ISSI stockholders generally?

A:	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of ISSI’s Directors and Executive Officers in the Merger.”

Our directors and executive officers have informed us that they currently intend to vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Georgeson

480 Washington Blvd

Jersey City, NJ 07310

Toll-Free: (800) 891-3214

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Form 10-K, Form 10-Q and Form 8-K, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals;

•	the failure by Parent to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the Merger, or alternative financing, or the failure of any such financing to be sufficient to complete the Merger and the other transactions contemplated by the Merger Agreement;

•	the fact that, although Parent must use reasonable best efforts to obtain the financing contemplated by the debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, ISSI’s only viable recourse would be the $19,168,150 termination fee payable by Parent;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Parent a termination fee of $19,168,150;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit customers, suppliers and key employees;

•	the fact that receipt of the all-cash Per Share Merger Consideration would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of ISSI’s current strategy as an independent company;

•	the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of ISSI’s assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, ISSI is unable to solicit other acquisition proposals during the pendency of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger; and

•	risks that our stock price may decline significantly if the Merger is not completed.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Form 10-K, Form 10-Q and Form 8-K. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on Wednesday, June 3, 2015, at 2:00 p.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation at 650 Page Mill Road, Palo Alto, CA 94304.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement, (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (iii) approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the special meeting will be available at our principal executive offices, located at 1623 Buckeye Drive, Milpitas, CA 95035, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were 31,745,884 shares of common stock outstanding and entitled to vote at the special meeting.

The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of common stock on the Record Date is required to adopt the Merger Agreement. Adoption of the Merger Agreement by ISSI stockholders is a condition to the closing of the Merger.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and “AGAINST” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on (i) the proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (ii) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by ISSI’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 358,311 shares of common stock, representing approximately 1.1% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have informed us that they currently intend to vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Limited, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the adjournment proposal or the compensation proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption “The Merger — Reasons for the Merger and Recommendation of the Board of Directors,” has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of ISSI and its stockholders and (ii) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (x) “FOR” the adoption of the Merger Agreement; (y) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (z) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Solicitation of Proxies

The expense of soliciting proxies will be borne by ISSI. ISSI has retained Georgeson, a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of approximately $25,000 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, CFIUS approval, and the approvals from the Taiwan and PRC governmental authorities, we anticipate that the Merger will be consummated in the third calendar quarter of 2015.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262 of the DGCL. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to ISSI before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (iii) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 3, 2015

The proxy statement is available at www.issi.com/US/Index.shtml under “Investors — SEC Filings.”

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Integrated Silicon Solution, Inc., 1623 Buckeye Drive, Milpitas, CA 95035, Attention: Corporate Secretary or calling our Corporate Secretary at

(408) 969-6600. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Georgeson

480 Washington Blvd

Jersey City, NJ 07310

Toll-Free: (800) 891-3214

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve and adopt the Merger Agreement and the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page 30 of this proxy statement and “The Merger Agreement” beginning on page 66 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of ISSI common stock voting in favor of the proposal to approve and adopt the Merger Agreement and the Merger. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger — Interests of ISSI’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control.”

We are asking stockholders to indicate their approval of the various compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger. These payments are set forth in the section captioned “The Merger — Interests of ISSI’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of ISSI’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of Integrated Silicon Solution, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable to ISSI’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger — Interests of ISSI’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control” in ISSI’s proxy statement for the Special Meeting.”

Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on ISSI, the Board of Directors or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Integrated Silicon Solution, Inc.

1623 Buckeye Drive

Milpitas, CA 95035

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, and (iv) digital consumer. ISSI’s primary products are high speed and low power SRAM and low, medium and high density DRAM. ISSI also designs and markets NOR flash products and high performance analog and mixed signal integrated circuits. ISSI is headquartered in Milpitas, California with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea.

ISSI’s common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “ISSI”.

Uphill Investment Co.

Rm 715, Building 52

No. 2 Jingyuanbei St.

Beijing Economic Technological Development Area

Beijing, 100176

Uphill Investment Co. was formed on November 2, 2014, as a general acquisition vehicle and currently operates solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the arranging of the equity financing and debt financing in connection with the Merger.

Indigo Acquisition Sub, Inc.

c/o Uphill Investment Co.

Rm 715, Building 52

No. 2 Jingyuanbei St.

Beijing Economic Technological Development Area

Beijing, 100176

Indigo Acquisition Sub, Inc. is a wholly owned subsidiary of Parent and was formed on March 24, 2015, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the arranging of the equity financing and debt financing in connection with the Merger.

Each of the following entities has entered into an equity commitment letter with Parent pursuant to which such entity has agreed to purchase, or to cause to be purchased, equity interests in Parent (or a direct or indirect wholly owned subsidiary of Parent) to fund the equity financing necessary for Parent and Merger Sub to consummate the Merger:

•	Summitview Capital (Pujiang) is an investment fund managed by Summitview Capital. Summitview is a venture capital and private equity firm focusing on the semiconductor industry in China.

•	eTown MemTek Ltd. is a company engaged in the business of development and sale of integrated circuit products and related components. The equity holders of eTown are Beijing E-Town

International Investment & Development Co., Ltd. and GigaDevice Capital Ltd. Beijing E-Town is an investment firm with headquarters in Beijing. GigaDevice Capital Ltd. is a subsidiary of GigaDevice, a semiconductor memory company in China.

•	Beijing Integrated Circuit Design and Test Fund is a private equity fund managed by Hua Capital. Hua Capital was established by Tsinghua Holding Sino King Capital, China Fortune-Tech Capital Co., Ltd. and a team of investors in the semiconductor industry.

•	Huaqing Jiye Investment Management Co., Ltd. is a Beijing-based investment company focusing on capital investment management and consulting. In the past 10 years, the company has invested in more than 50 high-tech start-ups and several private equity funds.

In connection with the transactions contemplated by the Merger Agreement, (1) each of these Sponsors has provided to Parent a commitment severally to provide, or to cause to be provided, equity of up to $320 million in the aggregate; and (2) Parent has a obtained debt financing commitment from ICBC for an aggregate amount of $350 million. The proceeds from the equity financing and debt financing will be available to fund the payments contemplated by the Merger Agreement (in each case, pursuant to the terms and conditions as described further under the caption “The Merger — Financing of the Merger”).

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into ISSI, and ISSI will continue as the Surviving Corporation and as a direct or indirect, wholly owned subsidiary of Parent. As a result of the Merger, ISSI will become a direct or indirect, wholly owned subsidiary of Parent, and ISSI common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, ISSI common stock will be deregistered under the Exchange Act, and ISSI will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of Merger).

Effect on ISSI if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, ISSI will remain an independent public company, ISSI common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and ISSI will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which ISSI operates and risks related to adverse economic or industry conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of ISSI common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of ISSI common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Board of

Directors will continue to evaluate and review ISSI’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that ISSI’s business, prospects or results of operation will not be adversely impacted.

In addition, ISSI will be required to pay to Parent a termination fee of $19,168,150 if the Merger Agreement is terminated under specified circumstances. For more information please see the section captioned “The Merger Agreement — Termination Fees.”

Merger Consideration

In the Merger, each outstanding share of common stock (other than shares owned by (1) Parent, Merger Sub or ISSI, or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or ISSI; and (2) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Per Share Merger Consideration.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger — Appraisal Rights”).

Background of the Merger

ISSI operates in the intensely competitive semiconductor market which, over the years, has been characterized by an oversupply of product, price erosion, rapid technological change, short product life cycles, cyclical market patterns, and heightened foreign and domestic competition. Many of ISSI’s competitors offer broader product lines and have greater financial, technical, marketing, distribution and other resources than ISSI. In recent years, the semiconductor industry has also experienced significant merger and acquisition activity which has resulted in industry consolidation and even more intense competition.

The ISSI Board of Directors, together with the Strategy Committee of the Board and ISSI’s senior management, regularly reviews and considers various strategic opportunities available to ISSI, including whether the continued execution of ISSI’s strategy as a stand-alone company, the possible sale or combination of ISSI with another company or acquisitions of other businesses or companies by ISSI offered the best approach to maximize stockholder value. In connection with such review, members of ISSI senior management have met, from time to time over the years, with various third parties who expressed a potential interest in engaging in a strategic transaction with ISSI.

To assist the ISSI Board with its efforts, the Board formed a Strategy Committee in October 2011 and engaged a financial advisor to help evaluate strategic alternatives. In July 2013, Oppenheimer was engaged by the Company as its financial advisor and the engagement with the prior financial advisor was terminated. From 2012 to November 2014, the Strategy Committee met regularly with representatives of ISSI’s financial advisor to evaluate transactions involving the possible sale of ISSI and acquisitions of other companies by ISSI. As a result of such efforts, representatives of ISSI held discussions with various potential financial and strategic buyers to explore areas of potential collaboration and gauge potential interest in a transaction with the Company. In connection with these discussions, several potential buyers entered into nondisclosure agreements with ISSI and exchanged confidential due diligence information. However, no offer was made by any of these parties to acquire ISSI at that time and these discussions did not result in the consummation of a transaction.

In October 2013 and December 2013, representatives of GigaDevice and of a Beijing-based investment firm jointly approached ISSI and preliminary discussions were held about a potential transaction. These discussions were very general, no specific proposal was made and the discussions did not continue at that time.

On November 28, 2014, Starboard Value Group, LP and Oliver Press Investors LLC (together with their affiliates, the “Starboard Group”) filed a Schedule 13D with the SEC indicating it had acquired a substantial minority stake in ISSI and that it had delivered a letter to ISSI regarding its intent to nominate five directors for election at ISSI’s annual meeting of stockholders to be held in 2015. Following this announcement, on December 3, 2014, a meeting of the ISSI Board was held to discuss the implications of this investment and letter. A representative of Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”), ISSI’s outside legal counsel, attended the meeting and the Board engaged Oppenheimer and WSGR as advisors with respect to such matter.

On December 9, 2014, Mr. Lee and Mr. K.Y. Han of ISSI met with Mr. Pan of Summitview, and Mr. Pan expressed preliminary interest in a transaction with ISSI.

Following the delivery of the letter by the Starboard Group, the Company continued to review its various strategic alternatives with assistance from Oppenheimer. Specifically, at meetings held on December 15, 2014 and December 22, 2014, the Strategy Committee discussed ISSI’s business, strategic direction, performance, risks, opportunities, long range plans and capitalization and considered actions to potentially increase stockholder value. At these meetings, the Strategy Committee also discussed the Starboard letter and the Company’s response to such letter.

In December 2014 and January 2015, Oppenheimer contacted 22 potential acquirors of ISSI. Three of these potential acquirors (including Company A) signed non-disclosure agreements, conducted due diligence and met with representatives of ISSI.

On December 29, 2014, ISSI executives met with executives from Company A to explore areas of potential collaboration between the companies. Discussions continued and on January 6, 2015, Company A delivered a letter to ISSI setting forth Company A’s interest in acquiring ISSI for $18.19 per share to be paid in a combination of cash and Company A stock. The letter also contained an exclusivity provision and a provision for a break-up fee to be paid by ISSI. The letter was provided to the ISSI Board of Directors and the Strategy Committee met later that day and on January 7, 2015 to discuss the letter. As a result of negotiations, ISSI and Company A executed the indication of interest letter and a nondisclosure agreement on January 7, 2015. The executed letter provided for a price of $18.19 per share and did not contain an exclusivity provision or a break-up fee provision.

Between January 7, 2015 and January 19, 2015, ISSI and Company A and their respective financial advisors participated in due diligence meetings, and their respective legal counsels negotiated the terms of a merger agreement and other documentation related to the transaction.

On January 9, 2015 (China Time), Mr. Lee and Mr. K.Y. Han of ISSI met with Mr. Zhu of GigaDevice and a representative of Hua Capital and separately with Mr. Pan of Summitview in China to discuss a possible acquisition of ISSI. Following this meeting, ISSI held further telephone conversations with the respective parties so that ISSI could assess the level of interest in a transaction and whether an attractive and achievable offer to acquire ISSI would be forthcoming from the respective parties.

On January 13, 2015, the Strategy Committee met with representatives of Oppenheimer and WSGR to discuss the status of the negotiations with Company A including the open issues on the merger agreement and the due diligence that was being conducted.

On January 15, 2015, the ISSI Board held a meeting which was attended by representatives of Oppenheimer and WSGR to discuss the status of the negotiations with Company A including the open issues on the merger agreement, the due diligence that was being conducted and the efforts of Oppenheimer to determine if any other parties were interested in a potential strategic transaction with ISSI.

On January 19, 2015, the Strategy Committee met and it was reported that Company A was no longer willing to acquire ISSI at a price of $18.19 per share but Company A was continuing its financial due diligence.

On January 21, 2015, the ISSI Board met with representatives of WSGR and Oppenheimer. At this meeting, the Board was informed that Company A was no longer willing to acquire ISSI at a price of $18.19 per share and that, subject to further due diligence and negotiations, Company A might have interest at a lower price. On January 23, 2015, the ISSI Board met and agreed, in consultation with Oppenheimer and WSGR, to terminate discussions with Company A.

In January 2015, representatives of ISSI met with representatives of Company B in China, to discuss industry trends and ISSI’s business and the possibility of a strategic transaction with ISSI. Preliminary discussions continued and the parties executed a nondisclosure agreement on February 11, 2015. Following the execution of the nondisclosure agreement, Company B conducted due diligence with respect to ISSI but the discussions did not result in a proposal being submitted by Company B.

In January 2015, representatives of ISSI continued discussions with representatives of GigaDevice and separately with representatives of Summitview.

On January 28, 2015, ISSI executed a nondisclosure agreement with Summitview.

On January 29, 2015, representatives of Hua Capital, GigaDevice and Beijing E-Town met telephonically with representatives of ISSI to discuss a potential transaction. In attendance were Mr. Lee and Mr. K.Y. Han of ISSI, representatives of Oppenheimer and WSGR on behalf of ISSI and representatives from Morrison & Foerster LLP (“M&F”), legal counsel to Parent. The parties discussed a potential acquisition of ISSI including deal structure, the due diligence process and regulatory matters.

On February 3, 2015, there was a conference call with Mr. Lee, and Mr. Pan and Mr. Xu Wei of Summitview. During this call, the representatives from Summitview informed Mr. Lee that they remained interested in a transaction and would continue to work to form a buying group for the purpose of acquiring ISSI.

On February 4, 2015, Parent and ISSI entered into a non-disclosure agreement, and Parent began performing due diligence on ISSI. On February 5, 2015, Mr. Zhu, Mr. Pan and Mr. Xu Wei confirmed to representatives of ISSI that Summitview, GigaDevice and Hua Capital (or their respective affiliates or investment funds managed by them) would join as investors in Parent. Parent further informed Mr. Lee that Parent had selected Needham & Company, LLC (“Needham”) to act as its financial advisor.

Later on February 5, 2015, the ISSI Board held a regularly scheduled in person meeting to discuss various matters including the status of the negotiations with Parent and the likelihood that Parent would make an offer and be able to consummate a transaction. Representatives from Oppenheimer and WSGR were present for this discussion and commented on the typical issues that would arise in an acquisition transaction with a consortium of PRC investors. Following this discussion, the ISSI Board determined to proceed with the negotiation of a proposed transaction.

On February 13, 2015, WSGR sent a first draft of a proposed merger agreement to M&F. Over the next several weeks, the parties and their respective financial and legal advisors held various discussions and meetings related to due diligence, regulatory matters and the terms of the merger agreement including provisions relating to ISSI’s conduct of business during the period after execution of the Merger Agreement but prior to consummation of the merger, the conditions to the closing of the transaction, the situations under which the parties could terminate the merger agreement and under which termination fees would be payable, and the circumstances under which ISSI could review and accept alternative transactions. The parties also negotiated ancillary agreements, including escrow agreements related to the termination fees and equity commitment letters related to the financing of the transaction.

On February 16, 2015, Mr. Lee and Mr. K.Y. Han met with Mr. Zhu and Mr. Pan to discuss the proposed transaction, and the ISSI representatives were informed that another investor, Huaqing Jiye Investment Management Co., Ltd., would join as an equity investor of Parent.

On February 17, 2015, Mr. Lee and Mr. K.Y. Han met with representatives of Parent and representatives of the Industrial and Commercial Bank of China (“ICBC”) to discuss the financing of the transaction and related matters. ICBC indicated that it would be willing to provide the debt financing necessary to consummate the transaction.

On February 18, 2015, the ISSI Board held a telephonic meeting with representatives of WSGR. At this meeting, it was reported that Parent was conducting due diligence and was expected to make an offer to acquire ISSI. However, it was explained there had been no discussion of a proposed acquisition price.

On February 20, 2015, representatives of Needham delivered to ISSI an executed debt commitment letter from ICBC for the debt financing component of the purchase price, together with an offer letter indicating that Parent would be willing to acquire ISSI at an all cash price of $19.00 per share (the “Parent Offer”). The Parent Offer included an exclusivity provision and a requirement that ISSI not pay any cash dividends after the dividend to be paid in February 2015. These documents were forwarded to the members of the ISSI Board of Directors.

On February 22, 2015, M&F sent a revised draft of the merger agreement to WSGR.

On February 23, 2015, representatives of ISSI and the Parent met in Milpitas, California for due diligence and to further explore the possibility of a transaction. In attendance were representatives from Parent and from ISSI, including Mr. Lee, Mr. Howarth and Mr. Cobb. Also in attendance were representatives from Oppenheimer and WSGR on behalf of ISSI and Needham and M&F on behalf of Parent. The parties discussed ISSI’s business including its market position, growth drivers, organizational structure, market opportunities, product portfolio, manufacturing operations and historical as well as forecasted financial performance. Legal representatives from WSGR and M&F also discussed preliminary legal and regulatory considerations regarding a potential transaction and issues related to the Parent Offer and the draft merger agreement.

Later on February 23, 2015, the Strategy Committee met telephonically to discuss the Parent Offer and the status of the transaction including the required debt and equity commitments and regulatory issues. Also in attendance were representatives from Oppenheimer and WSGR.

On February 25, 2015, representatives of Parent contacted representatives of Beijing E-Town to discuss whether Beijing E-Town might be interested in participating in the merger transaction and joining Parent as an equity investor. On the same day, Beijing E-Town held preliminary discussions with its outside legal counsel DeHeng Law Offices to discuss some legal and structural considerations with respect to such a merger transaction.

On February 26, 2015, the ISSI Board met telephonically with representatives of WSGR and Oppenheimer present to discuss the Parent Offer. At this meeting, representatives of Oppenheimer presented a preliminary financial analysis of the Parent Offer and reviewed the proposed purchase price compared to ISSI’s historical stock price averages. The representatives also reported on Oppenheimer’s efforts to determine if any other parties were interested in a potential strategic transaction with ISSI. The representatives of WSGR reviewed the terms of the revised merger agreement draft and the significant issues that needed to be negotiated. As a result of this meeting, the Board directed management and Oppenheimer to revise the Parent Offer to increase the purchase price to $19.60 per share and to remove the exclusivity provision and the restriction on ISSI’s ability to pay regular quarterly cash dividends. Following the meeting, the representatives of Oppenheimer presented the revised offer to the representatives of Needham.

On February 27, 2015, WSGR provided a revised draft of the merger agreement to M&F.

On February 27, 2015, Parent responded to ISSI’s counterproposal with a revised cash offer of $19.15 per share which included an exclusivity provision and, as requested by ISSI, removed the restriction on ISSI’s ability to pay regular quarterly dividends. On February 28, 2015, the Strategy Committee met to discuss Parent’s response, and decided that a counterproposal should be made at $19.45 per share with no exclusivity arrangement.

On February 28, 2015, after further discussions and counterproposals, representatives of Needham, on behalf of Parent, provided a revised non-binding offer at $19.25 per share with no exclusivity provision and, on March 1, 2015, ISSI and Parent executed the letter reflecting those terms.

Over the following week, ISSI and Parent, together with WSGR and M&F, continued to negotiate the terms of the merger agreement and evaluate regulatory issues, and Parent continued to perform due diligence. On March 2, 2015, representatives of Parent (including Mr. Zhu), ISSI (including Mr. Lee), WSGR and M&F, and respective local counsel to Parent and ISSI in the PRC and Taiwan participated in a telephone conference to discuss regulatory issues in the PRC and Taiwan related to the proposed transaction between Parent and ISSI.

On March 3, 2015, the ISSI Board and representatives of WSGR and Oppenheimer met telephonically to discuss various issues related to the proposed transaction including the status of the merger agreement negotiations, regulatory issues in Taiwan, the efforts of Oppenheimer to determine if any other parties were interested in a potential strategic transaction with ISSI and the most recent request from Parent for ISSI to agree to an exclusivity provision.

On March 4, 2015, after evaluating ISSI’s business, Beijing E-Town indicated to Parent that it would like to join Parent as an equity investor in connection with the proposed merger transaction. DeHeng Law Offices was engaged as transaction counsel for Beijing E-Town.

On March 5, 2015, the ISSI Board and representatives of WSGR and Oppenheimer met telephonically to discuss various issues related to the proposed transaction including the financial analysis performed by Oppenheimer in connection with its fairness opinion and the status of regulatory issues in Taiwan.

On March 6, 2015, as required by Parent, ISSI entered into an exclusivity agreement with Parent that expired at 11:59 p.m. on March 9, 2015.

On March 8, 2015, the ISSI Board and representatives of WSGR and Oppenheimer met telephonically to discuss issues related to the proposed transaction including the status of the merger agreement negotiations, regulatory issues and the potential timeline for the proposed transaction with Parent.

On March 9, 2015, the ISSI Board and representatives of WSGR and Oppenheimer met telephonically to discuss the status of the proposed transaction. At this meeting, representatives of WSGR summarized the key terms and remaining open issues in the merger agreement and gave a presentation to the Board on fiduciary duties. Subject to satisfactory resolution of the open issues, the Board determined that it was prepared to proceed with a transaction at the $19.25 per share price that had been negotiated with Parent, and the Board directed ISSI’s management and the representatives of Oppenheimer and WSGR to complete the negotiation of the merger agreement on the terms discussed with the Board.

On March 10, 2015, M&F provided a revised draft of the merger agreement and equity commitment letters to WSGR and representatives of WSGR and M&F met telephonically to discuss the merger agreement. Following such discussions, M&F sent a revised merger agreement to WSGR and, following subsequent negotiations, M&F and WSGR exchanged near final versions of the merger agreement, equity commitment letters, escrow agreements and disclosure schedules on March 11, 2015.

On March 11, 2015, the ISSI Board and representatives of WSGR and Oppenheimer met to consider final approval of the merger agreement and related matters. Following confirmation that all open issues in the merger agreement had been resolved to the satisfaction of the Board, Oppenheimer provided its oral opinion, subsequently confirmed in writing and attached hereto as Annex B, to the ISSI Board of Directors to the effect that, as of March 11, 2015, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $19.25 per share cash merger consideration to be received by the holders of ISSI shares pursuant to the form of merger agreement presented to the Board of Directors was fair, from a financial point of view, to such holders. After considering the proposed terms of the merger agreement, the equity commitment letters, the debt commitment letter provided by ICBC, and the presentations of WSGR and Oppenheimer, including the receipt of Oppenheimer’s oral opinion, and taking into account the other factors described below under the section entitled “Reasons for the Merger and Recommendation of the Board of Directors,” the ISSI Board unanimously determined that the merger agreement in the form presented to the Board and the merger and the other transactions contemplated by the merger agreement were fair to, advisable and in the best interests of the Company and its stockholders, authorized and directed management to enter into the merger agreement, and recommended that the ISSI stockholders approve the merger agreement and the merger.

During the early morning of March 12, 2015, the merger agreement and related documents were executed and delivered by ISSI and Parent and other applicable parties. On March 11, 2015, the last trading day before the announcement of the transaction, ISSI’s common stock closed at a price of $16.57 per share.

ISSI and Parent issued a joint press release announcing the execution of the merger agreement before the open of trading in ISSI’s common stock on March 12, 2015.

Reasons for the Merger and Recommendation of the Board of Directors

At a meeting on March 11, 2015, the ISSI Board of Directors:

•	determined that the Merger Agreement, the Merger and the other transactions contemplated thereby were fair to, advisable and in the best interests of, ISSI and its stockholders;

•	approved and authorized the execution, delivery and performance by ISSI of the Merger Agreement and the completion of the transactions contemplated thereby, including the Merger; and

•	directed that the adoption of the Merger Agreement be submitted to a vote at a special meeting of stockholders with the recommendation that ISSI stockholders approve the Merger Agreement and the Merger.

In the course of reaching its determination, the ISSI Board considered the following substantive factors and potential benefits of the Merger, each of which the ISSI Board believed supported its decisions, but which are not listed in any relative order of importance:

•	the fact that the Merger Consideration of $19.25 per share represents a significant premium to the current and historical market prices of ISSI stock as follows:

•	an approximately 33.0% premium to the closing price of ISSI’s common stock on November 28, 2014, the last trading day prior to the date that the Starboard Group announced that they had accumulated a significant minority interest in ISSI’s shares;

•	an approximately 30.2% premium to the average trading price of ISSI’s common stock in the year prior to the date on which ISSI entered into the Merger Agreement;

•	an approximately 16.2% premium to the closing price of ISSI’s common stock on March 11, 2015, the last trading day prior to the date on which ISSI entered into the Merger Agreement; and

•	an approximately 33.2% premium to the enterprise value of ISSI on March 11, 2015, the last trading day prior to the date on which ISSI entered into the Merger Agreement;

•	reasonably possible alternatives to the Merger, including remaining an independent publicly-traded company or pursuing another bidder, the potential benefits to ISSI stockholders of these alternatives and the timing and likelihood of accomplishing the goals of such alternatives, as well as the ISSI Board’s assessment that none of these alternatives was reasonably likely to present a superior opportunity for ISSI to create greater value for ISSI stockholders, taking into account the risks of execution as well as business, competitive, industry and market risks;

•	the risks and uncertainties associated with ISSI remaining as an independent company compared to the opportunities presented by the Merger, including the risks and uncertainties with respect to:

•	ISSI achieving its growth plans in light of the current and future market conditions, including the risks and uncertainties in the U.S. and global economy generally and the semiconductor industry specifically;

•	the intensely competitive nature of the semiconductor industry in which ISSI competes;

•	consolidation trends within the semiconductor industry and the memory segment of such industry;

•	the need to develop new products to remain competitive and relevant to existing and prospective customers, the substantial required investment and long lead times associated with new products, and the risk that ISSI could make substantial investments in products for markets that do not develop as ISSI may have originally anticipated;

•	the need to secure required wafer foundry capacity and test and assembly capacity and the ability to secure such capacity which has in past and is expected in the future to require ISSI to make substantial investments of cash or equipment to secure such capacity;

•	ISSI’s overall revenue growth in recent periods and its prospects for future growth, and the general risks associated with ISSI’s ability to execute on a business plan that would create stockholder value in excess of the Per Share Merger Consideration;

•	the importance of scale in a competitive market environment and the associated challenges to growth as a smaller independent company;

•	the significant costs of complying with regulatory obligations as a publicly traded company;

•	the general risks and market conditions that could affect the price of ISSI common stock; and

•	the other “risk factors” set forth in ISSI’s Form 10-Q for the fiscal quarter ended December 31, 2014 and subsequent reports filed with the SEC.

•	the possibility that, as a result of the foregoing or other risks, it could take a considerable period of time before the trading price of ISSI common stock would reach and sustain a price per share that is equal to, or greater than, the Per Share Merger Consideration of $19.25, as adjusted for the time value of money, and that ISSI common stock may never reach such a price;

•	estimated forecasts of ISSI’s future financial performance prepared by ISSI management, together with management’s view of ISSI’s financial condition, results of operations, business, prospects and competitive position and the ability to achieve the performance set forth in such forecasts;

•	the negotiations with respect to the Per Share Merger Consideration including the determination by the ISSI Board that, following negotiations with Parent, $19.25 per share was the highest price that Parent would agree to pay, with the ISSI Board basing its belief on a number of factors, including the fact that this price represented an increase from the $19.00 per share price initially offered by Parent;

•	the financial analysis reviewed and discussed with the ISSI Board by representatives of Oppenheimer, as well as the oral opinion of Oppenheimer to the ISSI Board on March 11, 2015 (which was subsequently confirmed by delivery of a written opinion dated March 12, 2015) with respect to the fairness, from a financial point of view, of the $19.25 per share to be received by holders of ISSI common stock in the Merger, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Oppenheimer in rendering the opinion. See “The Merger—Fairness Opinion of Oppenheimer & Co. Inc.” beginning on page 44 for additional information;

•	the absence of any credible alternative acquisition proposals with a higher price to ISSI stockholders, and, in particular, the absence of any such credible alternative proposals after contacts with multiple other parties including Company A regarding a potential acquisition;

•	the belief of the ISSI Board that the terms of the Merger Agreement, including the representations, warranties and covenants and the closing conditions, are reasonable and in the best interests of ISSI stockholders;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

•	the absence of a financing condition in the Merger Agreement;

•	the likelihood and anticipated timing of completing the Merger in light of the nature and scope of the closing conditions;

•	the reputation and resources of Parent and the Sponsors, which the ISSI Board believed supported the conclusion that the Merger could be completed;

•	the fact that the Merger Agreement provides that, under certain circumstances, in the event of a failure of the Merger to be completed as a result of failure to receive required regulatory approvals in the PRC or Taiwan, Parent will be required to pay ISSI a fee equal to $19,168,150 million (or in a specific circumstance $9,584,075, each fee as further explained in the section entitled “The Merger Agreement—Termination Fees” beginning on page 80);

•	the fact that Parent deposited $19,168,150 into escrow accounts prior to the signing of the Merger Agreement to fund the payment of the Parent termination fee (as further explained in the section entitled “The Merger Agreement—Termination Fees” beginning on page 80); and

•	the equity commitment letters provided by the Sponsors with respect to the equity necessary for Parent to perform its obligations under the Merger Agreement.

•	the fact that ISSI’s financial and legal advisors were involved during the process and negotiations and updated the ISSI Board directly and regularly, which provided the ISSI Board with additional perspectives on the process and negotiations;

•	ISSI’s ability, subject to compliance with the terms and conditions of the Merger Agreement (including the payment of a termination fee as further explained in the section entitled “The Merger Agreement—Termination Fees” beginning on page 80), to terminate the Merger Agreement during certain periods prior to the completion of the Merger to accept an Acquisition Proposal from a third party that is a Superior Proposal (as defined in the Merger Agreement and further explained in the section entitled “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change” beginning on page 74);

•	the ability of the ISSI Board, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation that ISSI stockholders vote to approve the Merger;

•	the availability of statutory dissenters’ rights under Delaware law to holders of ISSI common stock who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those stockholders with an opportunity to have a Delaware court determine the fair market value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement;

•	the fact that the proposed Merger Consideration is all cash, which provides certainty of value and liquidity to ISSI stockholders for their shares of ISSI Common Stock; and

•	that the members of the ISSI Board of Directors were unanimous in their determination to recommend the Merger Agreement for adoption by ISSI stockholders.

The ISSI Board also considered a variety of potentially negative factors discussed below concerning the Merger Agreement and the Merger, which are not listed in any relative order of importance:

•	the fact that ISSI stockholders will have no ongoing equity participation in ISSI following the Merger, and that they will cease to participate in ISSI’s future earnings or growth, if any, or to benefit from increases, if any, in the value of ISSI’s common stock, and will not participate in any potential future sale of ISSI to a third party or any potential recapitalization of ISSI;

•	the lack of publicly-available information regarding Parent or the Sponsors, or their financial resources;

•	the risk that the Merger may not receive required government approvals in the PRC or Taiwan, or that other conditions to the parties’ obligations to complete the Merger will not be satisfied, and as a result, the possibility that the Merger may not be completed even if the Merger Agreement is approved by ISSI stockholders;

•	the risk that obtaining the government approvals in Taiwan necessary to permit the consummation of the Merger is expected to require the restructuring of ISSI’s operations in Taiwan, which may require ISSI to divest certain of its assets or subsidiaries in Taiwan, and that such divestiture will require the identification, negotiation and execution of agreements with a third party acquiror prior to the consummation of the Merger;

•	the risk that the conditions to funding in the equity commitment letters, including the requirement that the debt portion of funding be obtained, will not be satisfied, and that in the event such conditions are not satisfied and the Sponsors do not provide the funding contemplated by their commitment letters, Parent will lack the necessary funds to consummate the Merger;

•	the risk that the conditions to funding in the debt commitment letter provided by ICBC, including the requirement that ICBC obtain internal credit approval, will not be satisfied, and that in the event such conditions are not satisfied and ICBC does not provide the funding contemplated by their commitment letter, Parent will lack the necessary funds to consummate the Merger;

•	the restrictions on the conduct of ISSI’s business prior to the completion of the Merger, which may delay or prevent ISSI from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of ISSI pending completion of the Merger;

•	the risks and substantial costs to ISSI if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on ISSI’s business and customer relationships;

•	that ISSI will be required to pay Parent a termination fee equal to $19,168,150 in connection with the termination of the Merger Agreement as a result of any termination of the Merger Agreement as a result of ISSI’s entering into a Superior Proposal, the ISSI Board of Directors changing its recommendation that you vote for the approval and authorization of the Merger Agreement, or, in the event the Merger Agreement is terminated under certain circumstances, ISSI thereafter enters into an alternative acquisition proposal within 12 months of such termination (each as further explained under the section entitled “The Merger Agreement—Termination Fees” beginning on page 80);

•	the fact that ISSI has deposited $19,168,150 into an escrow account to fund the payment of the company termination fee (as further explained in the section entitled “The Merger Agreement—Termination Fees” beginning on page 80);

•	the fact that ISSI stockholders may not approve the Merger;

•	the risk that the Merger may not be consummated or that the closing may be unduly delayed, even if the requisite approval is obtained from ISSI stockholders, including the possibility that closing conditions in the Merger Agreement may not be satisfied; and

•	the fact that the receipt of cash by ISSI stockholders in exchange for their shares of ISSI common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes as described below in “The Merger — Material U.S. Federal Income Tax Consequence of the Merger.”

The foregoing discussion of the information and factors considered by the ISSI Board of Directors is not intended to be exhaustive but includes the material factors considered by the ISSI Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the ISSI Board of Directors did not find it useful to and did not attempt to quantify, rank, or otherwise assign relative weights to these factors. In addition, the ISSI Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the ISSI Board of Directors conducted an overall analysis of the factors described above, including discussions with ISSI management and its financial and legal advisors. In considering the factors described above, individual members of the ISSI Board of Directors may have given different weights to different factors.

The ISSI Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to ISSI’s named executive officers in connection with the Merger.

Management Projections

ISSI does not, as a matter of course, publicly disclose projections as to its future financial performance. However, in connection with ISSI’s annual strategic and financial review process, management prepared a set of financial projections for fiscal years 2015-2019, which were provided to the ISSI Board and Oppenheimer (the projections for the remainder of 2015 and fiscal years 2016-2020, the “Management Projections”). The Management Projections were originally prepared on a fiscal year basis but were subsequently converted to a calendar year basis. The Management Projections were the only financial forecasts with respect to ISSI provided by ISSI for use by Oppenheimer in performing its financial analyses during the strategic and financial review process. The Management Projections were also made available to various parties (including Parent) in connection with their due diligence review of ISSI.

The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement only because the Management Projections were made available to Parent in connection with its due diligence review of ISSI, and the Management Projections were made available to Oppenheimer for use in connection with their financial analyses as described in this proxy statement. The Management Projections were not prepared with a view to compliance with (i) GAAP; (ii) the published guidelines of the SEC regarding projections and forward-looking statements; or (iii) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Grant Thornton LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, ISSI management.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by ISSI management that they believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to ISSI management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic or industry conditions, ISSI’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. The Management Projections cover multiple years, and such information by its nature becomes less reliable with each successive year. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the ISSI Board, ISSI management, Oppenheimer or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Projections to be predictive of actual future results. In particular, as part of the due diligence process, ISSI notified Parent and Oppenheimer that the forecasted revenue for calendar year 2015 would likely be around $340.0 million not the $364.0 million reflected in the Management Projections. The summary of the Management Projections is not included in this proxy statement to induce any stockholder to vote in favor of the proposal to adopt the Merger Agreement or any of the other proposals to be voted on at the Special Meeting. We do not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The Management Projections and the accompanying tables contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Adjusted Earnings per Share and Non-GAAP Earnings Per Share, which ISSI believes are helpful in understanding its financial performance and future results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with ISSI’s consolidated financial statements prepared in accordance with GAAP and the reconciliation to GAAP measures presented herein. ISSI’s management regularly uses various non-GAAP financial measures internally to understand and manage its business and forecast future periods.

The Management Projections are forward-looking statements. For information on factors that may cause ISSI’s future results to materially vary, see the information under the section captioned “Forward-Looking Statements.”

ISSI – FINANCIAL PROJECTIONS (in millions, except per share data)

	CY 2015	CY 2016	CY 2017	CY 2018	CY 2019
Net Sales	$364.0	$413.0	$461.0	$508.0	$546.0
Cost of Sales	236.6	268.5	299.7	330.2	354.9

Gross Profit	127.4	144.6	161.4	177.8	191.1
Operating Expenses:
Selling, General and Administrative	57.7	60.3	62.9	65.5	68.1
Research and Development	37.1	38.2	39.3	40.5	41.7

Total Operating Expenses	94.8	98.5	102.3	106.0	109.9

Operating Income	32.6	46.0	59.1	71.8	81.2
Other Income(1)	1.2	23.2	23.2	1.2	1.2
Provision for Income Taxes	(6.8)	(13.8)	(16.5)	(14.6)	(16.5)

Net Income	$27.0	$55.4	$65.8	$58.4	$65.9

Earnings Per Share	$0.82	$1.63	$1.88	$1.62	$1.78

Shares Outstanding	33.0	34.0	35.0	36.0	37.0

(1)	The increase in other income in CY 2016 and CY 2017 is due to the expected sale of ISSI’s investment in shares of Nanya.

Reconciliation of GAAP to Non-GAAP Financial Measures (in millions, except per share data)

Set forth below are reconciliations of GAAP Operating Income to Adjusted EBITDA, GAAP Operating Income to Adjusted EBIT, GAAP Net Income to Adjusted Net Income, and Adjusted Earnings Per Share to Non-GAAP Earnings Per Share, based on financial information available to, or projected by, ISSI (totals may not add due to rounding):

	CY 2015	CY 2016	CY 2017	CY 2018	CY 2019
Adjusted EBITDA
GAAP Operating Income	$32.6	$46.0	$59.1	$71.8	$81.2
Adjustments:
Depreciation and Amortization	7.0	7.5	8.0	8.5	9.0
Chingis Intangible Asset Amortization	1.5	1.5	1.5	1.5	1.5
Stock-based Compensation Expense	6.0	5.0	4.0	3.0	2.0

Total Adjustments	14.5	14.0	13.5	13.0	12.5

Adjusted EBITDA	$47.1	$60.0	$72.6	$84.8	$93.7

Adjusted EBIT
GAAP Operating Income	$32.6	$46.0	$59.1	$71.8	$81.2
Adjustments:
Chingis Intangible Asset Amortization	1.5	1.5	1.5	1.5	1.5
Stock-based Compensation Expense	6.0	5.0	4.0	3.0	2.0

Adjusted EBIT	$40.1	$52.5	$64.6	$76.3	$84.7

Adjusted Net Income
GAAP Net Income	$27.0	$55.4	$65.8	$58.4	$65.9
Adjustments:
Chingis Intangible Asset Amortization	1.5	1.5	1.5	1.5	1.5
Stock-based Compensation Expense	6.0	5.0	4.0	3.0	2.0

Total Adjustments	7.5	6.5	5.5	4.5	3.5

Adjusted Net Income	$34.5	$61.9	$71.3	$62.9	$69.4

Adjusted Earnings Per Share	$1.05	$1.82	$2.04	$1.75	$1.88
Adjustments:
Gain on Sales of Nanya Shares, Net of Tax	—	(0.40)	(0.40)	—	—
Chingis Intangible Asset Amortization	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Stock-based Compensation Expense	0.02	0.03	0.07	0.09	0.12
Net Cash Tax Expense	0.10	—	—	—	—

Total Adjustments	0.10	(0.39)	(0.35)	0.07	0.10

Non-GAAP Earnings Per Share	$1.15	$1.43	$1.69	$1.82	$1.98

As noted above, the Management Projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control.

Fairness Opinion of Oppenheimer & Co. Inc.

ISSI engaged Oppenheimer as its financial advisor in connection with the Merger. In connection with this engagement, the ISSI Board of Directors requested that Oppenheimer evaluate the fairness, from a financial point of view, of the Per Share Merger Consideration to be received pursuant to the Merger Agreement by holders of ISSI common stock. On March 11, 2015, at a meeting of the ISSI Board of Directors held to evaluate the Merger, Oppenheimer rendered to the Board of Directors an oral opinion, confirmed by delivery of a written Opinion dated March 12, 2015, to the effect that, as of that date and based on and subject to the matters described in the Opinion, the Per Share Merger Consideration to be received pursuant to the Merger Agreement by holders of ISSI common stock was fair, from a financial point of view, to such holders.

The full text of Oppenheimer’s written Opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this document as Annex B and is incorporated by reference in its entirety. Oppenheimer’s Opinion was provided for the use of the Board of Directors (in its capacity as such) in connection with its evaluation of the Per Share Merger Consideration from a financial point of view and did not address any other terms, aspects or implications the Merger, including, without limitation, the form or structure of the Merger or any term, aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Oppenheimer expressed no view as to, and its Opinion did not address, the underlying business decision of ISSI to proceed with or effect the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for ISSI or the effect of any other transaction in which ISSI might engage. Oppenheimer’s Opinion should not be construed as creating any fiduciary duty on the part of Oppenheimer to any party and the Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger or otherwise. This summary of Oppenheimer’s Opinion is qualified in its entirety by reference to the full text of its Opinion.

In arriving at its Opinion, Oppenheimer:

•	reviewed the Merger Agreement and certain related documents;

•	reviewed audited financial statements of ISSI for fiscal years ended September 30, 2012, 2013 and 2014, and unaudited financial statements of ISSI for the three months ended December 31, 2014;

•	reviewed financial forecasts and estimates relating to ISSI prepared by the management of ISSI;

•	reviewed the historical market prices and trading volume of ISSI Common Stock;

•	held discussions with the senior management of ISSI with respect to the business and prospects of ISSI;

•	held discussions, at the direction of ISSI, with selected third parties to solicit indications of interest in a possible acquisition of all or a portion of ISSI;

•	reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating ISSI;

•	reviewed and analyzed certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the Merger;

•	analyzed the estimated present value of the future cash flows of ISSI based on financial forecasts and estimates prepared by the management of ISSI;

•	reviewed other public information concerning ISSI; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its Opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by ISSI and its employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the financial forecasts and estimates relating to ISSI referred to above, Oppenheimer assumed, at the direction of the management of ISSI, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of ISSI as to the future financial condition and operating results of ISSI. Oppenheimer also assumed, with the consent of ISSI, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on ISSI or the Merger. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of ISSI.

Oppenheimer expressed no opinion as to the underlying valuation, future performance or long term viability of ISSI or the price at which ISSI Common Stock will trade at any time. Oppenheimer expressed no view as to, and its Opinion did not address, any terms or other aspects or implications of the Merger (other than the Per Share Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of ISSI, or class of such persons, relative to the Per Share Merger Consideration. In addition, Oppenheimer expressed no view as to, and its Opinion did not address, the underlying business decision of ISSI to proceed with or effect the Merger nor did its Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for ISSI or the effect of any other transaction in which ISSI might engage.

Oppenheimer is not a legal, tax, regulatory or accounting advisor and relied on the assessments made by the Company and its advisors with respect to such issues. Oppenheimer’s Opinion did not address any legal, tax, regulatory or accounting matters. In addition, Oppenheimer’s Opinion did not constitute a solvency opinion or a fair value opinion, and Oppenheimer did not evaluate the solvency or fair value of the Company under any federal or state laws relating to bankruptcy, insolvency or similar matters. Oppenheimer’s Opinion was necessarily based on the information available to Oppenheimer and general economic, financial and stock market conditions and circumstances as they existed and can be evaluated by Oppenheimer on the date thereof. It should be understood that, although subsequent developments may affect its Opinion, Oppenheimer did not have any obligation to update, revise or reaffirm the Opinion.

This summary is not a complete description of Oppenheimer’s Opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its Opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and Opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its Opinion, many of which were beyond ISSI’s control. No company, business or transaction used in the analyses was identical to ISSI or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

Oppenheimer was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiation between ISSI and Parent and was approved by the ISSI Board of Directors. The decision to enter into the Merger Agreement was solely that of the ISSI Board of Directors. Oppenheimer’s Opinion and financial analysis were only one of many factors considered by the ISSI Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the ISSI Board of Directors or management with respect to the Merger or the consideration payable in the Merger.

The following is a summary of the material financial analyses reviewed with the ISSI Board of Directors in connection with the Opinion dated March 12, 2015. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.

Selected Companies Analysis. Oppenheimer reviewed publicly available financial information of the following fifteen selected publicly traded companies, which are providers of semiconductors, memory, analog and mixed signal integrated circuits:

•	Winbond Electronics Corp.

•	Lattice Semiconductor Corporation

•	Richtek Technology Corp.

•	Macronix International Co. Ltd.

•	Applied Micro Circuits Corporation

•	Exar Corp.

•	IXYS Corp.

•	Pericom Semiconductor Corp.

•	Sigma Designs, Inc.

•	Etron Technology, Inc.

•	DSP Group Inc.

•	GSI Technology Inc.

•	Anadigics, Inc.

•	O2Micro International Ltd.

•	Ikanos Communications, Inc.

Oppenheimer reviewed, among other things, (a) enterprise values of the selected companies, calculated as fully-diluted equity values based on closing stock prices on March 10, 2015 plus debt, less cash and cash equivalents, as multiples of calendar years 2014 and 2015 (i) estimated revenue and (ii) estimated earnings before interest, taxes, depreciation and amortization as adjusted for non-cash compensation expense and one-time, non-recurring items, referred to as Adjusted EBITDA, and (b) equity values for the selected companies, as multiples of calendar years 2014 and 2015 estimated earnings per share, or EPS. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. The overall low to high ranges of calendar year 2014 and calendar year 2015 estimated revenue multiples observed for the selected companies were 0.8x to 3.1x (with a median of 1.1x) and 0.7x to 2.3x (with a median of 1.0x), respectively. The overall low to high ranges of calendar year 2014 and calendar year 2015 estimated Adjusted EBITDA multiples observed for the selected companies were 3.6x to 18.0x (with a median of 9.5x) and 3.5x to 20.4x (with a median of 8.2x), respectively. The overall low to high ranges of calendar year 2014 and calendar year 2015 EPS multiples observed for the selected companies were 12.8x and 26.2x (with a median of 16.7x) and 7.7x and 31.5x (with a median of 15.5x), respectively. Oppenheimer then applied selected ranges of calendar year 2014 and calendar year 2015 estimated (i) revenue multiples of 0.9x to 1.2x and 0.8x to 1.1x, respectively, and (ii) Adjusted EBITDA multiples of 8.1x to 10.9x and 7.0x to 9.4x, respectively, derived from the selected companies to corresponding data of ISSI. Financial data of ISSI were based on ISSI’s public filings, internal estimates of ISSI management, and calculations based on such estimates. This analysis resulted in low to high enterprise value ranges for ISSI of (i) $300.5 million to $406.5 million and $301.1 million to $407.4 million, based on the selected calendar year 2014 and calendar year 2015 revenue multiples, respectively, and (ii) $312.3 million to $422.5 million and $328.5 million to $444.5 million, based on calendar year 2014 and calendar year 2015 Adjusted EBITDA multiples, respectively. Oppenheimer then calculated implied per share equity values based on (i) debt of $4.5 million and cash of $132.1 million, in each case, as of December 31, 2014 and (ii) diluted shares outstanding using the treasury stock method, and based on applying EPS selected multiples of 14.2x to 19.2x and 13.2x to 17.9x calendar year 2014 and calendar year 2015 earnings of ISSI, respectively, as derived from the selected companies analysis. These calculations yielded the following per share equity value ranges:

	Per Share Equity Value
	Low	High
Revenue
CY 2014A	$12.85	$15.82
CY 2015E	$12.87	$15.85
Adjusted EBITDA
CY 2014A	$13.18	$16.27
CY 2015E	$13.64	$16.89
Adjusted EPS
CY 2014A	$12.25	$16.57
CY 2015E	$15.19	$20.54

From these calculations Oppenheimer selected the following implied per Share equity reference range for ISSI, which includes the present value of the expected proceeds from ISSI’s future sale of shares of Nanya Technology Corporation of approximately $0.90 to $0.96, as compared to the Per Share Merger Consideration.

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$14.22 – $17.95	$19.25

Selected Precedent Transactions Analysis. Oppenheimer reviewed, to the extent publicly available, financial information relating to the following fourteen selected transactions, which transactions involve companies that are providers of semiconductors, memory, analog and mixed signal integrated circuits:

Announcement Date	Acquiror	Target
2/3/2015	MaxLinear, Inc.	Entropic Communications, Inc.
1/27/2015	Lattice Semiconductor Corporation	Silicon Image, Inc.
12/1/2014	Cypress Semiconductor Corporation	Spansion Inc.
4/27/2014	Exar Corp.	Integrated Memory Logic Limited
2/24/14	RF Micro Devices Inc.	TriQuint Semiconductor, Inc.
10/21/2013	Microsemi Corporation	Symmetricom Inc.
12/26/2012	Diodes Incorporated	BCD Semiconductor
6/12/2012	Cypress Semiconductor Corporation	Ramtron International Corp.
9/8/2010	Zoran Corporation	Microtune, Inc.
2/3/2010	Microchip Technology Inc.	Silicon Storage Technology, Inc.
12/14/2009	ON Semiconductor Corp.	California Micro Devices Corp.
12/7/2009	IXYS Corp.	Zilog, Inc.
4/27/2009	Integrated Device Technology, Inc.	Tundra Semiconductor Corporation
7/17/2008	ON Semiconductor Corp.	Catalyst Semiconductor, Inc.

Oppenheimer reviewed enterprise values, calculated as the purchase prices paid for the target companies’ equity in the selected transactions plus the target companies’ debt, less cash and cash equivalents, (i) as multiples of such target companies’ latest 12 months for which financial information was available at the time of announcement, or LTM, revenue and LTM Adjusted EBITDA and (ii) as multiples of such target companies’ next twelve months immediately following LTM, or NTM, revenue and NTM Adjusted EBITDA. Financial data of the selected transactions were based on research analysts’ estimates, public filings and other information publicly available (at the announcement of the applicable transaction). The overall low to high range of LTM revenue multiples observed for the selected transactions was 0.7x to 1.8x (with a median of 1.1x) and the overall low to high range of LTM Adjusted EBITDA multiples observed for the selected transactions was 6.7x to 15.8x (with a median of 10.9x). The overall low to high range of NTM revenue multiples observed for the selected transactions was 0.7x to 2.0x (with a median of 1.1x) and the overall low to high range of NTM Adjusted EBITDA multiples observed for the selected transactions was 5.3x to 17.6x (with a median of 8.6x). Oppenheimer then selected (i) ranges of LTM revenue and LTM Adjusted EBITDA multiples of 0.9x to 1.3x and 9.3x to 12.6x, respectively, derived from the selected transactions and applied to ISSI’s LTM revenue (as of December 31, 2014) and LTM Adjusted EBITDA (ii) ranges of NTM revenue and NTM Adjusted EBITDA multiples of 1.0x to 1.3x and 7.3x to 9.9x, respectively, derived from the selected transactions and applied to ISSI’s NTM revenue (as of December 31, 2014) and NTM Adjusted EBITDA. Financial data of ISSI were based on ISSI’s public filings, internal estimates of ISSI management, and calculations based on such estimates. This analysis resulted in low to high enterprise value ranges for ISSI of (i) $309.1 million to $418.1 million and $359.8 million to $486.7 million, based on the selected LTM revenue and LTM Adjusted EBITDA multiples, respectively, and (ii) $350.1 million to $473.7 million and $344.9 million to $466.6 million, based on the selected NTM revenue and NTM Adjusted EBITDA multiples, respectively. Oppenheimer then calculated implied per share equity values based on (i) debt of $4.5 million and cash of $132.1 million, in each case, as of December 31, 2014 and (ii) diluted shares outstanding using the treasury stock method. These calculations yielded the following per share equity value ranges:

	Per Share Equity Value
	Low	High
LTM Revenue	$13.09	$16.15
LTM Adjusted EBITDA	$14.51	$18.07
NTM Revenue	$14.24	$17.70
NTM Adjusted EBITDA	$14.09	$17.50

From these calculations Oppenheimer selected the following implied per Share equity reference range for ISSI, which includes the present value of the expected proceeds from ISSI’s future sale of shares of Nanya Technology Corporation of approximately $0.89 to $0.96, as compared to the Per Share Merger Consideration.

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$14.88 – $18.32	$19.25

Discounted Cash Flow Analysis. Oppenheimer conducted an illustrative discounted cash flow analysis, which is designed to imply a potential value of ISSI by calculating the estimated present value of the standalone after-tax free cash flows that ISSI was forecasted to generate during the calendar year ending December 31, 2015 through the calendar year ending December 31, 2019. For purposes of this analysis, stock-based compensation was treated as a cash expense. Oppenheimer calculated terminal values for ISSI by applying to ISSI’s estimated calendar year 2019 adjusted EBITDA a selected range of terminal value adjusted EBITDA multiples of 8.0x to 9.5x. The cash flows and terminal values were then discounted to present value using discount rates ranging from 10.4% to 14.4%, which were based on an estimated weighted average cost of capital. This analysis indicated the following approximate implied per share equity reference range for ISSI Common Stock, which includes the present value of the expected proceeds from ISSI’s future sale of shares of Nanya Technology Corporation of approximately $0.88 to $0.95, as compared to the Per Share Merger Consideration.

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$17.14 – $21.91	$19.25

Other Factors. Oppenheimer also noted certain additional factors that were not considered part of Oppenheimer’s financial analyses with respect to its Opinion but were referenced for informational purposes, including, among other things, the following:

•	premiums paid in 116 selected transactions involving public targets with transaction values of between $100 million and $1,000 million, in the technology (or related) industry, announced after January 1, 2010 and successfully closed; Oppenheimer applied to the closing prices of shares of ISSI Common Stock for the one-day, one-week and one-month periods ended on March 10, 2015 a selected range of premiums derived from the 25th to 75th percentiles of the implied premiums in such transactions, which indicated an average implied per share equity reference range for ISSI of approximately $16.09 to $20.48 per share; and

•	historical trading prices of shares of ISSI Common Stock during the 52-week period ended on March 10, 2015, noting that the overall low to high range of closing prices of shares of ISSI Common Stock during such period was $11.03 to $17.56 per Share.

Miscellaneous

In the ordinary course of business, Oppenheimer and its affiliates may actively trade securities of ISSI for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

ISSI selected Oppenheimer to act as its financial advisor in connection with the Merger based on Oppenheimer’s reputation and experience. Oppenheimer is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. The issuance of Oppenheimer’s Opinion was approved by an authorized committee of Oppenheimer.

ISSI has entered into a written agreement with Oppenheimer which provides for ISSI to pay Oppenheimer for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $9.6 million, $350,000 of which was payable in connection with Oppenheimer’s delivery of its Opinion and approximately $9.25 million of which is contingent upon consummation of the Merger. During the two-year period prior to the date of Oppenheimer’s Opinion, no material investment banking, financial services or other commercial services were provided by Oppenheimer or any of their affiliates to ISSI for which Oppenheimer received fees.

Neither ISSI nor any person acting on its behalf has employed, retained or compensated any person to make solicitations or recommendations to security holders of ISSI with respect to the Merger.

Interests of ISSI’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.

Arrangements with Parent

As of the date of this proxy statement, except for the letter agreements extending the severance protection period under the change in control agreements entered into by certain of our executive officers, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger, certain of our executive officers may have discussions, or may enter into agreements with, Parent or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Insurance and Indemnification of Directors and Executive Officers

For the six years following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to current or former directors and officers of ISSI and its subsidiaries with respect to all acts or omissions by them in their capacities as such or any transactions contemplated by the Merger Agreement, to the fullest extent that ISSI would be permitted by applicable law. Parent will cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are at least as favorable to the current or former directors and officers of ISSI and its subsidiaries as those set forth in ISSI’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify these provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors and officers of ISSI and its subsidiaries.

The Merger Agreement also provides that prior to the Effective Time, ISSI may purchase a six year prepaid “tail” policy of officers and directors liability insurance, provided that, without the prior written consent of Parent, ISSI may not expend per year coverage in excess of 300% of the amount paid by ISSI for such coverage for its last fiscal year. If ISSI does not purchase a “tail” policy prior to the Effective Time, for at least six years after the Effective Time, Parent will cause the Surviving Corporation and its other subsidiaries to maintain in full force and effect the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by ISSI as of the date of the Merger Agreement. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement. The obligation of Parent or the Surviving Corporation, as applicable, is subject to an annual premium cap of 300% of the amount paid by ISSI for such coverage for its last fiscal year. For more information, see the section of this proxy statement captioned “The Merger Agreement — Indemnification and Insurance.”

Treatment of Options, Stock Appreciation Rights and Restricted Stock Units

As a result of the Merger, the treatment of ISSI’s equity awards that are outstanding immediately prior to the Effective Time will be as follows:

Options

Each outstanding vested Company Option will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes) equal to the product of (1) the total number of outstanding shares of common stock subject to such vested Company Option immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the exercise price per share of common stock underlying such vested Company Option.

Each outstanding unvested Company Option will be converted into the right to receive an amount in cash equal to the product of (1) the total number of outstanding shares of common stock subject to such unvested Company Option immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the exercise price per share of common stock underlying such unvested Company Option, which will be paid (subject to any applicable withholding or other taxes) subject to the same vesting restrictions and continued service requirements as applied to the unvested Company Option immediately prior to the Effective Time.

Each Company Option with an exercise price per share equal to or greater than $19.25 per share will be cancelled without consideration.

Stock Appreciation Rights

Each outstanding vested Company SAR will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes) equal to the product of (1) the total number of outstanding shares of common stock subject to such vested Company SAR immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the base price per share of common stock underlying such vested Company SAR.

Each outstanding unvested Company SAR will be converted into the right to receive an amount in cash equal to the product of (1) the total number of outstanding shares of common stock subject to such unvested Company SAR immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the base price per share of common stock underlying such unvested Company SAR, which will be paid (subject to any applicable withholding or other taxes) subject to the same vesting restrictions and continued service requirements as applied to the unvested Company SAR immediately prior to the Effective Time.

Each Company SAR with an exercise price per share equal to or greater than $19.25 per share will be cancelled without consideration.

Restricted Stock Units

Each outstanding Company RSU that vests and becomes settleable as of the Effective Time will be cancelled and the holder thereof will receive an amount in cash (without interest and subject to any applicable withholding or other taxes) equal to the product of (1) the total number of shares of common stock subject to such award of Company RSUs immediately prior to the Effective Time; and (2) $19.25.

Each outstanding unvested Company RSU will be converted into the right to receive an amount in cash equal to the product of (1) the total number of outstanding shares of common stock subject to such unvested Company RSU immediately prior to the Effective Time; and (2) $19.25, which will be paid (subject to any applicable withholding or other taxes) subject to the same vesting restrictions and continued service requirements as applied to the unvested Company RSU immediately prior to the Effective Time.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

The ESPP terminated pursuant to its terms on February 2, 2015. In the absence of stockholder approval to extend the ESPP, which will not be obtained as a result of the Merger, the offering period ongoing as of the date of the Merger Agreement will be cancelled prior to the Effective Time without consideration and all amounts withheld by ISSI will be returned to participants without interest prior to the Effective Time.

Payments Upon Termination Following Change-in-Control

Change in Control Agreements

All ISSI executive officers are party to a form of Change in Control Agreement with ISSI (the “Change in Control Agreement”). Under the Change in Control Agreement, if an executive officer’s employment is involuntarily terminated other than for “Cause” or if the executive officer voluntarily terminates employment for “Good Reason” within a period of twelve (12) months following a “Change in Control” of ISSI (as such terms are defined in the Change in Control Agreement), the individual is entitled to (i) a lump sum severance payment equal to one year of base salary (or one month’s base salary plus an additional two weeks for each year of completed service, if greater), (ii) full acceleration of the employee’s outstanding equity awards; and (iii) company-paid COBRA medical continuation coverage for a period of one year for officers located in the United States. The receipt of these payments is subject to the applicable executive officer signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to ISSI.

In addition to the severance payment described above, the Change in Control Agreement provides that, immediately prior to a change in control of ISSI, each participant in the ISSI executive bonus program will receive a pro-rata bonus payment for the portion of the fiscal year ending on the date of the change of control in an amount determined by the Compensation Committee.

If any of the amounts provided for under the Change in Control Agreement or otherwise payable to an executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax pursuant to Section 4999 of the Internal Revenue Code, whichever results in the greater amount of after-tax benefits to the executive officer. The Change of Control Agreement does not require us to provide any tax gross-up payments.

“Cause” for purposes of the Change in Control Agreement means (1) an act of personal dishonesty taken by the executive in connection with his or her responsibilities as an employee intended to result in substantial personal enrichment; (2) the executive’s conviction of a felony that is materially injurious to ISSI; (3) a willful act by the executive that constitutes gross misconduct and is materially injurious to ISSI; or (4) the executive’s willful and continued failure to perform the duties and responsibilities of executive’s position after a written demand for performance and failure to cure such failure within thirty (30) days thereafter.

“Good Reason” for purposes of the Change in Control Agreement means the executive’s resignation following a designated notice and cure period after the occurrence of any of the following without the executive’s written consent: (1) a material reduction of the applicable executive’s job title, duties or responsibilities; (2) a reduction in the applicable executive’s annual salary or benefits; or (3) a change in the primary geographic location at which the executive must perform his services to a facility or location which is fifty (50) miles or more from the then current primary office location.

Non-Qualified Deferred Compensation Plans

Certain of our executive officers will be entitled to distributions of their vested account balances under the terms our Deferred Compensation Plan, effective October 1, 1995 and our Nonqualified Deferred Compensation Plan, dated March 20, 2013, in connection with the closing of the Merger.

Extension of Severance Protection

In connection with the Merger, certain executive officers have entered into an agreement with ISSI and Parent pursuant to which (i) the executive officer waived the ability to claim severance based on a resignation for “Good Reason” due to ISSI ceasing to be a publicly-traded corporation as a result of the Merger, and (ii) the severance protection period under the Change in Control Agreement was extended from twelve (12) months following the Merger to forty eight (48) months following the Merger.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable as of June 30, 2015 assuming, solely for purposes of this table, that the employment of each of the named executive officers was terminated other than for cause or the named executive officer resigned for good reason, in each case on that date. ISSI’s executive officers will not receive pension, tax reimbursement or other benefits in connection with the Merger.

Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash (1)	Equity (2)	Pension/ NQDC (3)	Perquisites/ Benefits (4)	Total
Jimmy S. M. Lee	$111,538	$5,059,853	$1,210,788	$26,405	$6,408,584
Scott D. Howarth	439,875	3,975,245	376,772	26,967	4,818,859
John M. Cobb	340,500	3,381,316	155,899	32,321	3,910,036
Kong Yeu Han	402,746	6,283,221	370,651	26,405	7,083,023
Chang-Chaio Han	373,900	5,601,461	—	32,321	6,007,682

(1)	This amount represents (i) the “double-trigger” cash severance payments to which each named executive officer may become entitled under his Change in Control Agreement, in the following amounts: Jimmy S. M. Lee, $111,538; Scott D. Howarth, $285,000; John M. Cobb, $225,000; Kong-Yeu Han, $278,846; and Chang-Chaio Han, $250,000, plus (ii) the amount of the “single-trigger” pro-rated payment of bonus for executive bonus plan participants pursuant to the Change in Control Agreement, in the following amounts: Scott D. Howarth, $154,875; John M. Cobb, $115,500; Kong-Yeu Han, $123,900; and Chang-Chaio Han, $123,900.
(2)

This amount represents the product of (a) $19.25 per share multiplied by (b) the number of shares of ISSI common stock subject to each named executive officer’s outstanding in-the-money Company Options,

Company SARs and Company RSUs (and in the case of options or stock appreciation rights, reduced by their aggregate exercise price) that are payable (i) in cancellation of vested equity awards in the Merger in the following amounts: Jimmy S. M. Lee, $3,104,958; Scott D. Howarth, $1,899,032; John M. Cobb, $2,013,303; Kong-Yeu Han, $4,656,552; and Chang-Chaio Han, $4,111,050, and (ii) that would be payable under the “double-trigger” acceleration provision of the Change in Control Agreements, assuming termination as of the closing of the Merger, in the following amounts: Jimmy S. M. Lee, $1,954,895; Scott D. Howarth, $2,076,213; John M. Cobb, $1,368,013; Kong-Yeu Han, $1,626,669; and Chang-Chaio Han, $1,490,411.
(3)	This amount equals the estimated value of distributions of vested account balances from ISSI non-qualified deferred compensation plans as follows: (i) single-trigger distribution of $1,006,131 to Jimmy S. M. Lee triggered by the Merger, and (ii) double-trigger distributions triggered by a separation from service of $204,657 to Jimmy S. M. Lee (payable in equal installments over three (3) years); $376,772 to Scott Howarth (payable in equal installments over three (3) years); $155,899 to John Cobb (payable in a lump sum); and $370,651 to Kong-Yeu Han (payable in equal installments over ten (10) years). The values in the table are based on account balances as of March 31, 2015.
(4)	This amount equals the estimated value of the “double-trigger” COBRA benefits to which each named executive officer may become entitled under his Change in Control Agreement. These COBRA benefits will become due under the same terms and conditions of the cash severance payments described in footnote 1.

Equity Interests of ISSI’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards that are in-the-money and are currently held by each of ISSI’s executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the Merger, as of June 30, 2015. The table also sets forth the values of these shares and equity awards based on the $19.25 Per Share Merger Consideration (minus the applicable exercise price for the in-the-money options and stock appreciation rights). No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	Shares Held (#)	Shares Held ($)	Options Held (#)	Options Held ($)	SARs Held (#)	SARs Held ($)	RSUs Held (#)	RSUs Held ($)	Total ($)
Jimmy S.M. Lee	117,180	2,255,715	245,834	3,062,678	140,000	1,005,800	51,500	991,375	7,315,568
Scott D. Howarth	84,240	1,621,620	180,000	1,900,800	140,000	1,005,800	55,514	1,068,645	5,596,865
John M. Cobb	54,478	1,048,702	165,000	2,003,400	83,000	602,930	40,259	774,986	4,430,018
Kong Yeu Han	26,833	516,535	355,000	4,619,450	109,000	790,090	45,386	873,681	6,799,756
Chang-Chaio Han	56,080	1,079,540	312,133	4,106,761	92,000	667,220	42,986	827,480	6,681,001
Paul Chien	—	—	27,500	260,325	—	—	—	—	260,325
Jonathan Khazam	10,000	192,500	31,000	321,645	—	—	—	—	514,145
Keith McDonald	3,500	67,375	31,000	321,645	—	—	—	—	389,020
Stephen Pletcher	—	—	25,923	240,786	—	—	—	—	240,786
Bruce Wooley	6,000	115,500	31,000	321,645	—	—	—	—	437,145
John Zimmerman	—	—	22,500	198,375	—	—	—	—	198,375

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $670 million, which will be funded via the equity financing and debt financing described below. This amount includes the funds needed to (i) pay ISSI’s stockholders the amounts due under the Merger Agreement; (ii) make payments in respect of ISSI’s outstanding equity-based awards pursuant to the Merger Agreement; and (iii) pay all third party expenses incurred in connection with the negotiation, execution and performance of the Merger Agreement.

Equity Financing

In connection with the financing of the Merger, Parent has entered into equity commitment letters, each dated as of March 12, 2015, with each of the Sponsors pursuant to which the Sponsors, subject to the satisfaction of certain closing conditions, including the availability of the debt financing described below, have each severally committed to provide, or to cause to be provided, Parent (or a direct or indirect wholly-owned subsidiary of Parent) with equity amounts aggregating $320 million, which we refer to as the “equity financing”.

The equity commitment letters provide that any Sponsor may assign all or a portion of its obligations to fund the equity financing to its affiliate, in which case, all references to “Sponsor” in this proxy statement shall be deemed references to such affiliate. For purposes of the equity commitment letters, the term affiliate includes any investment fund that is controlled by Sponsor or an affiliate of Sponsor through the exercise of discretionary investment authority pursuant to any management or advisory agreement.

The equity commitment letters further provide, among other things, that ISSI is an express third party beneficiary with specified rights and remedies and shall be permitted to exercise such rights and remedies subject to the terms and conditions contained in the equity commitment letters and the Merger Agreement. The equity commitment letters may not be waived, amended or modified except by an instrument in writing signed by Parent, ISSI and the Sponsor that is party to the applicable equity commitment letter.

Debt Financing

Parent has received a debt commitment letter from Industrial and Commercial Bank of China Ltd. pursuant to which ICBC has committed (subject to the conditions in such commitment letter) to provide Parent with a $350 million credit facility, which we refer to as the “debt financing.” Subject to the satisfaction of certain conditions, which include ICBC obtaining internal credit approval and approval of the relevant governmental authorities of the PRC, the credit facility will be fully drawn at closing of the Merger and used by Parent to pay a portion of the aggregate Merger consideration and related fees and expenses. Under the Merger Agreement, prior to the Effective Time, Parent may amend the terms and conditions of the debt commitment letter with ICBC, except that any amendments that would reduce the aggregate amount of financing or impose new or additional conditions that (i) would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Merger or (ii) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the commitment letters, shall require ISSI’s prior consent.

ISSI has agreed to use its reasonable best efforts to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in arranging the debt financing, including participating in meetings, assisting with presentations, furnishing Parent and Merger Sub with the necessary financial information regarding ISSI and taking all corporate and other actions reasonably requested by Parent to consummate the debt financing. Upon request, Parent will reimburse ISSI for any documented and reasonable out-of-pocket costs and expenses incurred in connection with ISSI’s cooperation with obtaining the debt financing.

Closing and Effective Time

The closing of the Merger will take place no later than the fifth business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption “The Merger Agreement — Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of ISSI common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously are the record holders of such shares through the Effective Time; and (iii) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes ISSI’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, ISSI believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to ISSI a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•	the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to ISSI, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of ISSI’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record and must reasonably inform ISSI of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Integrated Silicon Solution, Inc.

1623 Buckeye Drive

Milpitas, CA 95035

Attention: John M. Cobb

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to ISSI a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which ISSI has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at

5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although ISSI believes that the Per Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither ISSI nor Parent anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of ISSI and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding the shares of common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of common stock in a compensatory transaction or pursuant to the exercise of options or warrants;

•	tax consequences to holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences to holders who are “controlled foreign corporations,” “passive foreign investment companies” or “personal holding companies” for U.S. federal income tax purposes;

•	tax consequences arising from the Medicare tax on net investment income;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences; or

•	tax consequences to holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	ISSI is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, which we refer to as the “relevant period,” and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of ISSI common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

ISSI and Parent each have agreed to use its reasonable best efforts to obtain the following regulatory approvals: (i) if applicable, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) the approval or clearance of the Merger by the Committee on Foreign Investment in the United States (“CFIUS”); (iii) the approval by the relevant governmental authorities in the People’s Republic of China (“PRC”); and (iv) the approval by the relevant governmental authorities in Taiwan.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, certain transactions exceeding the applicable thresholds require notification to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and expiration or termination of the applicable waiting period before the transaction can be consummated, unless an exemption applies. Parent has determined that notification of the Merger to the FTC and DOJ under the HSR Act is not presently required because the Merger qualifies for an exemption based on the value of ISSI’s HSR reportable assets.

If, prior to the consummation of the Merger, Parent determines that the exemption no longer applies, ISSI and Parent are each required under the Merger Agreement to submit a notification and report form to the FTC and DOJ within ten business days following such a determination. A transaction notifiable under the HSR Act may not be completed until the expiration of waiting period following the parties’ filing of their respective HSR Act notification forms (typically a 30 day period) or the early termination of that waiting period.

At any time before or after consummation of the Merger, even if the Merger does not require notification or has received termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, even if the Merger does not require notification or has received termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

CFIUS

The Merger is also conditioned on the approval or clearance of the Merger by CFIUS. Section 721 of the Defense Production Act, as well as related Executive Orders and regulations, authorize the President or CFIUS to review transactions which could result in control of a U.S. business by a foreign person. Under the Defense Production Act and Executive Order 13456, the Secretary of the Treasury acts through CFIUS to coordinate review of certain covered transactions that are voluntarily submitted to CFIUS or that are unilaterally reviewed by CFIUS. In general, CFIUS review of a covered transaction occurs in an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. At the close of its review or investigation, CFIUS may determine that there are no national security concerns with the transaction, may impose mitigation terms to resolve any national security concerns with the covered transaction, or may send a report to the President recommending that the transaction be suspended or prohibited, or providing notice to the President that CFIUS cannot agree on a recommendation relative to the covered transaction. The President has 15 days under the Defense Production Act to act on the CFIUS report.

ISSI and Parent intend to submit filings to CFIUS in May 2015.

People’s Republic of China

The Merger is also conditioned on the receipt of regulatory approvals in the PRC. These approvals include (A) approvals of the National Development and Reform Commission of the PRC or its competent local counterparts (collectively, the “NDRC”) and Ministry of Commerce of the PRC or its competent local counterparts (collectively, “MOFCOM”); and (B) registrations with the State Administration of Foreign Exchange of the PRC or its competent local counterparts (collectively, “SAFE”), including registrations necessary for the conversion of RMB into U.S. dollars and the transfer of U.S. dollar funds to Merger Sub or the holders of shares of ISSI common stock.

Taiwan

The Merger is also conditioned on the receipt of regulatory approvals in Taiwan. These approvals include filings, approvals or clearances for foreign/PRC investments under the Taiwan Act Governing Relations between the People of the Taiwan Area and the Mainland Area and the Measures Governing Investment Permitted to the People of Mainland Area promulgated thereunder (collectively, the “Taiwan Act”). ISSI and Parent believe that in order to obtain the relevant governmental approvals in Taiwan, certain restructuring and/or sale of ISSI’s operations in Taiwan will need to occur prior to the consummation of the Merger.

Pursuant to the Taiwan Act, individuals, legal entities, groups and other institutions of the PRC are not permitted to own any shares or have a controlling interest, directly or indirectly, in Taiwanese businesses which operate in certain forbidden or restricted industries. At the time of the execution of the Merger Agreement, ISSI’s Taiwan operations included industries, such as integrated circuit design and manufacturing, that are included in the forbidden or restricted industries. ISSI and Parent have agreed to use their reasonable best efforts to take all necessary steps in order to obtain Taiwan regulatory approval. These steps may include (i) the divestiture or disposition of certain assets (including subsidiaries) of ISSI, (ii) the negotiation, execution and performance of acquisition agreements with third parties to acquire such assets, (iii) the transfer or reassignment of certain employees and/or independent contractors of ISSI and its subsidiaries; and (iv) the reclassification of certain industry codes of the Company or its Subsidiaries pursuant to the laws and regulations of Taiwan.

Parent has further agreed that it will use its reasonable best efforts to identify and negotiate acquisition agreements with a bona fide, credit-worthy third party unaffiliated with Parent to purchase ISSI’s Taiwanese subsidiaries if required for the purpose of obtaining Taiwan regulatory approval. Parent is only required to enter into an agreement to do so if such agreement is on commercially reasonable terms. The actions that have been described above are not required to occur until, and are conditioned on the occurrence of, the consummation of the Merger.

In the event regulatory approval in the PRC or Taiwan is not obtained, and the Merger fails to close as a result of failing to obtain such approvals, Parent will be required to pay to ISSI a termination fee of $19,168,150; provided that if Parent has entered into a written agreement with a third party acquiror setting forth all material terms required for the sale of the Taiwanese subsidiaries of ISSI (such sale, the “Taiwan Divestiture”), has filed for approval to the relevant Taiwan governmental authorities of Taiwan of such actions, and the relevant Taiwan governmental authorities has delivered a Taiwan Rejection Notice to the effect that (i) such governmental authorities do not approve the consummation of such Taiwan Divestiture or that such Taiwan Divestiture would be illegal in Taiwan or (ii) such governmental authorities would not approve the Merger notwithstanding the consummation of such Taiwan Divestiture or the consummation of the Merger, notwithstanding the consummation of such Taiwan Divestiture, would not be legal in Taiwan, then either Parent or ISSI would be permitted to terminate the Merger Agreement, and Parent would be required to pay ISSI a termination fee of $9,584,075.

For more information on these termination fees, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees.”

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Legal Proceedings

Beginning on April 1, 2015, three stockholder class action complaints were filed in the Superior Court of the State of California in the County of Santa Clara on behalf of a putative class of ISSI stockholders and naming as defendants ISSI’s Board of Directors and Parent: Richard Wilson III, on Behalf of Himself and All Others Similarly Situated v. Jimmy S.M. Lee, et al., Case No. 1-15-CV-278815 (filed April 1, 2015); Matthew

Sciabacucchi, on Behalf of Himself and All Others Similarly Situated v. Jimmy S.M. Lee, et al., Case No. 1-15-CV-278812 (filed April 1, 2015); and Kathy Guerra, Individually and on Behalf of All Others Similarly Situated v. Scott D. Howarth, et al., Case No. 1-15-CV-279142 (filed April 8, 2015). The complaints generally allege that, in connection with the proposed acquisition of ISSI by Parent, the ISSI directors breached their fiduciary duties owed to ISSI’s stockholders by, among other things, purportedly failing to take steps to maximize the value of ISSI to ISSI’s stockholders and agreeing to allegedly preclusive deal protection devices in the Merger Agreement. The complaint filed by Kathy Guerra also alleges that the ISSI directors breached their fiduciary duties by allegedly failing to disclose material information to ISSI stockholders. The complaints further generally allege that Parent aided and abetted the ISSI directors in the alleged breaches of their fiduciary duties. The complaints seek, among other things, an order enjoining the defendants from consummating the proposed transaction, or alternatively, in the event that the proposed transaction is consummated, an order rescinding it.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by ISSI and Parent in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by ISSI in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between ISSI, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of ISSI, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of ISSI, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding ISSI, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding ISSI and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into ISSI, with ISSI becoming a direct or indirect, wholly owned subsidiary of Parent; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of ISSI and Merger Sub, and all of the debts, liabilities and duties of ISSI and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

The parties will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub at the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of the Company at the Effective Time (other than as determined by Parent at any time prior to the

Effective Time) will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of ISSI as the Surviving Corporation will be amended to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place no later than the fifth business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “The Merger Agreement— Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger, but subject to satisfaction or waiver, if permitted, of those conditions) or such other time agreed to in writing by Parent, ISSI and Merger Sub.

Merger Consideration

Common Stock

At the Effective Time, each outstanding share of common stock (other than shares owned by (1) Parent, Merger Sub or ISSI, or by any direct or indirect wholly owned subsidiary of Parent, Merger or ISSI; and (2) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Per Share Merger Consideration (which is $19.25 per share, without interest and less any applicable withholding taxes). All shares converted into the right to receive the Per Share Merger Consideration will automatically be cancelled at the Effective Time.

Treatment of Equity-Based Awards

Treatment of Stock Options

As of April 20, 2015, there were 3,548,840 outstanding stock options with an exercise price less than $19.25 per share, of which 1,426,890 were held by our directors and executive officers. As of the Effective Time, each outstanding vested Company Option will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes) equal to the product of (1) the total number of outstanding shares of common stock subject to such vested Company Option immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the exercise price per share of common stock underlying such vested Company Option. At the Effective Time, each outstanding unvested Company Option will be converted into the right to receive an amount in cash equal to the product of (1) the total number of outstanding shares of common stock subject to such unvested Company Option immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the exercise price per share of common stock underlying such unvested Company Option, which will be paid (subject to any applicable withholding or other taxes) subject to the same vesting restrictions and continued service requirements as applied to the unvested Company Option immediately prior to the Effective Time. Each Company Option with an exercise price per share equal to or greater than $19.25 per share will be cancelled without consideration.

Treatment of Stock Appreciation Rights

As of April 20, 2015, there were 1,370,940 outstanding Company SARs with a base price less than $19.25 per share, of which 564,000 were held by our directors and executive officers. As of the Effective Time, each outstanding vested Company SAR will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes) equal to the product of (1) the total number of outstanding shares of common stock subject to such vested Company SAR immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the per share base price of such vested Company SAR. At the Effective Time, each outstanding unvested Company SAR will be converted into the right to receive an amount in cash equal to the product of (1) the total number of outstanding shares of common stock subject to such unvested Company SAR immediately prior to the Effective Time; and (2) the amount, if any, by which $19.25 exceeds the per share base price of the unvested Company SAR, which will be paid (subject to any applicable withholding or other taxes) subject to the same vesting restrictions and continued service requirements as applied to the unvested Company SAR immediately prior to the Effective Time. Each Company SAR with a per share base price equal to or greater than $19.25 per share will be cancelled without consideration.

Treatment of Restricted Stock Units

As of April 20, 2015, there were 380,934 outstanding Company RSUs, of which 235,645 were held by our directors and executive officers. Each outstanding Company RSU that vests and becomes settleable as of the Effective Time will be cancelled and the holder thereof will receive an amount in cash (without interest and subject to any applicable withholding or other taxes) equal to the product of (1) the total number of shares of common stock subject to such award of Company RSUs immediately prior to the Effective Time; and (2) $19.25. Each outstanding unvested Company RSU will be converted into the right to receive an amount in cash equal to the product of (1) the total number of outstanding shares of common stock subject to such unvested Company RSU immediately prior to the Effective Time; and (2) $19.25, which will be paid (subject to any applicable withholding or other taxes) subject to the same vesting restrictions and continued service requirements as applied to the unvested Company RSU immediately prior to the Effective Time.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

The ESPP terminated pursuant to its terms on February 2, 2015. In the absence of stockholder approval to extend the ESPP, which will not be obtained as a result of the Merger, the offering period ongoing as of the date of the Merger Agreement will be cancelled prior to the Effective Time without consideration and all amounts withheld by ISSI will be returned to participants without interest prior to the Effective Time.

Exchange and Payment Procedures

Prior to the closing of the Merger, Parent will designate a bank or trust company, which we refer to as the “payment agent,” to make payments of the Merger Consideration to stockholders. At or immediately following the Effective Time, Parent will deposit or cause to be deposited with the payment agent cash sufficient to pay the aggregate Merger Consideration to stockholders.

Promptly following the Effective Time, the payment agent will send to each holder of record of shares of common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for their portion of the Merger Consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of common stock; and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive their portion of the Merger Consideration in exchange therefor. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the payment agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Merger Consideration. Any cash deposited with the payment agent that remains unclaimed two years following the Effective Time (or such earlier date as is immediately prior to the time at which such amounts would otherwise become property of a Governmental Authority) will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Merger Consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by Parent or the payment agent, deliver a bond in such amount as Parent or the payment agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties of ISSI, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by ISSI are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to ISSI, any change, effect, event or development, individually or in the aggregate, and taken together with all other changes, that has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of ISSI and its Subsidiaries, taken as a whole; provided, however, that no change (by itself or when aggregated or taken together with any and all other changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

•	general economic or political conditions in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions in the industries in which ISSI or any of its subsidiaries conduct business;

•	political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	changes in Law or other legal or regulatory conditions (or the interpretation thereof by a governmental authority) or changes in GAAP or other accounting standards (or the interpretation thereof by a governmental authority);

•	the announcement of the Merger Agreement or the pendency of the transactions contemplated thereby, including (A) the identity of Parent or any sponsor, (B) the loss or departure of officers or other employees of ISSI or any of its subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in ISSI’s relationships with any of its customers, suppliers, distributors or other business partners, each of subclauses (A) through (D) solely to the extent resulting from such announcement or pendency;

•	any actions taken by ISSI at the express written request of Parent;

•	changes in ISSI’s stock price or the trading volume of ISSI’s stock, in and of itself, or any failure by ISSI to meet any public estimates or expectations of ISSI’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by ISSI to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

•	any legal proceedings made or brought by any of the current or former stockholders of ISSI (on their own behalf or on behalf of ISSI) against ISSI for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, if any of the first six items described in the above bullet points has a materially disproportionate adverse effect on ISSI relative to other companies of a similar size operating in the industries in which ISSI and its subsidiaries conduct business, they shall not be per se excluded from a determination of whether a Company Material Adverse Effect has occurred.

In the Merger Agreement, ISSI has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to ISSI and its subsidiaries;

•	ISSI’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to ISSI or its subsidiaries or the resulting creation of any lien upon ISSI’s assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of ISSI and its subsidiaries;

•	the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of ISSI’s securities;

•	the accuracy and required filings of ISSI’s and its subsidiaries’ SEC filings and financial statements;

•	ISSI’s disclosure controls and procedures;

•	ISSI’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of ISSI and its subsidiaries in the ordinary course consistent with past practice and the absence of a Company Material Adverse Effect, in each case since December 31, 2014;

•	the existence and enforceability of specified categories of ISSI’s material contracts, and any notices with respect to violation or breach of or default thereunder or intention to terminate or modify those material contracts;

•	ISSI’s contracts with governmental authorities;

•	real property owned, leased or subleased by ISSI and its subsidiaries;

•	personal property of ISSI;

•	trademarks, patents, copyrights and other intellectual property matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	ISSI’s compliance with laws and possession of necessary permits;

•	compliance with the anti-bribery laws;

•	environmental matters;

•	legal proceedings and orders;

•	insurance matters;

•	absence of any transactions, relations or understandings between ISSI or any of its subsidiaries and any affiliate or related person;

•	payment of fees to brokers in connection with the Merger Agreement;

•	the rendering of Oppenheimer’s fairness opinion to the Board of Directors;

•	ISSI’s major customers and suppliers;

•	ISSI’s indebtedness; and

•	the inapplicability of anti-takeover statutes to the Merger.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to ISSI that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub and availability of these documents;

•	Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the absence of any conflict, violation or material alteration of any organizational documents, or applicable laws due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation;

•	ownership of ISSI capital stock by Parent and Merger Sub;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•	accuracy of information supplied by Parent and Merger Sub for inclusion in this proxy statement; and

•	reliance upon Parent and Merger Sub’s independent investigation of ISSI’s business, operations and financial condition.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as (1) expressly contemplated by the Merger Agreement; (2) as disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the Effective Time, ISSI will, and will cause each of its subsidiaries to:

•	subject to the restrictions and exceptions in the Merger Agreement, carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to signing the Merger Agreement; and

•	use its commercially reasonable efforts, consistent with past practices and policies, to (1) preserve intact its business and operations, (2) keep available the services of its directors, officers and employees and (3) preserve its current relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

In addition, ISSI has also agreed that, except as (1) expressly contemplated by the Merger Agreement; (2) disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed) , during the period of time between the date of the signing of the Merger Agreement and the Effective Time, ISSI will not, and will cause each of its subsidiaries not to, among other things:

•	amend the organizational documents of ISSI or any of its subsidiaries;

•	issue, sell, deliver or agree to commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of ISSI or any of its subsidiaries, except for the issuance and sale of shares of ISSI’s common stock pursuant to awards outstanding prior to the date of the Merger Agreement or, subject to certain restrictions, under the Company ESPP issuable in accordance with the terms of the Company ESPP as of the date of the Merger Agreement, and certain other issuances to newly hired employees of ISSI, not to exceed a certain aggregate number in any two month period;

•	acquire or redeem, directly or indirectly, or amend any securities of ISSI or its subsidiaries;

•	other than cash dividends made by a subsidiary of ISSI to ISSI or another of ISSI’s subsidiaries, (1) split, combine or reclassify any shares of ISSI’s capital stock, (2) declare, set aside or pay any dividend or other distribution, or (3) make any other actual, constructive or deemed distribution in respect of shares of ISSI’s capital stock;

•	liquidate, dissolve or reorganize, or adopt a plan to do so;

•	convene any meeting of ISSI stockholders;

•	incur, assume or suffer certain types of indebtedness or issue any debt securities;

•	increase the compensation payable or benefits or other similar arrangements provided to any director, officer, employee, consultant or independent contractor of ISSI or its subsidiaries who received or is expected to receive aggregate annual compensation of $100,000 or more;

•	enter into, adopt, amend or terminate any agreement, plan or other arrangement for the compensation, benefit or welfare of any director, officer, employee or independent contractor, except in connection with hiring or promotion of non-officer employees who have an aggregate annual compensation that is not in excess of $100,000, in the ordinary course of business consistent with past practice;

•	hire any new employee or independent contractor, except for hiring or promotion of non-officer employees with aggregate annual compensation that is $200,000 or less, in the ordinary course of business consistent with past practice;

•	settle litigation involving ISSI involving individually more than $500,000 or in the aggregate more than $2,000,000;

•	change accounting principles or practices;

•	change tax elections, settle any tax claims or fail to pay material taxes as they become due and payable;

•	acquire by merger, consolidation or acquisition of stock or assets, any other person or entity or any equity interest therein in excess of $1,000,000 individually or $2,000,000 in the aggregate;

•	dispose of any material properties or material assets of ISSI or its subsidiaries;

•	establish or engage in the conduct of any new line of business material to ISSI;

•	incur any new capital expenditures which involve the purchase of real property, that arise as a result of new commitments and are in excess of $3,000,000 in the aggregate or arise as a result of existing commitments but have not yet been incurred (as of the execution of the Merger Agreement) and are in excess of $3,000,000;

•	other than in the ordinary course of business, enter into or renew material contracts (or amend the terms of any material contract);

•	enter into any contract which by its terms limits the ability of ISSI to conduct activities in any geographic area, line of business, or with any person;

•	other than pursuant to standard license arrangements, grant any person any license or sublicense, or assign or transfer or any material intellectual property;

•	terminate or let lapse any material insurance policies; or

•	enter into agreements to do any of the foregoing.

Alternative Acquisition Proposals

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, ISSI has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

•	solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an acquisition proposal (as defined below);

•	furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to ISSI or any of its subsidiaries, or afford to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Parent or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an acquisition proposal (as defined below) or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal (as defined below);

•	participate or engage in discussions or negotiations with any person with respect to an acquisition proposal (as defined below); or

•	enter into any letter of intent, memorandum of understanding or other contract relating to an acquisition proposal or acquisition transaction (each as defined below), other than certain permitted confidentiality agreements.

Notwithstanding the restriction described above, prior to the adoption of the Merger Agreement by ISSI’s stockholders, if ISSI receives from any person a bona fide, written and unsolicited acquisition proposal not involving a breach of the Merger Agreement, then ISSI may provide information to, and engage or participate in negotiations or substantive discussions with, such person regarding an acquisition proposal if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal; provided that (1) the

Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, (2) ISSI already has entered into, or enters into, an acceptable confidentiality agreement with such third party, (3) ISSI notifies Parent of the identity of such person and provides Parent all terms and conditions of such acquisition proposal (and if in written form, a copy thereof), and (4) if ISSI furnishes non-public information to the third party which Parent has not yet received, it will furnish such information to Parent contemporaneously.

For purposes of this proxy statement and the Merger Agreement:

“Acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent or Merger Sub) to engage in, or that otherwise could reasonably be expected to lead to, an acquisition transaction.

“Acquisition transaction” means any transaction or series of related transactions (other than the Merger) involving:

(1) any direct or indirect purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from ISSI and/or any other person(s), of shares of ISSI capital stock representing more than 20% of the shares of ISSI capital stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning more than 20% of the shares of ISSI capital stock outstanding after giving effect to the consummation of such tender or exchange offer;

(2) any direct or indirect purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than 20% of the consolidated assets of ISSI and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition);

(3) any merger, consolidation, business combination or other similar transaction involving ISSI pursuant to which any person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than ISSI stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of ISSI capital stock representing more than 20% of the shares of ISSI capital stock outstanding after giving effect to the consummation of such transaction;

(4) a liquidation, dissolution or other winding up of ISSI; or

(5) any combination of (1) – (4).

“Superior proposal” means any bona fide written acquisition proposal for an acquisition transaction on terms that the Board of Directors shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such acquisition proposal and the likelihood of consummation of such acquisition transaction, would be more favorable from a financial point of view to ISSI’s stockholders (in their capacity as such) than the Merger, after taking into account any changes to the terms of the Merger Agreement offered by Parent in response to such acquisition proposal; provided, however, that for purposes of the reference to an “acquisition proposal” in this definition of a “superior proposal,” all references to “more than twenty percent (20%)” in the definition of “acquisition transaction” shall be deemed to be references to “a majority.”

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a company board recommendation change except as described below.

Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may not (with any action described in the following being referred to as a “company board recommendation change”):

•	withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, the company board recommendation;

•	approve, endorse or recommend an acquisition proposal; or

•	fail to recommend against acceptance of any tender offer or exchange offer for shares of ISSI capital stock within ten business days after the commencement of such offer.

The Board of Directors may only effect a company board recommendation change for an intervening event if the Board of Directors determines (after consultation with its outside legal counsel) that the failure to effect a company board recommendation change in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties, and:

•	ISSI has provided prior written notice to Parent, which notice will include the reason (in reasonable detail) for such company board recommendation change; and

•	if requested by Parent, ISSI has, during the period beginning on the date of delivery of written notice of an intervening event and ending on the fourth day following such delivery date, made its representatives available to discuss the intervening event with Parent’s representatives and negotiated with Parent in good faith (to the extent that Parent desires to so negotiate) to make modifications to the terms and conditions of the Merger Agreement so that the Board of Directors (or a committee thereof) no longer determines that the failure to make a company board recommendation change in response to such intervening event would be inconsistent with its fiduciary obligations pursuant to applicable law.

In addition, the Board of Directors may only effect a company board recommendation change in response to a bona fide acquisition proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal if:

•	the bona fide written acquisition proposal was not solicited in violation of ISSI’s non-solicitation obligations under the Merger Agreement;

•	the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to enter into a definitive agreement relating to such superior proposal would reasonably be expected to be inconsistent with its fiduciary duties;

•	ISSI has provided prior written notice to Parent of the superior proposal, which notice will include the identity of the person making such superior proposal and a copy of the then-current forms of all the relevant proposed transaction documents related thereto, including definitive agreements (including financing agreements, if any), and has provided new written notice to Parent with respect to any amendment to the material terms of such superior proposal;

•	if requested by Parent, ISSI has made its representatives available to discuss with Parent’s representatives any proposed modifications to the terms and conditions of the Merger Agreement during the period beginning as soon as practicable on the day of delivery by ISSI to Parent of the superior proposal notice or superior proposal amendment notice, as applicable, and ending at 5:00 p.m. Pacific time on, in the case of a superior proposal notice, the fourth day following the day of such delivery or, in the case of a superior proposal amendment notice, the second day following the day of such delivery;

•	ISSI has, during the two day or four day notice period described above, as applicable, negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal would cease to constitute a superior proposal; and

•	prior to effecting such company board recommendation change or termination, ISSI and its representatives, during the two day or four day notice period described above, as applicable, has negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal would cease to constitute a superior proposal.

For purposes of this proxy statement and the Merger Agreement, an “intervening event” means an event or circumstance that was not known or reasonably foreseeable to the Board of Directors on the date of the Merger Agreement, which event or circumstance becomes known to the Board of Directors prior to the receipt of the requisite stockholder approval.

Employee Benefits

Parent has agreed to cause the surviving corporation to honor the terms of ISSI’s benefit plans. For a period of one year following the Effective Time, all employees of ISSI who remain employed following the Merger, which we refer to as “continuing employees,” will be provided employee benefits (other than pension, deferred compensation, equity-based benefits, severance benefits, post-termination health, medical, or other welfare or life insurance benefits and individual employment agreements) that are, taken as a whole, no less favorable in the aggregate to such compensation, benefits, and severance payments (other than pension, deferred compensation, equity-based benefits, severance benefits, post-termination health, medical, or other welfare or life insurance benefits and individual employment agreements) in effect at ISSI immediately prior to the Effective Time. In each case, base salary, cash bonus opportunity or regular wages will not be decreased for a period of one year following the Effective Time for any continuing employees.

Parent and the surviving corporation have agreed to grant any continuing employee credit under employee benefit plans and programs in which continuing employees participate after the Merger for all service with ISSI prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement). However, such service need not be credited to the extent that it would result in duplication of coverage or benefits.

Efforts to Close the Merger

Under the Merger Agreement, Parent, Merger Sub and ISSI agreed to use reasonable best efforts to take all actions and assist and cooperate with the other parties, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Merger.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) (1) honor and fulfill in all respects the obligations of ISSI and its subsidiaries under any and all indemnification agreements between ISSI or any of its subsidiaries, on the one hand, and the current or former directors or officers of ISSI or ISSI’s subsidiaries, on the other hand (including any person that becomes a director or officer of ISSI or its subsidiaries prior to the Effective Time and executes an indemnification agreement on terms at least as favorable as those set forth in ISSI’s current indemnification agreement), (2) honor and fulfill in all respects the obligations of ISSI and its subsidiaries under any indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws (or similar organizational documents) and (3) include in the certificates of incorporation and bylaws (and similar organizational documents) of ISSI and its subsidiaries provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as those set forth in ISSI’s current certificate of incorporation and bylaws, for a period of six years from the Effective Time.

In addition, the Merger Agreement provides that, during the six year period commencing at the Effective Time, the Surviving Corporation will (and Parent must cause the Surviving Corporation to) indemnify and hold harmless each current or former director or officer of ISSI or ISSI’s subsidiaries, to the fullest extent permitted by law, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director or officer of ISSI or ISSI’s subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (2) any of the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that the Surviving Corporation will (and Parent must cause the Surviving Corporation to) pay all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

In addition, without limiting the foregoing, the Merger Agreement requires Parent to cause the Surviving Corporation to maintain, on terms no less advantageous to the indemnified parties, ISSI’s directors’ and officers’ insurance policies for a period of at least six years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 300% of the aggregate annual premiums currently paid by ISSI, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to such amount.

For more information, please refer to the section of this proxy statement captioned “The Merger — Interests of ISSI’s Directors and Executive Officers in the Merger.”

Other Covenants

Stockholders Meeting

ISSI has agreed to take all necessary action (in accordance with applicable law and ISSI’s organizational documents) to establish a record date for, call, give notice of, convene and hold a Special Meeting of the stockholders as promptly as reasonably practicable after the date of the Merger Agreement for the purpose of voting upon the adoption of the Merger Agreement and approval of the Merger.

Stockholder Litigation

ISSI will (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep Parent reasonably informed with respect to the status thereof; (3) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) consult with Parent with respect to the defense, settlement or prosecution of any such litigation. ISSI may not compromise, settle or come to an arrangement regarding any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and ISSI, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the (1) expiration or termination of the applicable waiting period under the HSR Act, if applicable; (2) approval by the relevant PRC governmental authorities; and (3) approval by the relevant governmental authorities in Taiwan; and

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority in the U.S., the PRC or Taiwan.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•	the representations and warranties of ISSI relating to the absence of a material adverse effect being true and correct in all respects as of the date of the Merger Agreement and being true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date (which representations shall be true and correct in all respects as of such particular date)

•	the representations and warranties of ISSI relating to organization and standing, authorization and enforceability, required stockholder approvals, brokers, indebtedness and state anti-takeover statutes being true and correct in all material respects as of the date of the Merger Agreement and being true and correct in all material respects on and as of the closing date with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date (which representations shall be true and correct in all respects as of such particular date);

•	the representations and warranties of ISSI relating to ISSI’s capitalization being true and correct in all respects as of the date of the Merger Agreement and being true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date, except (1) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and (2) in each case for any inaccuracies that would not, individually or in the aggregate, increase the aggregate Merger Consideration payable in the Merger by more than approximately $3.3 million;

•	the other representations and warranties of ISSI set forth elsewhere in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and being true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (1) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

•	ISSI having performed and complied in all material respects with all agreements, covenants and other obligations required by the Merger Agreement to be performed or complied with by ISSI at or prior to the closing date;

•	the receipt by Parent and Merger Sub of a certificate of ISSI, validly executed for and on behalf of ISSI and in its name by the chief executive officer and the chief financial officer thereof, certifying that the conditions described in the preceding five paragraphs have been satisfied.

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect that is continuing; and

•	approval or clearance of the Merger by CFIUS.

In addition, the obligation of ISSI to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all respects as of such particular date), and except for any failure to be so true and correct would not, individually or in the aggregate, prevent the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under the Merger Agreement;

•	Parent and Merger Sub having performed and complied in all material respects with all agreements, covenants and obligations required by the Merger Agreement be performed and complied with by Parent or Merger Sub at or prior to the closing date; and

•	the receipt by ISSI of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of ISSI and Parent;

•	by either ISSI or Parent if:

•	the Effective Time shall not have occurred on or before September 12, 2015 or, if both parties agree, a date that is up to nine months after the date of the Merger Agreement, which we refer to as the “termination date”, provided that such agreement is not required if such extension is being requested in order to obtain regulatory approval in Taiwan (except that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to perform or comply with its obligations under the Merger Agreement has been the primary cause or primarily resulted in the failure of the closing of the Merger to have occurred on or before such date);

•	ISSI’s stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof;

•	any applicable law or order of a governmental authority in the U.S., Taiwan or the PRC makes the Merger illegal permanently in the U.S., Taiwan or the PRC or which has the effect of permanently prohibiting the consummation of the Merger in the U.S., Taiwan or the PRC and such order has become final and nonappealable; or

•	Parent has identified a bona fide, unaffiliated third party acquiror for the sale of the Taiwanese subsidiaries of ISSI, has entered into a written agreement with such acquiror setting forth all material terms required to consummate such acquisition, has submitted its proposal to do so to the governmental authorities of Taiwan, and the Taiwanese government has delivered a Taiwan Rejection Notice.

•	by ISSI if:

•	Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 20 business days following Parent’s receipt of written notice by ISSI of such breach;

•

in the event that all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), but Parent and Merger Sub have failed to consummate the Merger, and ISSI has irrevocably notified Parent in writing that all of the conditions to closing have been satisfied and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or that it is willing to waive any unsatisfied conditions, and Parent and Merger Sub fail to consummate the Merger on the expiration of three business days after the date the closing should have occurred; or

•	prior to the adoption of the Merger Agreement by stockholders and so long as ISSI is not then in material breach of its obligations related to acquisition proposals and superior proposals, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement, subject to ISSI paying to Parent a termination fee of $19,168,150; and

•	by Parent if:

•	ISSI has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or 20 business days following ISSI’s receipt of written notice by Parent of such breach; or

•	prior to the adoption of the Merger Agreement by the stockholders, if (1) the Board of Directors shall have effected a company board recommendation change, (2) the Board of Directors has failed to publicly reconfirm the board recommendation within the ten business day period following the date on which ISSI receives written request from Parent to do so, or (3) an acquisition proposal is commenced by a person unaffiliated with Parent and ISSI has not, within the ten business day period after public announcement of such acquisition proposal, filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that ISSI reject such acquisition proposal (except that such right to terminate will expire on the 10th business day following the first date when Parent had actual knowledge that it would have been entitled to so terminate the Merger Agreement).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Subject to the limits specified in the Merger Agreement, termination of the Merger Agreement shall not relieve any party from any liability for willful breach, except further that in no event will Parent or Merger Sub have any liability for, or be required to pay, damages in excess of the termination fee of $19,168,150, and in no event shall the Company be entitled to payment of both the termination fee of $19,168,150 and damages. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Parent and ISSI, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Termination Fee Payable by ISSI

If the Merger Agreement is terminated in specified circumstances, ISSI has agreed to pay Parent a termination fee of $19,168,150 (the “ISSI Termination Fee”).

Parent will be entitled to receive the ISSI Termination Fee from ISSI if the Merger Agreement is terminated:

•

by Parent or ISSI in the event that (1) (x) the Merger has not been consummated by the termination date (y) the stockholders failed to adopt the Merger Agreement or (z) ISSI breaches its covenants such that the applicable closing condition regarding performance of covenants would not be satisfied

(2) prior to any such termination of the Merger Agreement an offer or proposal for a competing acquisition transaction was publicly announced and not withdrawn and (3) ISSI, within 12 months of any such termination, consummates any competing acquisition transaction proposal or enters into an acquisition proposal which is subsequently consummated (whether or not such consummation occurs within such 12 month period);

•	by ISSI in order to enter into a definitive agreement to consummate a superior proposal that was not solicited in violation of the terms of the Merger Agreement and ISSI gave Parent the proper notice and ability to negotiate revisions of the terms of the Merger Agreement in order to cause the proposal to cease to be a superior proposal;

•	by Parent in the event that (1) the Board of Directors shall have effected a company board recommendation change, (2) the Board of Directors has failed to publicly reconfirm the board recommendation within the ten business day period following the date on which ISSI receives written request from Parent to do so, or (3) an acquisition proposal is commenced by a person unaffiliated with Parent and ISSI has not, within the ten business day period after public announcement of such acquisition proposal, filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that ISSI reject such acquisition proposal; or

•	by ISSI, in order to enter into a definitive agreement with respect to a superior proposal.

ISSI has deposited the ISSI Termination Fee in cash in an account in the United States with Wells Fargo Bank, National Association (the “Wells Fargo Account”) as collateral and security for the payment of the ISSI termination fee. The escrow funds will be held and released by the escrow agent subject to the terms of the escrow agreement, dated March 25, 2015, by and among Parent, ISSI and Wells Fargo Bank, National Association, as escrow agent.

Termination Fee Payable by Parent

If the Merger Agreement is terminated in specified circumstances, Parent has agreed to pay ISSI a reverse termination fee of either $19,168,150 or $9,584,075.

ISSI will be entitled to receive the larger reverse termination fee of $19,168,150 from Parent if the Merger Agreement is terminated:

•	by ISSI or Parent as a result of the Merger not being consummate by the termination date, provided such failure to consummate is the result of (1) the failure to obtain regulatory approval in the PRC or Taiwan or (2) the PRC or Taiwan rendering the Merger illegal or prohibited, or otherwise enjoining or otherwise prohibiting the consummation of the Merger;

•	by ISSI (1) if all of the applicable conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) (2) ISSI has irrevocably notified Parent in writing that the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or it is prepared to waive unsatisfied conditions and is ready, willing and able to consummate the Merger and (3) Parent and Merger Sub fail to consummate the Merger within three business days of such notice.

ISSI will be entitled to receive the smaller reverse termination fee of $9,584,075 from Parent in the event:

•	Parent has found a third party acquiror for the sale of the Taiwanese subsidiaries of ISSI as may be necessary to obtain Taiwanese regulatory approval to the consummation of the Merger;

•	Parent and such third party acquiror have entered into a written agreement setting forth all material terms required to consummate such acquisition;

•	Parent has submitted its proposal to consummate such sale to the governmental authorities of Taiwan;

•	the Taiwanese government has delivered a Taiwan Rejection Notice; and

•	either Parent or ISSI terminates the Merger Agreement as a result of the delivery of such notice.

Parent has deposited an aggregate amount necessary to pay these termination fees into two separate escrow accounts. The first account contains $11,381,090, denominated in RMB, and is located in the PRC and held by Deutsche Bank (China) Co., Ltd. Shanghai Branch. The second escrow contains $7,790,000, denominated in U.S. Dollars, and is located in the PRC and held by China Merchants Bank. These escrow funds will be held and released by such escrow agents subject to the terms of: (1) that certain escrow agreement, dated March 12, 2015, by and among Parent, a wholly owned PRC subsidiary of ISSI and Deutsche Bank (China) Co., Ltd. Shanghai Branch, as escrow agent, and (2) that certain escrow agreement, dated March 12, 2015, by and among an affiliate of Summitview, ISSI and China Merchants Bank, as escrow agent. In the event the $9,584,075 fee is payable, such fee shall be paid in a combination of RMB and U.S. Dollars proportional to the amounts of such currencies deposited into the escrow accounts.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, subject to the immediately following paragraph, the non-breaching party will be entitled to an injunction, specific performance or other equitable relief to enforce specifically the terms and provisions of the Merger Agreement.

Notwithstanding the foregoing, ISSI will be entitled to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to cause the equity financing to be funded (and to exercise its third party beneficiary rights under the equity commitment letters) and to consummate the Merger only in the event that (1) all conditions to Parent’s and Merger Sub’s obligations to close the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction of those conditions at the closing), (2) the debt financing has been funded or would be funded if the equity financing is funded at the closing, (3) Parent and Merger Sub have failed to consummate the Merger prior to the time the closing was required pursuant to the Merger Agreement, and (4) ISSI has irrevocably confirmed in writing to Parent that if specific performance is granted and the equity financing and debt financing are funded, then closing will occur.

Although ISSI may pursue both a grant of specific performance and the payment of the termination fee by Parent, ISSI will not be permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under the Merger Agreement following the payment by Parent of the termination fee.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, ISSI, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement by stockholders. However, after adoption of the Merger Agreement by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

MARKET PRICES AND DIVIDEND DATA

ISSI common stock is listed on NASDAQ under the symbol “ISSI.” As of April 20, 2015, there were 31,745,884 shares of common stock outstanding, held by approximately 90 stockholders of record. Since August 15, 2014, ISSI has paid quarterly cash dividends on its common stock; the most recent such dividend of $0.06 per share was paid on February 20, 2015.

The following table presents the high and low intra-day sale prices of ISSI common stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Prices
	High	Low
Fiscal Year Ended September 30, 2015 — Quarter Ended
December 31, 2014	$17.00	$11.03
March 31, 2015	18.89	15.33
June 30, 2015 (through April 22, 2015)	18.67	17.76
Fiscal Year Ended September 30, 2014 — Quarter Ended
December 31, 2013	$12.43	$10.52
March 31, 2014	15.60	10.80
June 30, 2014	15.95	12.78
September 30, 2014	15.80	13.62
Fiscal Year Ended September 30, 2013 — Quarter Ended
December 31, 2012	$9.73	$8.18
March 31, 2013	9.92	8.33
June 30, 2013	11.31	8.31
September 30, 2013	11.99	9.99
Fiscal Year Ended September 30, 2012 — Quarter Ended
December 31, 2011	$9.79	$6.81
March 31, 2012	11.40	9.03
June 30, 2012	11.50	8.83
September 30, 2012	10.49	8.75

On April 22, 2015, the latest practicable trading day before the printing of this proxy statement, the closing price for ISSI common stock on NASDAQ was $18.40 per share. You are encouraged to obtain current market quotations for ISSI common stock.

Following the Merger, there will be no further market for ISSI common stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of ISSI common stock, as of April 20, 2015, of each person or entity who we know to beneficially own 5% or more of the outstanding shares of common stock and all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable, or exercisable within 60 days of April 20, 2015, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Integrated Silicon Solution, Inc., 1623 Buckeye Drive, Milpitas, CA 95035.

The percentages in the table below are based on 31,745,884 shares of common stock outstanding as of April 20, 2015. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name and Address of 5% Beneficial Owners, Directors and Officers	Number of Shares	Percent of Total
Starboard Value LP(1) 777 Third Avenue, 18th Floor New York, NY 10017	3,074,150	9.7
Royce and Associates, LLC(2) 745 Fifth Avenue New York, NY 10151	2,494,020	7.9
Donald Smith & Co., Inc.(3) 152 West 57th Street, 22nd Floor New York, NY 10019	2,027,733	6.4
Dimensional Fund Advisors LP(4) 6300 Bee Cave Road Building One Austin, TX 78746	1,984,036	6.2
BlackRock Fund Advisors(5) 400 Howard Street San Francisco, CA 94105	1,681,252	5.3
Jimmy S.M. Lee (6)	340,098	1.1
Scott Howarth (7)	236,740	*
John M. Cobb (8)	203,436	*
Kong Yeu Han (9)	363,499	1.1
James Han (10)	349,879	1.1
Paul Chien (11)	27,500	*
Jonathan Khazam (12)	41,000	*
Keith McDonald (13)	34,500	*
Stephen Pletcher (14)	25,923	*
Bruce A. Wooley (15)	37,000	*
John Zimmerman (16)	22,500	*
All directors and officers as a group (11 persons) (17)	1,682,075	5.1

(1)	Based on a Schedule 13D filed with the SEC on April 14, 2015.
(2)	Based on a Schedule 13F filed with the SEC on February 9, 2015.

(3)	Based on a Schedule 13F filed with the SEC on February 3, 2015.
(4)	Based on a Schedule 13F filed with the SEC on February 6, 2015.
(5)	Based on Schedule 13Fs filed with the SEC on February 9, 2015. Includes shares reported by BlackRock Fund Advisors and BlackRock Institutional Trust Company, N.A.
(6)	Includes 222,918 shares issuable upon exercise of options held by Mr. Lee that are exercisable within sixty (60) days of April 20, 2015.
(7)	Includes 152,500 shares issuable upon exercise of options held by Mr. Howarth that are exercisable within sixty (60) days of April 20, 2015.
(8)	Includes 148,958 shares issuable upon exercise of options held by Mr. Cobb that are exercisable within sixty (60) days of April 20, 2015.
(9)	Includes 336,666 shares issuable upon exercise of options held by Mr. Kong Yeu Han that are exercisable within sixty (60) days of April 20, 2015.
(10)	Includes 293,799 shares issuable upon exercise of options held by Mr. James Han that are exercisable within sixty (60) days of April 20, 2015.
(11)	Includes 27,500 shares issuable upon exercise of options held by Mr. Chien that are exercisable within sixty (60) days of April 20, 2015.
(12)	Includes 31,000 shares issuable upon exercise of options held by Mr. Khazam that are exercisable within sixty (60) days of April 20, 2015.
(13)	Includes 31,000 shares issuable upon exercise of options held by Mr. McDonald that are exercisable within sixty (60) days of April 20, 2015.
(14)	Includes 25,923 shares issuable upon exercise of options held by Mr. Pletcher that are exercisable within sixty (60) days of April 20, 2015.
(15)	Includes 31,000 shares issuable upon the exercise of options held by Mr. Wooley that are exercisable within sixty (60) days of April 20, 2015.
(16)	Includes 22,500 shares issuable upon the exercise of options held by Mr. Zimmerman that are exercisable within sixty (60) days of April 20, 2015.
(17)	Includes 1,323,764 shares issuable upon the exercise of options that are exercisable within sixty (60) days of April 20, 2015. See notes 6 through 16 above.

*	Less than 1%

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, ISSI will have no public stockholders and there will be no public participation in any future meetings of stockholders of ISSI. However, if the Merger is not completed, ISSI stockholders will continue to be entitled to attend and participate in stockholder meetings.

In light of the execution of the Merger Agreement, ISSI does not currently expect to hold an annual meeting of stockholders in 2015.

Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2015, if held, must be received by us at our offices 1623 Buckeye Drive, Milpitas, CA 95035, Attention: Corporate Secretary, no later than the close of business on the 10th day following the date of public disclosure, via a press release or filing with the SEC, of the date of our 2015 annual meeting of stockholders, and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.

Stockholders may only present a matter for consideration at our annual meeting in 2015, if held, if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices not later than the close of business on the 45th day, nor earlier than the close of business on the 75th day, before the one-year anniversary of the date on which ISSI first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice by the stockholder to be timely must be so received no earlier than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made. Our bylaws specify the information with respect to making stockholder proposals that is required to be included in the written notice that must be provided to our Corporate Secretary. Stockholders may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Additionally, a copy of our bylaws is available on our website at www.ISSI.com under “About ISSI — Investor Relations — Corporate Governance.”

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following ISSI filings with the SEC are incorporated by reference:

•	ISSI’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed on December 11, 2015, as amended by ISSI’s Form 10-K/A filed on January 27, 2015;

•	ISSI’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2014; and

•	ISSI’s Current Reports on Form 8-K filed on January 27, 2015, March 12, 2015 and April 22, 2015.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Integrated Silicon Solution, Inc.

Attn: Corporate Secretary

1623 Buckeye Drive

Milpitas, CA 95035

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.ISSI.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Georgeson

480 Washington Blvd

Jersey City, NJ 07310

Toll-Free: (800) 891-3214

MISCELLANEOUS

ISSI has supplied all information relating to ISSI, and Parent has supplied, and ISSI has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 23, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

UPHILL INVESTMENT CO.,

AND

INTEGRATED SILICON SOLUTION, INC.

Dated as of March 12, 2015

-i-

(continued)

-ii-

(continued)

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 12, 2015 by and between Uphill Investment Co., a PRC limited liability company (“Parent”), and Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, promptly following the date hereof, Parent will form (or cause to be formed) a corporation organized under the laws of the State of Delaware as a direct or indirect, wholly-owned Subsidiary of Parent (“Acquisition Sub”) and, promptly following its formation, Acquisition Sub and the parties to this Agreement shall execute an agreement joining Acquisition Sub to this Agreement (the “Joinder”) and Acquisition Sub shall assume all rights and obligations of Acquisition Sub hereunder.

WHEREAS, it is proposed that Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each share of Common Stock, par value $0.001 per share of the Company (the “Company Common Stock”) (other than Cancelled Company Shares and Dissenting Company Shares), will thereupon be cancelled and converted into the right to receive cash in an amount equal to $19.25 (the “Merger Consideration”), and the Company will survive the Merger as a wholly-owned (direct or indirect) subsidiary of Parent, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Company Board has (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and, upon its formation, by Acquisition Sub, respectively, of this Agreement, the performance by Parent and, upon its formation, Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, Parent, a wholly-owned PRC Subsidiary of the Company, and Deutsche Bank (China) Co., Ltd. Shanghai Branch, as escrow agent (the “DB Escrow Agent”), have entered into an escrow agreement (the “DB Escrow Agreement”), pursuant to which Parent has deposited (or has caused to be deposited) the DB Escrow Amount with the DB Escrow Agent as collateral and security for the payment of certain termination fees in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, an affiliate of Summitview Capital (Pujiang) (“Summitview Affiliate”), the Company and China Merchants Bank, as escrow agent (the “CMB Escrow Agent”), have entered into an escrow agreement (the “CMB Escrow Agreement”), pursuant to which Parent has deposited (or has caused to be deposited) the CMB Escrow Amount with the CMB Escrow Agent as collateral and security for the payment of certain termination fees in connection with this Agreement;

WHEREAS, Parent, Acquisition Sub (upon its formation) and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential and use such information only in connection with the evaluation of a negotiated transaction; provided that the provisions thereof are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

“Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent or Acquisition Sub) to engage in, or that otherwise could reasonably be expected to lead to, an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); (iii) any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such transaction; (iv) a liquidation, dissolution or other winding up of the Company; or (v) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California, the State of New York or the PRC or is a day on which banking institutions located in the State of California, New York City or Beijing are authorized or required by Law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014, set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC prior to the date hereof for the quarter ended on such date.

“Company Balance Sheet Date” shall mean December 31, 2014.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company ESPP” shall mean the Company’s 1993 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean (i) all Registered Intellectual Property listed in Section 3.15(a) of the Company Disclosure Letter, and (ii) all other Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, effect, event or development (each a “Change,” and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof by a Governmental Authority) or changes in GAAP or other accounting standards (or the interpretation thereof by a Governmental Authority);

(vii) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including (A) the identity of Parent or any Sponsor, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, each of subclauses (A) through (D) solely to the extent resulting from such announcement or pendency;

(viii) any actions taken by the Company at the express written request of Parent;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent any such Change described in clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies that operate in the industries in which the Company and its Subsidiaries operate.

“Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Product” shall mean any product (including software) currently offered for sale by the Company or any of its Subsidiaries, or currently planned to be offered for sale by the Company or any of its Subsidiaries within the next twelve (12) months after the date hereof.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property owned by, assigned to, filed in the name of, or applied for by the Company or any of its Subsidiaries.

“Company Restricted Stock Unit” shall mean any restricted stock units outstanding under any of the Company Stock Plans.

“Company SAR” means a stock appreciation right in respect of shares of Company Stock outstanding under any of the Company Stock Plans.

“Company Stock Plans” shall mean (A) the Company’s (i) 2007 Incentive Compensation Plan, (ii) Nonstatutory Stock Plan, (iii) 1998 Stock Plan, (iv) 2012 Inducement Option Plan and (B) any other compensatory equity plans or Contracts of the Company.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time.

“Contract” shall mean any contract, subcontract, instrument, warranty, option, note, bond, mortgage, indenture, lease, license, sublicense, sales and purchase order or other legally binding obligation, commitment, agreement, arrangement or understanding, in each case, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice.

“DOL” shall mean the United States Department of Labor.

“Environmental Law” shall mean any applicable Law relating to (i) Releases or threatened Releases or Hazardous Materials; (ii) manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials; or (iii) protection of worker human health and safety with respect to exposures of Hazardous Materials.

“Environmental Permits” shall mean all permits, licenses, or registrations required under applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Export Control Laws” shall mean (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700 – 799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1 – 199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120 – 130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500 – 599) and (ii) all comparable applicable Laws outside the United States in countries in which the Company or one of its Subsidiaries is licensed to do business.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, official and any self-regulatory organization (including Nasdaq) and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Materials” shall mean any chemical, substance or waste defined and regulated by a Governmental Authority as “hazardous,” “toxic,” “radioactive” or a “pollutant” under applicable Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person under currency, interest rate or other swaps, and all hedging and other obligations of such Person under other derivative instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (viii) all Indebtedness of others referred to in clauses (i) through (vii) guaranteed directly or indirectly in any manner by such Person and (ix) all Indebtedness referred to in clauses (i) through (vii) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” shall mean all technology, materials, information, and other intellectual property, regardless of form, including: (i) audiovisual works, collective works, software and other computer programs, tools, APIs, databases and other compilations and collections of data or information, derivative works, literary works, masks, maskworks, GDS files, layouts, topographies and other design features with respect to integrated circuits, IP blocks, cores, libraries, tools, sound recordings, and other published and unpublished works of authorship and copyrightable subject matter and which may also include Inventions and Confidential Information (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements (whether patentable or unpatentable and whether or not reduced to practice), machines, methods, and processes and new uses for any of the preceding items, and which may also include Works of Authorship and Confidential Information (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features, and all goodwill related to any of the foregoing (“Trademarks”); (iv) information that is not generally known or readily ascertainable through proper means, including algorithms, customer lists, ideas, designs, schematics, netlists, RTL coding, design rules, test methodologies, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques and which may also include Works of Authorship and Inventions (“Confidential Information”); (v) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); and (vi) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Intellectual Property in any jurisdiction worldwide, including: (i) rights in, arising out of, or associated with Works of Authorship, including U.S. and non-U.S. copyrights and rights in mask works (including any registrations and applications therefor and whether registered or unregistered); (ii) rights in, arising out of, or associated with Inventions, including all classes and types of utility patents, inventor’s certificates, utility models, and similar rights, and all applications, provisional applications, and registrations therefor (“Patent Rights”); (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act and similar non U.S. laws (“Trademark Rights”); (iv) rights in, arising out of, or associated with Confidential Information, including rights under the Uniform Trade Secrets Act and similar non U.S. laws; and (v) rights with respect to Domain Names, including registrations thereof.

“Intervening Event” shall mean an event or circumstance that was not known or reasonably foreseeable to the Company Board on the date of this Agreement, which event or circumstance becomes known to the Company Board prior to the receipt of the Requisite Stockholder Approval.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of the Company, with respect to any fact or matter in question, shall mean the actual knowledge of (i) any “named executive officer” (within the meaning of Item 402 of Regulation S-K promulgated under the Securities Act) of the Company as of the date of this Agreement and (ii) any individual identified on Schedule 1 of the Company Disclosure Letter, in the case of each of clauses (i) and (ii), after such inquiry as would be usual in the ordinary course of such individual’s position at the Company consistent with past practice.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any action, lawsuit, litigation, arbitration, hearing, or proceeding (including civil, criminal, administrative or appellate proceeding) commenced, brought or conducted or heard by or before or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise required or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“MOFCOM” shall mean the Ministry of Commerce of the PRC or its competent local counterparts.

“Nasdaq” shall mean The Nasdaq Global Market.

“NDRC” shall mean the National Development and Reform Commission of the PRC or its competent local counterparts.

“Open Source Materials” shall mean any software or other technology licensed, distributed, or otherwise made available under any license that meets the Open Software Initiative’s definition of “open source,” available online at http://www.opensource.org/osd.html, such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any version or derivative of any of the foregoing licenses (“Open Source License Terms”).

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation, or writ of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business that are not yet delinquent or that are being contested in good faith and by appropriate proceedings) and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries to the extent required by GAAP; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (v) recorded and unrecorded defects, imperfections or irregularities in title, easements, encumbrances, covenants and rights of way, and other similar restrictions, zoning, building and other similar codes or restrictions, and matters that would be disclosed by a survey of leased or owned real property; (vi) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2014 or the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014; (vii) Liens which do not materially and adversely affect the use, operation or value of the property subject thereto; (viii) statutory, common law or contractual liens of landlords; and (ix) Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Subsidiary” shall mean any Subsidiary of the Company organized under the Laws of the PRC.

“Product Licenses” shall mean (a) rights implied under applicable Law in connection with the Company’s or its Subsidiaries’ sale of Company Products, and (b) non-exclusive rights granted by Company or its Subsidiaries in the ordinary course of business in connection with the Company’s or its Subsidiaries’ sale of Company Products with respect to the sold Company Products.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 (22).

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

“SAFE Circular 7” shall mean Circular 7, issued by SAFE on February 15, 2012, titled “Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company.”

“SAFE Circular 37” shall mean Circular 37, issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special-Purpose Companies.”

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Sponsor” means each Person who has executed and delivered, as of the date hereof, an Equity Commitment Letter.

“Standard Inbound Software Licenses” shall mean a customary, standard-form, non-negotiated license agreements associated with, and permitting use of, generally commercially available software, including on a hosted or SaaS basis.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof; (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of consummation of such Acquisition Transaction, would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Merger, after taking into account any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority.”

“Tax” shall mean any and all U.S. federal, state and local, and non-U.S. taxes, or other taxes of any kind, including taxes based upon or measured by net or gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer , franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Willful Breach” shall mean, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with knowledge (after reasonable inquiry) that such party’s act or failure to act would reasonably be expected to result in or constitute a breach of this Agreement.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Additional Termination Fee	6.17(a)
Agreement	Preamble
Applicable Anti-Corruption Laws	3.20(c)
Arbitration Rules	9.10(a)
Assets	3.14
Bank Letter	4.10(a)
Cancelled Company Shares	2.7(a)(ii)
Capitalization Date	3.6(a)
Centre	9.10(a)
Certificate of Merger	2.2

Term	Section Reference
Certificates	2.8(c)
claim	4.11
Closing	2.3
Closing Date	2.3
CMB Escrow Agent	Recitals
CMB Escrow Agreement	Recitals
CMB Escrow Amount	6.17(c)
Collective Bargaining Agreement	3.18(a)
Commitment Letters	4.10(a)
Company	Preamble
Company Board Recommendation	Recitals
Company Board Recommendation Change	6.5(b)
Company Common Stock	Recitals
Company Escrow Agent	Recitals
Company Escrow Agreement	Recitals
Company Escrow Amount	6.17(a)
Company Disclosure Letter	Article III
Company Related Parties	8.3(b)(iv)
Company SEC Reports	3.8
Company Securities	3.6(e)
Company Stockholder Meeting	6.4(a)
Confidentiality Agreement	9.4
Consent	3.5
Continuing Obligations	2.7(d)(ii)
D&O Insurance	6.10(c)
DB Escrow Agent	Recitals
DB Escrow Agreement	Recitals
DB Escrow Amount	6.17(b)
debt	4.11
Debt Financing	4.10(a)
DGCL	Recitals
Dispute	9.10(a)
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.2
Employee Plans	3.17(a)
Enforceability Limitations	3.2(b)
Equity Award or Equity Awards	3.6(b)(v)
Equity Commitment Letter	4.10(a)
Equity Financing	4.10(a)
ERISA Affiliate	3.17(a)
Exchange Fund	2.8(b)
Financing	4.10(a)
Financing Agreements	6.15(d)
FINSA	3.5(d)
Government Officials	3.20(d)
Grant Date	3.6(d)
Indemnified Persons	6.10(a)
International Employee Plans	3.17(a)
Intervening Event Notice	6.5(c)(ii)(C)
Joinder	Recitals
Joint Notice	3.5(d)

Term	Section Reference
Leased Real Property	3.13(b)
Leases	3.13(b)
Lender	4.10(a)
Major Customer	3.27(a)
Major Supplier	3.27(a)
Material Contract	3.12(a)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Consideration	Recitals
New Plans	6.11(c)
Old Plans	6.11(c)
Owned Real Property	3.13(a)
Parent	Preamble
Payment Agent	2.8(a)
Permits	3.19
PRC Overseas Investment Approvals	4.4(e)
Proxy Statement	3.30
Representatives	5.2(b)
Requisite Stockholder Approval	3.3
Restricted Stock Unit Consideration	2.7(f)(i)
Solvent	4.11
Subsidiary Securities	3.7(c)
Summitview Affiliate	Recitals
Superior Proposal Amendment Notice	6.5(c)(i)(C)
Superior Proposal Notice	6.5(c)(i)(C)
Surviving Corporation	2.1
Taiwan Approvals	4.4(f)
Tax Returns	3.16(a)
Termination Date	8.1(b)(i)
Termination Fee	8.3(b)(i)
Uncertificated Shares	2.8(c)
Unvested Company Option	2.7(d)(ii)
Unvested Company SAR	2.7(e)(ii)
Unvested Option Consideration	2.7(d)(ii)
Unvested Restricted Stock Unit	2.7(f)(ii)
Unvested Restricted Stock Unit Consideration	2.7(f)(ii)
Unvested SAR Consideration	2.7(e)(ii)
Vested Company Option	2.7(d)(i)
Vested Company SAR	2.7(e)(i)
Vested Option Consideration	2.7(d)(i)
Vested Restricted Stock Unit	2.7(f)(i)
Vested SAR Consideration	2.7(e)(i)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) References to any statute or regulation are to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any section of any statute or regulation include any successor to such section except that, for purposes of any representations or warranties in this Agreement that are made as of a specific date, references to any such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) will be deemed to refer to such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) in effect as of such date.

(g) References to any Governmental Authority include any successor to such Governmental Authority.

(h) References to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America, and references to “RMB” are to the currency of the PRC.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(j) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(k) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(l) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to an electronic data room maintained by the Company with Merrill Datasite, or (ii) delivered or provided (including by electronic mail) to Parent or its Affiliates or Representatives, in each case by 5 p.m. in New York City on the second calendar day prior to the execution and delivery of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the

DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing.

(a) The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Morrison & Foerster LLP, San Francisco, California, on a date and at a time to be agreed upon by Parent, Acquisition Sub and the Company, which date shall be no later than the fifth (5th) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 6.10(a)); provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Integrated Silicon Solution, Inc.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 6.10(a)).

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation (other than as set forth in Schedule 2.6, as such Schedule may be updated by Parent at any time prior to the Effective Time), each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Merger Consideration, without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent or Acquisition Sub or by any direct or indirect Subsidiary of the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Acquisition Sub. Each share of common stock of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock but excluding, for the avoidance of doubt, the granting or other issuance of Company Options, Company SARs or Company Restricted Stock Units in the ordinary course of business), reclassification, recapitalization, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Company Stockholder who holds Dissenting Company Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to consult with the Company concerning and to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Options. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Options, each Company Option that remains outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Each Company Option that is outstanding and vested as of the Effective Time (including a Company Option that vests by its terms at the Effective Time) (a “Vested Company Option”) shall be cancelled and terminated as of the Effective Time and the holder thereof shall receive, subject to Section 2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock subject to such Vested Company Option immediately prior to the Effective Time, by (y) the Merger Consideration less the per share exercise price of such Vested Company Option (the “Vested Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). The Company shall pay to each holder of Vested Company Options the Vested Option Consideration, if any, described in the immediately preceding sentence (through the Company’s or a Company Subsidiary’s payroll system, or the Company’s or a Company Subsidiary’s equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first (1st) regularly scheduled payroll after the Closing or (B) if such first (1st) payroll is scheduled for payment prior to the tenth (10th) Business Day after the Closing, the second (2nd) regularly scheduled payroll after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding.

(ii) Each Company Option that is outstanding and unvested as of the Effective Time and not described in Section 2.7(d)(i) (an “Unvested Company Option”) shall be converted into the right to receive, subject to Section 2.8(e), an amount of cash determined by multiplying (x) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time, by (y) the Merger Consideration less the per share exercise price of such Unvested Company Option (the “Unvested Option Consideration”). The Unvested Option Consideration will be subject to the same vesting restrictions and continued service requirements (collectively, the “Continuing Obligations”) applicable to the Unvested Company Option immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder of the Unvested Company Option or to which the holder consents. Payment of the Unvested Option Consideration in respect of an Unvested Company Option shall be made, subject to such terms and conditions, on the vesting dates applicable to the Unvested Company Option, as described in this Section 2.7(d).

(iii) Notwithstanding the foregoing, if the per share exercise price of any Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled without any payment or consideration and all rights with respect to such Company Option shall terminate as of the Effective Time.

(e) Company SARs. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company SAR each Company SAR that remains outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Each Company SAR that is outstanding and vested as of the Effective Time (including a Company SAR that vests by its terms at the Effective Time) (a “Vested Company SAR”) shall be cancelled and

Terminated as of the Effective Time and the holder thereof shall receive, subject to Section 2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Vested Company SAR immediately prior to the Effective Time, by (y) the Merger Consideration less the base price of such Vested Company SAR (the “Vested SAR Consideration”). The Company shall pay to each holder of Vested Company SAR the Vested SAR Consideration, if any, described in the immediately preceding sentence (through the Company’s or a Company Subsidiary’s payroll system, or the Company’s or a Company Subsidiary’s equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first (1st) regularly scheduled payroll after the Closing or (B) if such first (1st) payroll is scheduled for payment prior to the tenth (10th) Business Day after the Closing, the second (2nd) regularly scheduled payroll after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding.

(ii) Each Company SAR that is outstanding and unvested as of the Effective Time and not described in Section 2.7(e)(i) (an “Unvested Company SAR”) shall be converted into the right to receive, subject to Section 2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Unvested Company SAR immediately prior to the Effective Time, by (y) the Merger Consideration less the base price of such Unvested Company SAR (the “Unvested SAR Consideration”). The Unvested SAR Consideration will be subject to the same vesting terms and conditions applicable to the SARs immediately prior to the Effective Time, including the Continuing Obligations, except for administrative changes that are not adverse to the holder of the SAR or to which the holder consents. Payment of the Unvested SAR Consideration shall be made, subject to such terms and conditions, on the vesting dates applicable to the Unvested Company SAR.

(iii) Notwithstanding the foregoing, if the base price of any Company SAR equals or exceeds the Merger Consideration, such Company SAR shall be cancelled without any payment or consideration and all rights with respect to such Company SAR shall terminate as of the Effective Time.

(f) Company Restricted Stock Units. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Restricted Stock Units, each Company Restricted Stock Unit that remains outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Each Company Restricted Stock Unit that is outstanding and vests and becomes settleable by its terms at the Effective Time (a “Vested Restricted Stock Unit”) shall be cancelled and terminated as of the Effective Time and the holder thereof shall receive, subject to Section 2.8(e), an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Vested Restricted Stock Unit immediately prior to the Effective Time, by (y) the Merger Consideration (the “Restricted Stock Unit Consideration”). The Company shall pay to each holder of Vested Restricted Stock Unit the Restricted Stock Unit Consideration described in the immediately preceding sentence (through the Company’s or a Company Subsidiary’s payroll system, or the Company’s or a Company Subsidiary’s equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first (1st) regularly scheduled payroll after the Closing or (B) if such first (1st) payroll is scheduled for payment prior to the tenth (10th) Business Day after the Closing, the second (2nd) regularly scheduled payroll after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding.

(ii) Each Company Restricted Stock Unit that is outstanding and unvested as of the Effective Time and not described in Section 2.7(f)(i) (an “Unvested Restricted Stock Unit”) shall be converted into the right to receive, subject to Section 2.8(e), an amount of cash determined by multiplying (x) aggregate number of shares of Company Common Stock represented by such Unvested Restricted Stock Units immediately prior to the Effective Time, by (y) the Merger Consideration (the “Unvested Restricted Stock Unit Consideration”). The

Unvested Restricted Stock Unit Consideration will be subject to the same vesting terms and conditions applicable to the Restricted Stock Units immediately prior to the Effective Time, including the Continuing Obligations, except for administrative changes that are not adverse to the holder of the Restricted Stock Unit or to which the holder consents. Payment of the Unvested Restricted Stock Unit Consideration shall be made, subject to such terms and conditions, on the vesting dates applicable to the Restricted Stock Units as described in this Section 2.7(f).

(g) The Company shall take all actions reasonably necessary to effect the transactions contemplated by Sections 2.7(d), (e) and (f) under all Company Option, Company SAR and Company Restricted Stock Unit agreements and any other plan or arrangement of the Company, including delivering all required notices and obtaining any required consent. Within three (3) Business Days after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Vested Company Options, Vested Company SARs and Vested Restricted Stock Units, the applicable Vested Company Option Consideration, Vested SAR Consideration and Restricted Stock Unit Consideration (through the Surviving Corporation’s or a Surviving Corporation Subsidiary’s payroll system, or the Surviving Corporation’s or a Surviving Corporation’s Subsidiary equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first (1st) regularly scheduled payroll after the Closing or (B) if such first (1st) payroll is scheduled for payment prior to the tenth (10th) Business Day after the Closing, the second (2nd) regularly scheduled payroll after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding.

(h) Company ESPP. From and after the date of this Agreement, the Company will not establish any new offering period under the Company ESPP. The Company shall take all actions necessary so that (i) the Company ESPP shall terminate for no consideration prior to the Effective Time, (ii) the Offering Period (as defined in the Company ESPP) ongoing as the date of this Agreement will be cancelled prior to the Effective Time and (iii) all amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Company Common Stock prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(i) Company Stock Plans. Prior to the Effective Time, the Company will take all actions necessary (including adopting such resolutions of the Company Board (or any appropriate committee thereof) and providing all required notices in connection therewith) to terminate each of the Company Stock Plans and to ensure that, after the Effective Time, no Person shall have any right with respect to outstanding equity-based awards except as provided in Sections 2.7(d), (e) and (f). For avoidance of doubt, but without prejudice to the rights to receive Unvested Option Consideration, Unvested SAR Consideration and Unvested Restricted Stock Unit Consideration as set forth in this Section 2.7, Parent will not assume any Company Options, Company SARs or Company Restricted Stock Units.

2.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At or immediately following the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article II.

(c) Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Options, Company SARs and Company Restricted Stock Units such amounts as are required to be deducted or withheld therefrom under applicable Tax

Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided that Parent or the Payment Agent may, in its discretion and as condition to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary and reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) in accordance with Section 9.12, or (ii) except in respect of Section 3.4 (Non-Contravention), Section 3.5 (Required Governmental Approvals), Section 3.6 (Company Capitalization) and

Section 3.7 (Subsidiaries), as disclosed in any Company SEC Reports filed with or furnished to the SEC by the Company on or after December 11, 2014 but prior to the date hereof that are publicly available (other than (x) disclosures under the captions “Risk Factors,” “Forward-Looking Statements,” or similar precautionary sections and (y) any other disclosures that are predictive, cautionary, forward-looking or non-specific in nature, and in any case only to the extent that it is reasonably apparent from the text of such disclosure that such disclosure is applicable to any section or subsection of this Article III), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws. The Company has delivered to Parent correct and complete copies of its certificate of incorporation and bylaws as amended as of the date of this Agreement.

3.2 Corporate Power; Enforceability.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than obtaining the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (clauses (i) and (ii), collectively, the “Enforceability Limitations”).

3.3 Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and consummate the Merger.

3.4 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries; (b) subject to obtaining such Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which the Company or any of its Subsidiaries is a party; (c) assuming the

Consents referred to in Section 3.5 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder. The Company has made available to Parent correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2013, other than the minutes of those meetings of the Board of Directors and committees thereof at which the negotiation and execution of this Agreement or any prior negotiations with any third parties in respect of any similar transactions were discussed.

3.5 Required Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company (including on behalf of or in respect of any of its Subsidiaries) in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except:

(a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business;

(b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act;

(c) Consents required under, and compliance with any other applicable requirements of, to the extent required, the HSR Act;

(d) the submission of a voluntary joint filing of notice of the transaction to CFIUS and any requested supplemental information (the “Joint Notice”) pursuant to 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170, as amended by the Foreign Investment and Security Act of 2007 (“FINSA”);

(e) the Taiwan Approvals; and

(f) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

3.6 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 70,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Company Preferred Stock. As of the close of business in New York City on March 6, 2015 (the “Capitalization Date”): (A) 31,659,170 shares of Company Common Stock were issued and outstanding and (B) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the close of business on the Capitalization Date, there were:

(i) 1,521,662 shares of Company Common Stock reserved for future issuance under the Company Stock Plans;

(ii) 230,756 shares of Company Common Stock reserved for future issuance under the Company ESPP;

(iii) outstanding Company Options to purchase 3,637,737 shares of Company Common Stock;

(iv) outstanding Company Restricted Stock Units covering 380,998 shares of Company Common Stock; and

(v) Company SARs relating to an aggregate of 1,371,834 shares of Company Stock (each of clauses (iii), (iv) and (v), an “Equity Award” and, collectively, the “Equity Awards”).

(c) Section 3.6(c) of the Company Disclosure Letter includes an accurate and complete list, as of the Capitalization Date, of each outstanding Equity Award, including with respect to each such Equity Award: the holder thereof, the date of grant, the vested status and vesting schedule, the number of shares of Company Common Stock underlying each such Equity Award (including the target and maximum number of shares of Company Common Stock underlying such award, as applicable), the Company Stock Plan under which the Equity Award was granted and, where applicable, the exercise price.

(d) With respect to the Equity Awards, (1) each grant of an Equity Award was duly authorized no later than the date on which the grant of such Equity Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board or an authorized committee thereof, and any required approval by the stockholders of the Company, and the award agreement governing such Equity Award was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (2) each such grant was made in accordance with all applicable Laws, including the rules of the Nasdaq, and all of the terms and conditions of the Company Stock Plan, (3) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, (4) each such grant qualifies in all material respects for the Tax and accounting treatment afforded such Equity Awards in the Company’s Tax Returns and the Company SEC Reports, respectively, and (5) no material modifications have been made to any such grants after the Grant Date and all such grants either comply in all material respects with or are exempt from Section 409A of the Code.

(e) Except as set forth in Section 3.6(a) and Section 3.6(b) and for changes since the Capitalization Date resulting from the exercise of Company Options outstanding as of the Capitalization Date and the settlement of Company Restricted Stock Units outstanding as of the Capitalization Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company (including any Company Options, Company SARs and Company Restricted Stock Units), (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to (A) the terms of Company Stock Plans or (B) in the ordinary course of business consistent with past practice.

(f) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company. No Subsidiary of the Company owns any shares of Company Common Stock or shares of Company Preferred Stock.

3.7 Subsidiaries.

(a) Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Company Subsidiaries listed on Section 3.7(a) of the Company Disclosure Letter, there are no other Persons that are material to the business of the Company through which the Company or any of its Subsidiaries conducts business and in which the Company or any of its Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same. The Company has delivered to Parent correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended as of the date of this Agreement. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest). No vote of the holders of any Subsidiary Securities is required in connection with this Agreement and the consummation of the transactions contemplated hereby. Neither the Company or any of its Subsidiaries is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, strategic alliance, or Contract the primary purpose of which is a profit, loss, risk or revenue sharing arrangement, that is material to the business of the Company and its Subsidiaries, taken as a whole.

(c) There are no outstanding (i) shares of capital stock of or other equity or voting interests in, or any securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of or other equity or voting interests in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company or from the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company (including any share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights). Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(d) Other than with respect to its Subsidiaries, neither the Company nor any of the Company Subsidiaries owns any equity interests in any other Person.

3.8 Company SEC Reports and Listing Requirements. Since October 1, 2012, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports and documents, as amended and supplemented, and together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company is in compliance in all material respects with all listing and governance requirements of Nasdaq.

3.9 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, as permitted by the SEC’s rules and forms), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments, the effect of which, individually and in the aggregate is not material).

(b) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are effective in ensuring that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(c) The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Company Board in all material respects and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d) Since October 1, 2013, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries. To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported any evidence of any material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any Subsidiary or any of their officers or directors, in each case, in such capacities, to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

3.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of any nature (whether or not required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP), other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed on or after December 11, 2014 and prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, and (d) Liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof, except for the negotiation and entering into of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and (ii) there has not been or occurred any Company Material Adverse Effect that is continuing.

(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by clauses (i), (iv), (v), (vi), (vii), (ix), (x), (xi), (xii), (xiii), (xiv), (xviii) or (xix) (solely with respect to the foregoing clauses) of Section 5.1(b) if proposed to be taken after the date hereof.

3.12 Material Contracts.

(a) Section 3.12 of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement, broken down by category in accordance with the descriptions below. True and complete copies of all such Material Contracts (including all exhibits, schedules and amendments thereto, and an accurate description of the material terms of any oral Material Contracts) have been (i) publicly filed with the SEC or (ii) made available to Parent. For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party as of the date of this Agreement:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) any Contract that explicitly (x) limits, curtails or restricts the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area or line of business or with any Person, or

(y) grants the other party or any third Person “most favored nation” or similar status, any type of special discount rights, or any right of first refusal, first notice or first negotiation, in each case in a manner that is material or reasonably would be expected to be material to the operations of the Company and its Subsidiaries taken as a whole;

(iii) any Contract containing confidentiality clauses or use restrictions, other than (A) standard (i.e., having terms customary in the Company’s industry) non-disclosure, confidentiality, material transfer and consulting contracts, (B) Standard Outbound Licenses, or (C) Standard Inbound Licenses;

(iv) any Company IP Contract listed in Section 3.15(b)(i) and Section 3.15(b)(ii) of the Company Disclosure Letter;

(v) any customer Contract with a Major Customer;

(vi) any employment, consulting or professional services Contract that is not terminable at will or for convenience by the Company on less than 30 days’ notice and obligating the Company or any of its Subsidiaries to make payments or provide compensation in excess of $250,000 annually;

(vii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets whose value, in each case, is in excess of $1,000,000 (other than inventory purchases and capital equipment purchases in the ordinary course of business consistent with past practices) or (C) any Contract that involves a joint venture, limited liability company or partnership with a third Person that includes the sharing of profits and losses;

(viii) any Contract involving Indebtedness of the Company or any of its Subsidiaries under which the Company and its Subsidiaries, taken as a whole, are liable for a principle amount in excess of $500,000 (which, for the avoidance, shall not include intercompany agreements);

(ix) any Contract (x) with any Governmental Authority or (y) where the Company or any Subsidiary of the Company is acting as a prime subcontractor to another Person in connection with a Contract between such Person and a Governmental Authority;

(x) any financial derivatives master agreement or confirmation, currency or interest rates hedging agreements, or futures account opening agreements and/or brokerage statements, evidencing financial, currency or interest rate hedging or similar trading activities;

(xi) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(xii) any Collective Bargaining Agreement;

(xiii) any “standstill” or similar agreement;

(xiv) any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities;

(xv) any Contract providing for indemnification of any director or officer by the Company or any of its Subsidiaries;

(xvi) any Lease;

(xvii) any Contract (other than Contracts granting Equity Awards) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger; and

(xviii) any Contract that (A) otherwise does not fit within any of the descriptions set forth in the foregoing clauses (i) through (xxi) above, and (B) by its terms, calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $5,000,000 over the remaining term of such Contract or more than $2,500,000 annually (other than intercompany payments).

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation of or any intent to terminate or cancel any Material Contract or received any written notice of breach or default in any material respect under any Material Contract which breach has not been cured.

3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all real property owned by the Company or any of its Subsidiaries (such real property, together with all of the buildings, structures and other improvements thereon, the “Owned Real Property”). Except as would not constitute a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no pending, or, to the Knowledge of the Company, threatened in writing, appropriation, condemnation eminent domain or like proceedings relating to the Owned Real Property.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 5,000 square feet (such property, the “Leased Real Property”). With respect to each of the Leases listed on Section 3.13(b) of the Company Disclosure Letter:

(i) the Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens;

(ii) neither the Company nor any of its Subsidiaries has received written notice of any actual or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings, or notice of termination or cancellation or material breach or default that affect any Leased Real Property or any part thereof, and neither of the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take all or any part thereof pursuant to any such proceeding; and

(iii) except for renewal and expansion provisions as set forth in the Leases, neither the Company nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or offer or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(c) Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any portion of the Owned Real Property or Leased Real Property.

3.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation is made under this Section  3.14 with respect to any real property, intellectual property or intellectual property rights.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property Rights and listing for each the type of Intellectual Property Right, the jurisdiction in which each item of Company Registered Intellectual Property Rights has been issued, filed, or recorded, the application, filing, registration or grant numbers and dates, the current status (e.g., issued or pending), and any maintenance, prosecution, renewal or other actions to be taken, and any fees becoming payable, within one hundred and eighty (180) days after the date of this Agreement; and (ii) any claims, suits, actions, or Legal Proceedings pending with respect to any Company Registered Intellectual Property Rights. Each of the Company Registered Intellectual Property Rights is subsisting and has not been held invalid or unenforceable in any Legal Proceeding or by any Governmental Authority as of the date of this Agreement.

(b) Section 3.15(b)(i) of the Company Disclosure Letter lists as of the date hereof all Contracts by or to which the Company or any of its Subsidiaries is a party or is otherwise bound as of the date of this Agreement and currently in effect in whole or in part (other than (A) Product Licenses; (B) Contracts that grant non-exclusive rights pursuant to one of the Company’s standard forms that have been made available to Parent (or in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, one of such forms); (C) standard (i.e., having terms customary in the Company’s industry) non-disclosure, confidentiality, material transfer and consulting Contracts and (D) Contracts with third parties for the provision of manufacturing services to the Company or its Subsidiaries and allowing use of the Company Intellectual Property Rights only for that purpose (such Contracts described in clauses (A), (B), (C) and (D), collectively, “Standard Outbound Licenses”)) under which any third Person has obtained, or has an option or right to obtain, any license, release, covenant, authorization, standstill, or other immunity under any Company Intellectual Property Rights (“Company Outbound IP Contracts”). Section 3.15(b)(ii) of the Company Disclosure Letter lists as of the date hereof all Contracts by or to which the Company or any of its Subsidiaries is a party or is otherwise bound as of the date of this Agreement and currently in effect in whole or in part (other than (X) Standard Inbound Software Licenses; (Y) Open Source License Terms; and (Z) standard (i.e., having terms customary in the Company’s industry) non-disclosure, confidentiality, material transfer and consulting contracts (such Contracts described in clauses (X), (Y) and (Z), collectively, “Standard Inbound Licenses”)) under which the Company or any of its Subsidiaries has obtained, or has an option or right to obtain, any license, release, covenant, authorization, standstill, or other immunity under any Intellectual Property Rights of a third Person (“Company Inbound IP Contracts” and, together with the Company Outbound IP Contracts, the “Company IP Contracts”).

(c) The Company owns the Company Intellectual Property Rights free and clear of all Liens other than Permitted Liens, Standard Outbound Licenses and the licenses, releases, covenants, authorizations, standstills, and other immunities under Intellectual Property Rights expressly granted pursuant to Company Outbound IP Contracts listed in Section 3.15(b)(i) of the Company Disclosure Letter. To the Knowledge of the Company, as of the date hereof, the Company or its Subsidiaries has sufficient rights to practice third Person Patent Rights practiced by the Company or its Subsidiaries in and material to the conduct of the Company’s or its Subsidiaries’ business, as currently conducted by the Company or its Subsidiaries. Other than Patent Rights, as of the date hereof, all Intellectual Property and Intellectual Property Rights used by the Company or its Subsidiaries in or material to the conduct of the Company’s or its Subsidiaries’ business, as currently conducted by the Company or its Subsidiaries, are either (A) owned by the Company or its Subsidiaries, or (B) licensed to the Company or its

Subsidiaries under Company Inbound IP Contracts listed on Section 3.15(b)(ii) of the Company Disclosure Letter and made available to Parent or under Contracts excluded from the disclosure obligations of Section 3.15(b)(ii), in each case covering such use by the Company and its Subsidiaries.

(d) The Company and each of its Subsidiaries take reasonable steps to maintain the secrecy of Confidential Information from which the Company and its Subsidiaries derive independent economic value, actual or potential, from the Confidential Information not being generally known. The Company and each of its Subsidiaries have, and use reasonable efforts to enforce, policies generally requiring each employee and individual independent contractor who is involved in the development of material Intellectual Property that is included in a Company Product or a product currently under development by the Company to execute one or more agreements with provisions relating to the protection of the Company’s Confidential Information and the ownership of Intellectual Property and Intellectual Property Rights developed with the scope of the individual’s employment or independent contractor relationship with the Company or any of its Subsidiaries, except where any failure would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets or other Confidential Information of any other Person in the course of performance of his or her duties as an employee, independent contractor or agent of the Company or any of its Subsidiaries.

(e) As of the date hereof, the conduct of the Company’s or its Subsidiaries’ business does not infringe upon, misappropriate or otherwise violate (i) the Intellectual Property Rights other than Patent Rights of a third Person, or (ii) to the Knowledge of the Company, any Patent Rights of a third Person. No present or former employee, officer or director of the Company or any of its Affiliates, or agents, consultants or (sub)contractors holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property or Intellectual Property Rights used by the Company or its Subsidiaries in and material to the conduct of the Company’s or its Subsidiaries’ business.

(f) The Company and its Subsidiaries are not currently involved in any Legal Proceeding alleging that, and since January 1, 2013 through the date hereof the Company has not received written notice of a claim that, the conduct of the Company’s or its Subsidiaries’ business infringes upon, misappropriates, or otherwise violates the Intellectual Property Rights of a third Person. As of the date hereof, the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any material Company Intellectual Property Rights.

(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not result in (i) the Company or its Subsidiaries granting to any third Person any rights or licenses to any Company Intellectual Property Rights except as set forth in any of the Company IP Contracts or Contracts excluded from the disclosure obligations of Section 3.15(b)(i), (ii) any third Person that is a party to a Company IP Contract (other than a Standard Outbound License or a Standard Inbound License) having the right to terminate the applicable Company IP Contract, (iii) the imposition of any Lien on any Company Intellectual Property Rights other than Permitted Liens, (iv) the Company or its Subsidiaries being required to make any payment of any material amount to any third Person except for payments that would have been owed under existing Material Contracts absent the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, or (v) result in any third Person having a right to require access to any source code of the Company or its Subsidiaries (whether through release from escrow or otherwise); provided that the representations and warranties of the Company in this Section 3.15(g) shall not be deemed breached as a result of the operation of any Contracts to which the Company or any of its Subsidiaries is not a party or to which the Company or any of its Subsidiaries is not otherwise bound.

(h) No Company Product is or has become subject to any Open Source License Terms. The Company and its Subsidiaries are in material compliance with internal policies regarding Open Source Materials and their use.

(i) Section 3.15(i) of the Company Disclosure Letter lists all standards-setting organization, university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company or any of its Subsidiaries is currently participating, or in which the Company or any of its Subsidiaries has participated in the past or applied for future participation in, and under whose intellectual property policies any Company Intellectual Property Rights are bound, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or part, by any Governmental Authority (each, a “SIG”). The Company and its Subsidiaries are not bound by, and have not agreed to be bound by, any Contract, bylaws, policy, or rule of any SIG that requires or purports to require the Company or any of its Subsidiaries (or, following the Closing Date, Parent or any of its Affiliates) to contribute, disclose or license any Intellectual Property or Intellectual Property Rights to such SIG or its other members.

(j) With respect to the Company Products and all services provided by the Company or its Subsidiaries, the Company is in compliance in all material respects with all applicable contractual commitments relating to any of express or implied warranties relating thereto, and such Company Products and services comply in all material respects with the Company’s or its Subsidiaries published product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Authority or Person, except for such non-conformities with the foregoing for which an adequate reserve has been made on the Company Balance Sheet. To the Knowledge of the Company, the Company has no liability for replacement or modification of any Company Products or other damages in connection therewith, other than in the ordinary course of business consistent with past practice. There is no presently pending or, to the Knowledge of the Company, threatened Legal Proceeding relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company Product.

(k) The Company and its Subsidiaries have been and are in compliance in all material respects with all applicable Laws, and the public-facing privacy policies posted on their websites (“Privacy Policies”) relating to (a) the privacy of users of Company Products and all of the Company’s and its Subsidiaries’ websites, and (b) the collection, use, storage and disclosure of any personally identifiable information collected or stored by the Company or its Subsidiaries or by third parties acting on Company’s or its Subsidiaries’ behalf or having authorized access to the Company’s or its Subsidiaries’ records, including personally identifiable information with respect to the Company’s or its Subsidiaries’ employees. To the Knowledge of the Company, there has been no unauthorized access to, unauthorized disclosure of, or other misuse of any such personally identifiable information collected by the Company or its Subsidiaries. The Company and its Subsidiaries are, and have at all times since January 1, 2012 been, in compliance in all material respects with applicable Laws relating to electronic communications privacy, law enforcement access, reporting of illegal content, and data retention.

3.16 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any valid extensions of time in which to file) all U.S. federal, state, local and non-U.S. income tax returns and all other material returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects, and (ii) have paid, or have adequately reserved in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports for the payment of, all material Taxes required to be paid through the Company Balance Sheet Date. Neither the Company nor any of its Subsidiaries has incurred any material Liabilities of the kind required to be recorded or reflected on a balance sheet prepared in accordance with GAAP for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax beyond the Closing Date.

(b) No audit of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit.

(c) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(f) None of the Company nor any of its Subsidiaries is (i) a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any material amount under any such agreement or (iii) liable for any material Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract.

(g) Neither the Company nor its Subsidiaries have received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment with respect to a material amount of Taxes which has not since been satisfied by payment or been withdrawn. To the extent relevant to the Company, the Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable (i) transfer pricing Laws and (ii) terms and conditions of any material Tax exemption, holiday or other similar incentive agreement, arrangement or order granted or issued to the Company or any of its Subsidiaries.

(h) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(i) None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for income tax purposes for a taxable period (or portion thereof) ending on or prior to the Closing Date initiated by the Company or any Subsidiary prior to the Closing Date without the consent of Parent; or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or other Tax law) executed on or prior to the Closing Date without the consent of Parent.

3.17 Employee Plans.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, consulting, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing and whether or not covering a single individual or group of individuals) sponsored, maintained, contributed to, or required to be contributed to for the benefit of any current or former employee, non-employee service provider or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries has any material liability (including contingent liability (clauses (i) and (ii), collectively, the “Employee Plans”). With respect to each Employee Plan other than an Employee Plan that is maintained in any non-U.S. jurisdiction (together, the “International Employee Plans”), to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the current plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or DOL relating to any material compliance issues in respect of any such Employee Plan. With respect to each International Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) No Employee Plan is, and none of the Company, any of its Subsidiaries, any ERISA Affiliate, or any of their respective predecessor has contributed to, contributes to, has been required to contribute to, or has otherwise participated in or has any liability, direct or indirect, with respect to (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (4) a plan subject to Section 302 of ERISA, Section 412, 430 or 4971 of the Code or Title IV of ERISA, (5) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (6) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No event has occurred and, to the Knowledge of the Company, no condition exists that would subject the Company or any of its Subsidiaries by reason of its affiliation with any current or former ERISA Affiliate to any material (i) Tax, penalty, fine, (ii) lien or (iii) other liability imposed by applicable Law, including ERISA and the Code.

(c) Each Employee Plan has been established, maintained, operated and administered, in all material respects, in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(d) Each Employee Plan that is subject to Section 409A of the Code has been operated and administered, in all material respects, in compliance with Section 409A of the Code.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and nothing has occurred since the date of the letter that could reasonably be expected to adversely affect the qualified status of such Employee Plan.

(i) Except as could not, individually or in the aggregate, result in a material liability to the Company and its Subsidiaries, each International Employee Plan (1) that is intended to qualify for special tax treatment, has met all requirements for such tax treatment, (2) does not have unfunded liabilities or liabilities that could reasonably be imposed upon the assets of the Company or any Subsidiary by reason of such International Employee Plan, (3) is in compliance with all applicable Laws, and (4) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(j) Except as could not result in a material liability to the Company and its Subsidiaries, all contributions, premiums and other material payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(k) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in connection with any termination of employment (whether voluntary, involuntary, with or without good reason, or with or without cause, as a result of disability, death, retirement, or otherwise) or any other employment-related event (1) result in any severance or payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (2) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, employee or independent contractor, or (3) result in the acceleration of the time of payment, vesting or funding (through a grantor trust or otherwise) of any such benefit or compensation, or (4) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Employee Plan.

(l) Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(m) No amount paid or payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Sections 409A or 4999 of the Code.

3.18 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or works council or trade union agreement (each a “Collective Bargaining Agreement”) that is material to the Company and its Subsidiaries, taken as a whole, (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, and (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have complied, in all material respects, with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

(c) The Company and each of its Subsidiaries have, in all material respects, withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(d) As of the date hereof, the Company has not received any written notice from any officer of the Company that he/she intends to resign from the Company or its Subsidiaries.

3.19 Permits. The Company and its Subsidiaries possess and are in compliance with the terms of all material permits, licenses, certificates, authorizations, consents, franchises and approvals from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

3.20 Compliance with Laws.

(a) Each of the Company and each of its Subsidiaries is and at all times since January 1, 2012 has been in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No representation or warranty is made in this Section 3.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (ii) intellectual property and related matters, which are covered solely in Section 3.15, (iii) applicable Laws with respect to Taxes, which are covered solely in Section 3.16, (iv) ERISA and other employee benefit-related matters, which are covered solely in Section 3.17, (v) labor Law matters, which are covered solely in Section 3.18, or (vi) Environmental Laws, which are covered solely in Section 3.21.

(b) Neither the Company nor any of its Subsidiaries has since January 1, 2012 received any written notice from any Governmental Authority alleging any violation or potential violation by the Company or any of its Subsidiaries of any applicable Law or Order that is material to the Company and its Subsidiaries and that remains outstanding or unresolved as of the date of this Agreement. To the Knowledge of the Company, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is pending or threatened.

(c) None of the Company, any of its Subsidiaries, any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers, or any other Person acting on behalf of the Company or any of its Subsidiaries have, during the past five years, directly or indirectly, taken any action which would cause them to be in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (ii) the UK Bribery Act 2010; or (iii) any other applicable anti-corruption or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, Orders, decrees, injunctions, and writs of any governmental authority of any jurisdiction (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anti-Corruption Laws”).

(d) None of the Company, any of its Subsidiaries, any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers, or any other Person acting on behalf of the Company or any of its

Subsidiaries, have, during the past five years, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) to any of the following Persons for the purpose of corruptly influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such Person, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(e) During the past five years, the Company and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with the Company’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with Applicable Anti-Corruption Laws.

(f) The books, records and accounts of the Company and its Subsidiaries have during the past five years accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. During the past five years, there have been no false or fictitious entries made in the books, records or accounts of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(g) None of the Company nor any of its Subsidiaries have, during the past five years, engaged in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful means of obtaining business.

(h) The Company and each of its Subsidiaries is, and at all times during the last five (5) years has been, in compliance in all material respects with all applicable Export Control Laws. Without limiting the foregoing, (i) each of the Company and each of its Subsidiaries has obtained all licenses and other approvals required by any Export Control Law and all such licenses are or were in full force and effect at the relevant time; (ii) each of the Company and each of its Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (iii) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals and (iv) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future actions against the Company or any of its Subsidiaries. No approval is required under any Export Control Law for the transfer of any export licenses or approvals from the Company or any Subsidiary to Parent or Acquisition Sub or otherwise in connection with the consummation of the transactions contemplated by this Agreement, other than export approvals that can be obtained expeditiously without material cost. Section 3.20(h) of the Company Disclosure Letter sets forth, for each of the Company’s and each of its Subsidiaries’ products, software, and technology, the true, complete and accurate listing of the applicable export control classification number under the Commerce Control List (codified at 15

CFR Part 774), indicating the basis for each such classification. None of the products, technology or activities of the Company or any of its Subsidiaries are subject to the International Traffic In Arms Regulations (set forth at 22 CFR Parts 121-130) (“ITAR”). Neither the Company nor any of its Subsidiaries is registered with the Directorate of Defense trade controls under ITAR or otherwise engaged in the production of any defense article or the provision of defense services as such terms are defined in the ITAR. Neither the Company nor any of its Subsidiaries is subject to the National Industrial Security Program administered by the Defense Security Service.

(i) All approvals from or filings and registrations with the PRC Governmental Authorities required to be made in respect of the PRC Subsidiaries, including with respect to their capital structure and operations, and including the approvals from or filings and registrations with MOFCOM, the State Administration of Industry and Commerce, SAFE, tax bureau and customs authorities, have been duly completed in accordance with applicable Laws, except where the failure to have such approvals, filings or registrations would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Each PRC Subsidiary has complied with all applicable PRC Laws regarding the contribution and payment of its registered capital, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(j) The Company and its Subsidiaries and, to the Knowledge of the Company, all holders of Company Options, Company Restricted Stock Units, and Company securities who are PRC residents have complied with the reporting and/or registration requirements under SAFE Circular 7 and SAFE Circular 37, if applicable, with respect to the Company Stock Plans, the Company Options and the Company Restricted Stock Units.

(k) To the Company’s Knowledge, the Taiwan Plan does not, as contemplated as of the date of this Agreement, and will not, when implemented, violate any Law of the Republic of China.

3.21 Environmental Matters.

(a) The Company and each of its Subsidiaries are now and have been in compliance in all material respects with all applicable Environmental Laws, and possess and are now and have at all times since January 1, 2012 been, in all material respects, in compliance with all applicable Environmental Permits necessary to operate the business as presently operated.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance, in all material respects, with applicable Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(d) Neither the Company nor any of its Subsidiaries has received from a Governmental Authority any written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location, except with respect to any such notification concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise with no ongoing corrective action liability or obligation on the part of the Company or any of its Subsidiaries.

(e) Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened relating to the Company’s or its Subsidiaries’ non-compliance with Environmental Laws.

3.22 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in either case, that would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. As of the date hereof, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is subject to any Order that prohibits such individual from engaging or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.24 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings, since October 1, 2013, there has not been executed or effective any transaction, agreement, arrangement or understanding between the Company or any of its Subsidiaries, on the one hand, and any other Person that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 Brokers. Except for Oppenheimer & Co. Inc. there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.26 Opinion of Financial Advisor. The Company Board has received the opinion of Oppenheimer & Co. Inc., financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to and based upon the various qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.27 Customers and Suppliers.

(a) Section 3.27(a) of the Company Disclosure Letter lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended December 31, 2014) (each, a “Major Customer”). Section 3.27(b) of the Company Disclosure Letter lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended December 31, 2014) (each, a “Major Supplier”). Neither the Company nor any of its Subsidiaries has received any written notice from any Major Customer or Major Supplier that it intends to terminate, not renew, or materially and adversely change the terms of (whether related to payment, price or otherwise) its relationship with the Company or its Subsidiaries.

(b) None of the Company or any of its Subsidiaries has, or has had at any time since January 1, 2012, a direct contractual agreement with any agency of the U.S. Government and none of its or their products or technology are specifically designed for a U.S. Government customer.

3.28 Indebtedness and Insolvency. Except as set forth in Section 3.12(a)(vii) of the Company Disclosure Letter, as of the date of this Agreement none of the Company or any of its Subsidiaries (a) has incurred, assumed or guaranteed or otherwise is or has agreed to be liable (contingent or otherwise) for any Indebtedness; (b) has sought any protection pursuant to any bankruptcy or insolvency Law, nor does the Company have any Knowledge that any creditors of the Company or any of its Subsidiaries intend to initiate involuntary bankruptcy or insolvency proceedings.

3.29 Anti-Takeover Statutes. Assuming that the representations of Parent and Acquisition Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby and thereby. No other takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.

3.30 Proxy Statement. The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.

3.31 Exclusivity of Representations; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article III, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness thereof, and if made, such representation or warranty must not be relied upon by Parent or any of its Affiliates or any Representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person on their behalf), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Article III.

(b) Except for the representations and warranties set forth in Article IV, the Company acknowledges and agrees that (i) neither Parent nor Acquisition Sub nor any other Person on behalf of either of them has made or is making any express or implied representation or warranty with respect to Parent or Acquisition Sub or any of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to the Company or any of its Affiliates or Representatives; and (ii) any such other representations and warranties are expressly disclaimed by Parent and Acquisition Sub, and neither the Company nor any Person on its behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows (it being understood that representations and warranties by Parent and by Acquisition Sub with respect to Acquisition Sub are made effective upon, and as of, the date of the Joinder):

4.1 Organization; Good Standing. Parent is a limited liability company duly organized and validly existing under the Laws of the PRC, and has the requisite company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Neither Parent nor Acquisition Sub is in violation of their respective organizational documents.

4.2 Corporate Power; Enforceability. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby, including the Financing. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing, have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no additional corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing, do not and will not (a) violate or conflict with any provision of the certificates of incorporation, bylaws or other organizational documents of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby, including the Financing, or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing, except:

(a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business,

(b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act,

(c) Consents required under, and compliance with any other applicable requirements of the HSR Act,

(d) the submission of a Joint Notice to CFIUS pursuant to FINSA,

(e) the filings and approvals with or by PRC Governmental Authorities with respect to the transactions contemplated hereby, including (A) the filings with and/or approvals of NDRC and MOFCOM with respect to the consummation of the transactions contemplated hereby, including the Financing, by Parent and Acquisition Sub; and (B) SAFE’s registrations in connection with the transactions contemplated hereby, including those registrations necessary for conversion of RMB funds into U.S. dollar funds and transfer of U.S. dollar funds to Acquisition Sub or the holders of shares of Company Common Stock or other interests pursuant to or in connection with this Agreement (collectively, the “PRC Overseas Investment Approvals”),

(f) the filings, approvals or clearances with or by the Governmental Authorities in Taiwan with respect to the transactions contemplated hereby, including filings, approvals or clearances for foreign/PRC investments under the Act Governing Relations between the People of the Taiwan Area and the Mainland Area (collectively, the “Taiwan Approvals”), and

(g) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby, including the Financing, or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.6 Proxy Statement. The information supplied by Parent, Acquisition Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.7 Ownership of Company Capital Stock. Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Neither Parent nor Acquisition Sub owns any shares of Company Common Stock.

4.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company prior to the Effective Time in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

4.9 Operations of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

4.10 Financing.

(a) Parent has delivered to the Company (i) an executed letter of commitment (the “Bank Letter”) from the financial institution named therein (the “Lender”), for the purpose of funding a portion of the transactions contemplated by this Agreement (the “Debt Financing,” provided that for purposes of this Agreement, the Debt Financing shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with this Agreement, any such alternative financing), and (ii) an executed equity commitment letter from each of the Sponsors (each, an “Equity Commitment Letter” and, together with the Bank Letter, the “Commitment Letters”), pursuant to which, and subject only to the terms and conditions expressly set forth therein, each Sponsor has committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). There are no conditions precedent or other contingencies related to the investing of the full amount of the Financing, as of the date of this Agreement, other than as set forth in the Commitment Letters. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof.

(b) As of the date hereof (i) each of the Commitment Letters is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect; (ii) each of the Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Parent and Acquisition Sub and, to the knowledge of Parent and Acquisition Sub, the other parties thereto (as applicable and subject to the terms thereof and to the Enforceability Limitations); and (iii) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Acquisition Sub under any term, or a failure of any condition, of any of the Commitment Letters or otherwise result in any portion of the Financing contemplated thereby to be unavailable. As of the date hereof, subject to the accuracy of the representations and warranties of the Company contained in Article III hereof, and the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 hereof, neither Parent nor Acquisition Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition contained in any of the Commitment Letters required to be satisfied by it or that any portion of the Financing contemplated thereby will be unavailable to Parent and Acquisition Sub at the Effective Time. Parent and Acquisition Sub have fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are due and payable on or before the date of this Agreement.

(c) Assuming the Financing is funded in accordance with the Commitment Letters, as of the date hereof, the aggregate net proceeds from the Financing provided under the Commitment Letters are sufficient to fund all of the amounts required to be provided by Parent and/or Acquisition Sub for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of all amounts required to be paid pursuant to Article II, any repayment or refinancing of indebtedness of Parent, Acquisition Sub, the Company or any of their respective Subsidiaries required in connection with the Merger, and the payment of all associated costs and expenses of the Merger and the other transactions contemplated hereby.

(d) The obligations of Parent and Acquisition Sub under this Agreement are not contingent in any respect upon the funding of the amounts contemplated to be funded pursuant to the Commitment Letters. The obligations of Parent and Acquisition Sub under this Agreement are not subject to any conditions regarding Parent’s, Acquisition Sub’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.11 Solvency. None of Parent, Acquisition Sub or any Sponsor is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Acquisition Sub, any Sponsor, the Company or any of their respective Subsidiaries. Each of Parent and Acquisition Sub is Solvent as of the date of this Agreement, and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at the Effective Time. As used in this Section 4.11, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Acquisition Sub (on a consolidated basis) will exceed their debts (on a consolidated basis), (b) Parent and Acquisition Sub (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent and Acquisition Sub (on a consolidated basis) has reasonably sufficient capital with which to conduct its business. For purposes of this Section 4.11, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.12 Non-Reliance; Exclusivity of Representations.

(a) In connection with the due diligence investigation of the Company by Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including pursuant to Section 6.8) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Acquisition Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, that Parent and Acquisition Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). Accordingly, Parent and Acquisition Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), unless any information contained in such estimates, projections, forecasts, plans or budgets is also expressly contained in any of the representations and warranties of the Company set forth in this Agreement.

(b) Except for the representations and warranties expressly set forth in this Article IV, (a) neither Parent nor Acquisition Sub (or any other Person) makes, or has made, any representation or warranty relating to Parent or Acquisition Sub or any of their Affiliates or any of their respective businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby and (b) no Person has been authorized by Parent or Acquisition Sub to make any representation or warranty relating to Parent or Acquisition Sub or any of their Affiliates or any of their respective businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness thereof, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or any Representatives of any of the foregoing as having been authorized by Parent or Acquisition Sub or any of their Affiliates (or any other Person on their behalf).

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Interim Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (B) use its commercially reasonable efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 5.1(b), (B) the issuance of shares of Company Common Stock upon the vesting or settlement of Company Restricted Stock Units outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 5.1(b), (C) the issuance and sale of shares of Company Common Stock to participants in the Company ESPP pursuant to the terms thereof and only with respect to the offering period open as of the date of this Agreement and (D) the grant of options or restricted stock units to newly hired non-officer employees in the ordinary course of business of the Company; provided, that the number of shares of Common Stock exercisable or issuable upon vesting of any such options and such restricted stock units shall not exceed 20,000 shares in the aggregate in any two month period prior to the Closing.

(iii) directly or indirectly repurchase or redeem any Company Securities or Subsidiary Securities, except (A) repurchases of Company Securities pursuant to the terms and conditions of Company Options or Company Restricted Stock Units outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 5.1(b) and (B) in connection with Tax withholdings and exercise price settlements, as applicable, upon the exercise of Company Options or vesting of Company Restricted Stock Units in accordance with their terms as of the date hereof;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for (i) cash dividends or other distributions made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries and (ii) quarterly dividends not to exceed $0.06 per share made by the Company to its Stockholders consistent with past practice;

(v) propose or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi) except as required by applicable Law, convene any regular or special meeting of the Company Stockholders or of the holders of any Subsidiary Securities;

(vii) (A) incur or assume any Indebtedness, except for (1) debt incurred in the ordinary course of business, in amounts consistent with past practice, under letters of credit, lines of credit or other credit facilities or arrangements as in effect on the date hereof, and (2) loans or advances between the Company and any of its direct or indirect wholly-owned Subsidiaries, or between any of its direct or indirect wholly-owned Subsidiaries, (B) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries), except for travel or business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (C) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(viii) except as may be required by applicable Law or the terms of any Employee Plan as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any Employee Plan, bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, equity-based compensation, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, retention, change in control, severance or other employee benefit agreement, trust, plan, fund or other arrangement (including any agreement, trust, plan, fund or arrangement that would be an Employee Plan if it were in existence on the date of this Agreement) for the compensation, benefit or welfare of any current or former director, officer, employee or independent contractor in any manner, except in any such case, in connection with the hiring or promotion of non-officer employees, who have an aggregate annual compensation that is not in excess of $100,000 in the ordinary course of business consistent with past practice, (B)(1) increase or commit to increase the salaries, bonuses, severance, termination, retention or change in control pay or other compensation (including equity-based compensation) or benefits payable or to become payable, (2) accelerate the vesting of any compensation or material benefits, (3) grant, pay or agree to pay any bonus or special remuneration, or (4) pay or agree to pay any material benefit, in each case (1), (2), (3) and (4) to any current or former director or officer or any employee or independent contractor who received or is expected to receive aggregate annual compensation of $100,000 or more, (C) terminate, promote or change the title of any director or officer (retroactively or otherwise), (D) hire or make an offer to hire any new employee, officer, director, independent contractor, except for the hiring or promotion of non-officer employees who have an aggregate annual compensation that is not in excess of $200,000, in the ordinary course of business consistent with past practice or (E) enter into any material agreement with respect to any labor dispute, organizing activity or proceeding, or any lockouts, slowdowns, strikes or work stoppages, or threats of any thereof;

(ix) settle or compromise any pending or threatened Legal Proceeding, or commence any Legal Proceeding involving individually more than $500,000 or in the aggregate more than $2,000,000, except for the settlement of any Legal Proceeding that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance) to be performed by the Company or its Subsidiaries following the Effective Time (including any obligation to refrain from taking or performing any activities or actions), or waive any material claims or rights;

(x) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

(xi) (A) make or change any material Tax election, (B) settle or compromise any income or other material Tax Liability, (C) amend any income or other material Tax Return, (D) waive any right to claim a Tax refund or (E) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(xii) (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or, except with respect to wholly-owned Subsidiaries, make any capital contributions or other investments in any Person, in excess of $1,000,000 individually or $2,000,000 in the aggregate or (B) dispose of any material properties or material assets of the Company or its Subsidiaries;

(xiii) establish or otherwise engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xiv) make any capital expenditure or expenditures which (A) involves the purchase of real property, (B) are pursuant to capital expenditure commitments entered into after the date hereof or otherwise are made after the date hereof (except to the extent described in clause (C) hereof) to the extent such expenditures are in excess of $3,000,000 in the aggregate or (C) are pursuant to capital expenditure commitments existing as of the date hereof, to the extent such expenditures are made after the date hereof and are in excess of $3,000,000 in the aggregate;

(xv) (A) except as is in the ordinary course of business consistent with general past practice, (i) enter into any Contract that would have been a Material Contract if entered into prior to the date hereof or (ii) amend, renew, extend, modify or terminate, or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its Subsidiaries under, any Material Contract (or Contract that would have been a Material Contract if entered into prior to the date hereof) if such amendment, renewal, extension, modification, termination, waiver, release or assignment would be (x) reasonably expected to be adverse to the Company and its Subsidiaries, taken as a whole, in any material respect and (y) outside the ordinary course of business or (B) fail to comply with or breach in any material respect any Material Contract;

(xvi) enter into any Contract that by its terms limits, curtails or restricts the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area, line of business, or with any Person, in each case in a manner that is or would reasonably be expected to be material to the operations of the Company and its Subsidiaries taken as a whole;

(xvii) other than Standard Outbound Licenses, grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any material Intellectual Property Rights; assign or transfer to any third Person any material Company Intellectual Property Rights; or abandon any Company Registered Intellectual Property Rights;

(xviii) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by the Company or any of its Subsidiaries which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters; or

(xix) enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and terminate such Persons’ access to any data room containing the Company’s confidential information, and shall as promptly as practicable (and in any event within three (3) Business Days) request the return from all such Persons or the destruction by such Persons of all copies of confidential information previously provided to such Persons by the Company, its Subsidiaries or Representatives.

(b) Subject to Section 5.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (A) the termination of this Agreement pursuant to Article VIII and (B) the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney, accountant or other authorized agent or representative retained by any of them (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

(c) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the receipt of the Requisite Stockholder Approval, if the Company receives from any Person a bona fide, written and unsolicited Acquisition Proposal not involving a breach of Section 5.2(b) that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, the Company Board may, directly or indirectly through the Company’s Representatives, (i) participate or engage in discussions or negotiations with such Person and/or (ii) furnish to such Person any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement, provided that contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent; provided, however, that in the case of each action taken pursuant to the preceding clauses (i) or (ii), prior to taking such action, (A) the Company Board and/or any authorized committee thereof determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law, and (B) the Company gives Parent written notice of the identity of such Person and the material terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person (and shall include with such notice copies of any written materials received from or on behalf of such Person in connection with or relating to such Acquisition Proposal). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or its Representatives shall be deemed to be a breach of this Section 5.2 by the Company.

(d) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent and Acquisition Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board and/or any authorized committee thereof determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law.

(e) In addition to the obligations of the Company set forth in Section 5.2(b), the Company shall promptly (and in any event within 48 hours) notify Parent of any receipt by the Company or any of its Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, including with such notice the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written materials received from or on behalf of such Person in connection with or relating to such Acquisition Proposal (including any financial terms)). The Company shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal, request or inquiry.

(f) For the avoidance of doubt, notwithstanding the foregoing, in no event shall the Company’s cooperation in implementing the Taiwan Plan, including any discussions or actions taken in connection with any Taiwan Divestiture at the request of Parent, be a violation or breach of its covenants under this Section 5.2, and the Taiwan Divestiture shall not constitute an Acquisition Proposal under this Agreement.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Acquisition Sub, on the one hand, and (without limiting the rights of the Company specifically provided under Section 6.2, Section 6.3, Section 6.4 and Section 6.5) the Company, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to, in all cases subject to Section 6.2: (i) cause the conditions to the Merger set forth in Article VII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Merger and the other transactions contemplated by this Agreement; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required to (nor without the prior consent of Parent shall it, or shall it agree to) pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

6.2 Regulatory Approvals.

(a) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall:

(i) to the extent required, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, unless Parent determines in good faith after consultation with its outside legal counsel and the Company that an obligation to file under the HSR Act arises after the signing (including as a result in a change in the valuation of the Company’s HSR reportable assets), then within ten (10) Business Days following such determination;

(ii) make the draft filing with the Committee on Foreign Investment in the United States (“CFIUS”) contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby and engage in the pre-notice consultation process with CFIUS as soon as practicable after the date of this Agreement, and (ii) following such pre-notice consultation, as promptly as practicable following CFIUS notification that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a);

(iii) prepare and file all filings required to obtain the PRC Overseas Investment Approvals as promptly as practicable after the date of this Agreement; and

(iv) prepare and file all filings required to obtain the Taiwan Approvals as promptly as practicable after the date of this Agreement.

(b) Subject to Section 6.2(e) each of Parent and the Company shall, to the extent permitted by applicable Law and not prohibited by the applicable Governmental Authority, and subject to all applicable privileges, including the attorney-client privilege, with respect to the filings described in Section 6.2(a):

(i) cooperate and coordinate with the other in the making of such filings (including providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws (including Antitrust Laws) or Orders with respect to any such filing;

(ii) supply the other with any information that may be required in order to make such filings;

(iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ, and the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other applicable Laws; and

(iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, to obtain the PRC Overseas Investment Approvals and the Taiwan Approvals as soon as practicable (other than as waived by Parent pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii)), to obtain the CFIUS Approval as soon as practicable (other than as waived by Parent pursuant to Section 7.2(d)) and to avoid any impediment to the consummation of the Merger under any applicable Laws (including Antitrust Laws) or Orders, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Laws (including Antitrust Laws) or Orders with respect to the Merger (other than as waived by Parent as provided above).

(c) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, FINSA, any PRC Laws in respect of any PRC

Overseas Investment Approvals or any Taiwan Laws in respect of any Taiwan Approvals, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to:

(i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger or any other transactions contemplated hereby;

(ii) give each other an opportunity to participate in each of such meetings;

(iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger or any other transactions contemplated hereby;

(iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority;

(v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger or any other transactions contemplated hereby;

(vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger or any other transactions contemplated hereby; and

(vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.2(d).

Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

(d) Each of Parent, Acquisition Sub and the Company shall cooperate with one another to (i) promptly determine whether any filings not contemplated by this Section 6.2 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 6.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(e) Each of Parent, Acquisition Sub and the Company shall use reasonable best efforts to offer to take (and if such offer is accepted, commit to take) all reasonable steps which it is capable of taking to avoid or eliminate impediments under any Antitrust Laws that may be asserted by the FTC, the DOJ, or any other Governmental Authority with respect to the transactions contemplated by this Agreement, so as to enable the Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date.

(f) With respect to the CFIUS Approval:

(i) Each of Parent, Acquisition Sub and the Company shall use reasonable best efforts to offer to take (and if such offer is accepted, commit to take) all reasonable steps which it is capable of taking to obtain the CFIUS Approval.

(ii) In furtherance of the foregoing, if and to the extent required to obtain the CFIUS Approval, Parent agrees to undertake any reasonable mitigation efforts, including the following: propose, negotiate, offer to commit and effect, by consent decree or otherwise, the termination or cancellation of all or a portion of sales contracts with customers in the United States for Company Products and the sale, license, assignment, transfer or other divestiture or disposition of any assets or businesses of the Company; provided that any such mitigation efforts shall not be required to the extent the Contracts, Company Products, assets and businesses affected by such mitigation efforts, including any such terminated or cancelled contracts or sold, licensed, assigned, transferred, divested or dispossessed assets, are responsible for revenues, in the aggregate, in excess of $5,000,000 per year, or such mitigation efforts otherwise have an adverse effect on the Parent or the Company (whether before or after the Closing) that is material in any respect. The Company, if (and only if) requested by Parent, shall agree to effect the foregoing so long as the effect thereof is binding upon the Company only if the Effective Time occurs.

(g) Notwithstanding the foregoing or anything in this Agreement to the contrary, except as provided in Section 6.2(f)(ii) and Section 6.2(h), none of Parent, Acquisition Sub or the Company shall be required to (and neither the Company nor any of its Subsidiaries, without first obtaining Parent’s prior written consent, which consent may be withheld in Parent’s sole discretion, shall, or shall offer or agree to):

(i) propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the sale, license, assignment, transfer or other divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or the Company or any of its Subsidiaries;

(ii) offer to take or offer to commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent or its Subsidiaries and the Company and its Subsidiaries; or

(iii) take any other actions that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would be materially adverse to Parent (whether before or after the Closing).

(h) Taiwan Plan.

(i) Parent and the Company agree that, following the date hereof, they will cooperate in good faith to formulate a detailed plan providing for the restructuring of certain aspects of the Company and its Subsidiaries’ business pursuant to which the Merger would be permitted to be consummated under the Laws of the Republic of China (the “Taiwan Plan”). The Taiwan Plan may, to the extent required, provide for, without limitation, (i) the divestiture or disposition of certain assets (including Subsidiaries) of the Company, (ii) the negotiation, execution and performance of acquisition agreements with third parties to acquire such assets (including pursuant to the Taiwan Divestiture, as described below) (iii) the transfer or reassignment of certain employees and/or independent contractors of the Company and its Subsidiaries and (iv) the reclassification of certain industry codes of the Company or its Subsidiaries pursuant to the Laws of the Republic of China; provided that any such actions shall become binding on the Company no earlier than, and contingent upon, the consummation of the Merger. Once agreed, Parent shall use its reasonable best efforts to implement the steps contemplated by the Taiwan Plan over which Parent exercises control. The Company shall use its reasonable best efforts to cooperate with Parent, and to implement the steps contemplated by the Taiwan Plan, to the extent approved by Parent, in order to ensure that the Taiwan Plan can be fully effectuated as soon as practicable following the Closing.

(ii) In furtherance and not in limitation of the foregoing, the parties acknowledge and agree that in the event the parties are unable to formulate the Taiwan Plan in a manner whereby a restructuring of the Company and its Subsidiaries would enable the Merger to be consummated in accordance with the Laws of the Republic of China, the parties shall cooperate to arrange the sale of the Company’s Subsidiaries incorporated in Taiwan to a bona fide, credit-worthy third party unaffiliated with Parent, such sale to be conditioned upon, and become effective solely upon or after, the consummation of the Merger (such sale, the “Taiwan Divestiture”, and such purchaser, the “Taiwan Purchaser”). Parent shall use its reasonable best efforts to identify and engage with any such Taiwan Purchaser and negotiate and execute any definitive agreements necessary for such Taiwan Purchaser to effectuate the Taiwan Divestiture, provided that Parent shall not be required to execute any such definitive agreements which are not on commercially reasonable terms. The Company shall use its reasonable best efforts to cooperate with Parent’s requests to consummate the Taiwan Divestiture, including meeting with and providing information about the Company and its business and operations to any Taiwan Purchaser.

(iii) Following Parent’s identification and engagement of a Taiwan Purchaser, and following written agreement with such Taiwan Purchaser on all material terms necessary to effectuate the Taiwan Divestiture with such Taiwan Purchaser, each in full compliance with the terms of this Section 6.2(h), Parent shall notify the relevant Governmental Authorities of the Republic of China of such actions and shall file for the approval thereof. In the event such Government Authorities provide written notice to the effect that (i) such Governmental Authorities do not approve the consummation of such Taiwan Divestiture on the terms so submitted or that such Taiwan Divestiture would be illegal in the Republic of China or (ii) such Governmental Authorities would not approve the Merger notwithstanding the consummation of such Taiwan Divestiture or the consummation of the Merger, notwithstanding the consummation of such Taiwan Divestiture, would be illegal in the Republic of China, such notice shall be deemed a “Taiwan Rejection Notice” hereunder.

(iv) Parent and the Company shall promptly advise one another of any communications to or from any Governmental Authority in connection with the implementation of the Taiwan Plan (including the Taiwan Divestiture), and shall provide one another with copies of any such communications to the extent they are in written form.

(v) Parent shall use its reasonable best efforts to obtain approval from the government of the Republic of China of the implementation and effectuation of the Taiwan Plan (including, if necessary, the Taiwan Divestiture) or confirmation that the Merger can be consummated in accordance with the Laws of the Republic of China, together with any other Taiwan Approvals.

6.3 Proxy Statement.

(a) As soon as practicable (and in any event within twenty (20) Business Days) following the date hereof, the Company shall prepare and file with the SEC in preliminary form the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Acquisition Sub, or any of their respective directors, officers or other Affiliates, should be discovered by the Company, Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(b) Subject to applicable Law, the Company shall cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable (and in any event within ten (10) Business Days) following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement.

(c) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change, (i) the Company shall not file with the SEC the Proxy Statement or any amendment or supplement thereto, and (ii) the Company shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement, in any such case referenced in the preceding clause (i) or (ii) without providing Parent and Acquisition Sub a reasonable opportunity to review and comment thereon or participate therein, as the case may be, and the Company shall consider all such comments by Parent in good faith.

(d) The Company shall advise Parent and Acquisition Sub, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement, or any receipt of a request by the SEC or its staff for additional information in connection therewith, and shall provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff thereof, on the other hand, with respect to the Proxy Statement. The Company also shall provide Parent with copies of any written comments or responses to be submitted by the Company in response to any comments or inquiries from the SEC or the staff thereof and shall provide Parent a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff relating to the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable.

(e) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change, the Company shall include the Company Board Recommendation in the Proxy Statement.

6.4 Company Stockholder Meeting.

(a) The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (or any adjournment or postponement thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date hereof for the purpose of voting to approve the Merger in accordance with the DGCL. Once the Company has established the record date for the Company Stockholder Meeting the Company shall not change such record date without the prior written consent of Parent, unless required by applicable Law. Without limiting the generality of the foregoing, the Company shall hold the Company Stockholder Meeting no later than 45 calendar days following the date the dissemination of the Proxy Statement to the Company’s stockholders is commenced; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting:

(i) For sequential periods of up to five (5) Business Days each, if there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting;

(ii) For so long as the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC or its staff; or

(iii) For one time only, for up to three (3) weeks, if the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to (A) give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change), or (B) to enable the additional time to solicit proxies from Company Stockholders.

(b) Without the prior written consent of Parent, the approval of this Agreement and the transactions contemplated hereby (including the Merger), and any matters related thereto, shall be the only matters which the Company shall propose to be acted on at the Company Stockholder Meeting.

(c) Unless this Agreement has been terminated in accordance with Section 8.1, the Company shall solicit from the Company Stockholders proxies in favor of the approval of the Merger in accordance with Delaware Law, submit the Merger for approval of the Company Stockholders at the Company Stockholder Meeting and, unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change pursuant Section 6.5(b), use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholder Meeting.

(d) Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, unless this Agreement has been terminated in accordance with Section 8.1, no Company Board Recommendation Change shall obviate or otherwise affect the obligation of the Company to call and hold the Company Stockholder Meeting pursuant to and in accordance with this Section 6.4.

6.5 Company Board Recommendation.

(a) Subject to Section 6.5(c), the Company Board shall make the Company Board Recommendation.

(b) Neither the Company Board nor any committee thereof shall (x) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, the Company Board Recommendation, (y) approve, endorse or recommend an Acquisition Proposal or (z) fail to recommend against acceptance of any tender offer or exchange offer for shares of the Company Common Stock within ten (10) Business Days after the commencement of such offer (each of clauses (x), (y) and (z), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the receipt of the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may make a Company Board Recommendation Change if and only if:

(i) (A) the Company has received an unsolicited, bona fide written Acquisition Proposal that constitutes a Superior Proposal and not involving a breach of Section 5.2(b);

(B) the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law;

(C) the Company shall have notified Parent in writing of the Superior Proposal, including providing Parent with the identity of the Person making such Superior Proposal and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements (including financing agreements, if any) with respect to such Superior Proposal (a “Superior Proposal Notice”), provided that with respect to any amendment to the financial terms or other material terms of such Superior Proposal, Parent shall be entitled to a new written notice by the Company (a “Superior Proposal Amendment Notice”);

(D) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning as soon as practicable on the day of delivery by the Company to Parent of such

Superior Proposal Notice or such Superior Proposal Amendment Notice, as applicable, and ending at 5:00 p.m. Pacific Time on, in the case of a Superior Proposal Notice, the fourth (4th) day following the day of such delivery or, in the case of a Superior Proposal Amendment Notice, the second (2nd) day following the day of such delivery (provided that such two (2) day period shall be extended if applicable through the end of the original four (4) day period);

(E) the Company has during such four (4) day period or such two (2) day period, as applicable, negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(F) if Parent shall have delivered to the Company during such four (4) day period or such two (2) day period, as applicable, a written, binding and irrevocable offer to modify the terms of this Agreement, the Company Board and/or any authorized committee thereof shall have determined in good faith, after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice or such Superior Proposal Amendment Notice, as applicable, still constitutes a Superior Proposal; or

(ii) (A) an Intervening Event has occurred;

(B) the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with its outside legal counsel) that the failure to make a Company Board Recommendation Change in light of such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law;

(C) the Company shall have notified Parent in writing of such Intervening Event, including a reasonable description of such Intervening Event (an “Intervening Event Notice”);

(D) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives the Intervening Event and any proposed modifications to the terms and conditions of this Agreement during the period beginning as soon as practicable on the day of delivery by the Company to Parent of such Intervening Event Notice and ending at 5:00 p.m. Pacific Time on the fourth (4th) day following the day of such delivery;

(E) the Company has during such four (4) day period negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement so that the failure to make such Company Board Recommendation Change is no longer a breach of the Company Board’s fiduciary duties; and

(F) if Parent shall have delivered to the Company during such four (4) day period a written and binding offer to modify the terms of this Agreement, the Company Board and/or any authorized committee thereof shall have determined in good faith, after considering the terms of such offer by Parent, that the failure to make a Company Board Recommendation Change in light of such Intervening Event would still be inconsistent with its fiduciary duties under Delaware Law.

(d) Nothing in this Agreement shall prohibit the Company Board and/or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board and/or any authorized committee thereof determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law; provided that, (x) clause (ii) of this Section 6.5(d) shall not in and of itself be deemed to permit the Company Board and/or any authorized committee thereof to make a Company Board

Recommendation Change that would not otherwise be permitted pursuant to this Section 6.5, and (y) in either such case, any such statement(s) or disclosures made by the Company Board and/or any authorized committee thereof will be subject to the terms and conditions of this Agreement, including the provisions of Section 6.5 and Article VIII.

6.6 Public Statements and Disclosure. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.6 shall not apply to any release or announcement made or proposed to be made by the Company in connection with an Acquisition Proposal, a Company Board Recommendation Change or Superior Proposal.

6.7 Anti-Takeover Laws. In the event that any anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; and provided further, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.8 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege, including, to the extent practicable, by providing such information in redacted form as necessary to preserve such a privilege or comply with such Law or otherwise make appropriate substitute disclosure arrangements, to the extent possible. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the terms and conditions of any applicable Lease and the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive Phase 1 or Phase 2 environmental assessments or other invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. Nothing in this Section 6.8 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

6.9 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all (i) indemnification agreements between the Company or any of its Subsidiaries and (x) any of their respective current or former directors and officers as of the date of this Agreement pursuant to the terms of such agreements as in effect as of the date hereof, and (y) any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time and executes an indemnification agreement on terms no less favorable to the Company and no more favorable to such person than the current form of indemnification agreement with its directors that has been made available to Parent (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.10(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of no more than one separate counsel retained by an Indemnified Person (and reasonably acceptable to the Surviving Corporation), promptly after statements therefor are received, only if (A) the Surviving Corporation has not elected to control the defense of any such claim, proceeding, investigation or inquiry or (B) an Indemnified Person shall have reasonably concluded that there are or are reasonably likely to be legal defenses available to it that are different from or additional to those available to the Surviving Corporation, as the indemnifying party, or that there exists or is reasonably likely to exist a conflict of interest, in either case, that would make it inappropriate in the reasonable judgment of such Indemnified Person for the same counsel to represent both the Indemnified Person and the Surviving Corporation, as the indemnifying party, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.10(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.10(c) of the Company Disclosure Letter); provided, however, that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance provided that, without the prior written consent of Parent, the Company may not expend per year coverage in excess of the Maximum Annual Premium for such “tail” policy. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, or the Surviving Corporation after the Effective Time otherwise elects to purchase such a policy, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.10(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 6.10 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

6.11 Employee Matters.

(a) Following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time (as they may have been revised or consented to as contemplated by Section 5.1(b)(viii)), provided, however, that nothing in this sentence or otherwise in this Section 6.11 shall prohibit the Surviving Corporation or its Subsidiaries from amending or terminating, or from causing the Surviving Corporation or its Subsidiaries to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(b) During the one (1) year period following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide to Continuing Employees while they continue in employment employee benefits (other than any defined benefit or cash balance pension plan, deferred compensation, equity-based benefits, severance benefits, post-termination health, medical, or other welfare or life insurance benefits and individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the employee benefits (other than any defined benefit or cash balance pension plan, deferred compensation, equity-based benefits, severance benefits, post-termination health, medical or other welfare or life insurance benefits and individual employment agreements) provided to Continuing Employees immediately prior to the Effective Time. Base salary, cash bonus opportunity or regular wages as of the Effective Time shall not be decreased for a period of one (1) year following the Effective Time for any Continuing Employee who continues to be employed by the Surviving Corporation or an Affiliate during that period.

(c) To the extent that, following the Effective Time, employee benefits are provided under the employee benefit plans, programs and arrangements of Parent or one of its Subsidiaries (including the Surviving Corporation), and in which such Continuing Employees did not participate prior to the Effective Time (the “New Plans”), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its

Subsidiaries to, cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries and any predecessor employer (to the extent the Company and its Subsidiaries provide such past service credit) prior to the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, for purposes of eligibility to participate, vesting and, with respect to vacation, sick time or paid time off, accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that (i) it would result in duplication of coverage or benefits or (ii) employees who are similarly situated to the Continuing Employees are not provided with such service credit under such plan. In addition, and without limiting the generality of the foregoing; (a) each Continuing Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Employee Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); (b) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation or one of its Subsidiaries to use commercially reasonable efforts to, (x) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent it would have been waived under the comparable Old Plan, and (y) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a comparable Old Plan during the portion of the plan year of the Old Plan during the portion of the plan year prior to the Effective Time to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time.

(d) Prior to making any broadly distributed written or oral communications to the Continuing Employees pertaining to compensation or benefits matters that are affected by either (i) the Merger or (ii) the other transactions contemplated by the Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing such mutually agreeable communication.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or their Subsidiaries to terminate, any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their Subsidiaries to continue any Employee Plan, New Plan, or other benefit plan, agreement or arrangement, or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, program, agreement, contract, policy or arrangement or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan arrangement. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company or any Company Subsidiary, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of the Company or any of its Subsidiaries by Parent, the Surviving Corporation or any of the Affiliates or under any benefit plan which any of them may maintain, or otherwise.

6.12 Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.13 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the

Effective Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) and Section 7.2(b) to not be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.13(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 7.3(a) and Section 7.3(b) to not be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.13(b).

(c) No investigation pursuant to this Section 6.13 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.14 Certain Litigation. The Company shall promptly advise Parent of any litigation or other Legal Proceeding commenced after the date hereof against the Company or any Company Subsidiary or any of its or their directors (in their capacity as such) by any Company Stockholders or any holders of any capital or equity interest in any Company Subsidiary (on their own behalf or on behalf of the Company or a Company Subsidiary) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation or Legal Proceeding. The Company shall give (or cause the applicable Subsidiary to give) Parent the opportunity to consult with the Company regarding and participate in the defense or settlement of any such litigation or Legal Proceeding and shall consider in good faith Parent’s views with respect to such stockholder litigation, and no settlement or entry of judgment or other resolution of any such litigation or Legal Proceeding shall be agreed to or allowed without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.15 Financing.

(a) Each of Parent and Acquisition Sub acknowledges and agrees that prior to the Effective Time the Company and its Affiliates and its and their respective Representatives shall not be required to incur any liability to any Person under any financing that Parent and Acquisition Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 6.16 and that Parent and Acquisition Sub shall, and shall cause their Affiliates to, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against, and compensate and reimburse the Company and its Affiliates and its and their respective Representatives for, any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing, except in each case to the extent arising from the gross negligence, recklessness or willful misconduct of any such Persons.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Acquisition Sub shall use, and shall cause their Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing as promptly as practicable on the terms and conditions described in the Commitment Letters, including using (and causing their Affiliates to use) their respective reasonable best efforts to: (i) maintain in effect the Commitment Letters, (ii) enter into definitive agreements with respect thereto as promptly as practicable on the terms and conditions contained in the Commitment Letters, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Effective Time, (iii) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to Parent, Acquisition Sub or their respective Representatives in such definitive agreements that are within its control, and (iv) cause the Sponsors, Lender and any other Persons providing Financing to fund the Financing at or prior to the Effective Time, including by enforcing (including by seeking through litigation to enforce) such Persons’ funding obligations (and the rights of Parent and Acquisition Sub) under the Commitment Letters and Financing Arrangements (as defined below) to the extent necessary to fund the Merger Consideration.

(c) Parent shall not agree to, or permit, any amendments or modifications to, or any waivers under, the Commitment Letters without the prior written consent of the Company if such amendments, modifications or waivers would reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing), or impose new or additional conditions or otherwise expand the then existing conditions precedent to funding of the Financing at or prior to the Effective Time, if such new or additional conditions or such expanded existing conditions would reasonably be expected to (i) prevent or materially delay or impair the ability of Parent to consummate the Merger or (ii) adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Commitment Letters. Parent shall not release or consent to the termination of the funding obligations of the Lender under the Bank Letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Bank Letter if applicable; provided, that such assignments or replacements would not prevent or materially delay or impair the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.

(d) In the event that Parent determines that any portion of the Financing will not be available in the manner or from the sources contemplated in the Commitment Letters, (i) Parent shall promptly so notify the Company and (ii) Parent and Acquisition Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions not materially less favorable to Parent than those in the Commitment Letters, as promptly as practicable following the occurrence of such event (and in any event no later than the Effective Time). The definitive agreements entered into pursuant to the first sentence of this Section 6.15(d) or Section 6.15(a) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(e) Each of Parent and Acquisition Sub acknowledges and agrees that neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Financing or any alternative financing, is a condition to the Closing.

(f) Parent shall (i) promptly furnish the Company complete, correct and executed copies of the Financing Agreements and any amendment, modification or replacement of any Commitment Letters or Financing Agreements promptly upon their execution, (ii) give the Company prompt written notice of any breach or threatened (in writing) breach by any party of any of the Commitment Letters or the Financing Agreements of which Parent or Acquisition Sub becomes aware or any termination or threatened (in writing) termination thereof, (iii) give the Company prompt written notice of any material dispute or disagreement between or among any parties to any Commitment Letter or any Financing Agreements that would reasonably be expected to result in a breach under the Commitment Letters or Financing Agreements, (iv) give the Company prompt written notice if for any reason Parent or Acquisition Sub has determined in good faith that it will not be able to obtain all or any portion of the Financing on substantially the terms and conditions contemplated by the Commitment Letters or Financing Agreements, (v) promptly furnish any additional information reasonably requested in writing by the Company relating to the circumstances in clauses (i) through (iv) of this Section 6.15(f)) and (vi) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any alternative financing).

6.16 Financing Cooperation.

(a) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent:

(i) agreeing to enter into such agreements, and to use its reasonable best efforts to deliver such officer’s certificates, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s and its material Subsidiaries’ assets pursuant to such agreements as may be reasonably requested;

(ii) providing to the Lender financial and other information relevant to the Financing in the Company’s or its Subsidiaries’ possession or that is reasonably available or that the Company or its Subsidiaries prior to the date hereof in the ordinary course of business would have produced (and in accordance with the timeframe in which such information would have been produced) (including audited and unaudited financial statements as of and for periods both before and after the date hereof, provided that such financial statements shall be provided in a manner as is consistent with the Company’s existing practices), assisting in the preparation of any pro forma financial information or projections, making the Company’s and its Subsidiaries’ senior officers available at reasonable times and for a reasonable number of meetings to assist the Lender (including by way of participation in meetings, presentations, marketing sessions and due diligence sessions), and otherwise reasonably cooperating in connection with the consummation of the Financing;

(iii) using reasonable best efforts to obtain from the Company’s and its Subsidiaries’ accounting firm accountants’ comfort letters and consents customary for debt financings, and assisting Parent and its counsel with information required for customary legal opinions required to be delivered in connection therewith and cooperating in obtaining any necessary valuations;

(iv) furnishing all documentation and other information about the Company and its Subsidiaries that the potential financing sources have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations;

(v) taking all corporate, limited liability company, partnership or other similar actions by the Company and its Subsidiaries that are reasonably necessary to permit the consummation of the necessary financing; and

(vi) using reasonable best efforts to cooperate with Parent to satisfy any conditions precedent to any the Financing to the extent within the control of the Company and its Subsidiaries.

Parent shall promptly reimburse the Company for any out-of-pocket expenses and costs reasonably incurred in connection with the Company’s or its Affiliates’ obligations under this Section 6.16(a).

(b) Notwithstanding anything in this Agreement to the contrary:

(i) nothing in this Agreement shall require any cooperation to the extent that it would require the board of directors of the Company or any of its Subsidiaries to take any action or the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement, agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time (for which the Company is not promptly reimbursed by Parent) or to approve the execution or delivery of any document or certificate in connection with the Financing (or any alternative financing);

(ii) no officer of the Company or any of its Subsidiaries who is not reasonably expected to be an officer of the Surviving Corporation shall be obligated to deliver any certificate in connection with the Financing and no counsel for the Company or any of its Subsidiaries shall be obligated to deliver any opinion in connection with the Financing; and

(iii) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including entry into any agreement that is effective before the Effective Time or distribution of any cash by or to the Company that is effective before the Effective Time) or that would be effective prior to the Effective Time.

6.17 Escrows of Termination Fee and Reverse Termination Fee.

(a) Company Termination Fee:

(i) Promptly after the date hereof, and in any case within twenty (20) Business Days after the date hereof, the Company shall cause an amount in cash equal to the Termination Fee (such deposited amount plus any Additional Termination Fee deposited pursuant to this Section 6.17(a), the “Company Escrow Amount”) to be deposited in the Company Escrow Account in the United States with Wells Fargo Bank, National Association, as escrow agent (the “Company Escrow Agent”), which amount shall be held and released by the Company Escrow Agent, subject to the terms of an escrow agreement, which shall be in the form attached hereto as Annex B (the “Company Escrow Agreement”), as collateral and security for the payment of the Termination Fee pursuant to Section 8.3(b).

(ii) The Company shall use its reasonable best efforts to open and fund the Company Escrow Account as promptly as practicable after the date of this Agreement. In connection therewith, Parent shall provide, as promptly as practicable following any request, all necessary information and documents requested by the Company Escrow Agent in connection with the creation and funding of the Company Escrow Account. The Company shall forward all such requests to Parent as promptly as practicable and shall facilitate communications between the Company Escrow Agent and Parent.

(iii) Notwithstanding the foregoing, in the event the Company Escrow Agent informs the Company that is not or may not be able or willing to open the Company Escrow Account due to the identity or jurisdiction of Parent or any Sponsor, or the Company Escrow Agent otherwise has not opened the Company Escrow Account for funding and operation as contemplated by the Company Escrow Agreement within 20 Business Days following the date hereof, then the Company shall promptly notify Parent in writing (and in any event no later than one (1) day after the Company becoming aware that the Company Escrow Agent believes that it may not able to so act as escrow agent). The Company thereafter shall use its reasonable best efforts to deposit the Company Escrow Amount as promptly as practicable thereafter with an alternative escrow agent reasonably acceptable to Parent. Any escrow agreement entered into with an alternative escrow agent shall have the same escrow release trigger provisions as in the Company Escrow Agreement and shall otherwise be in form and substance reasonably acceptable to the Company and Parent.

(iv) In the event the Company Escrow Amount is not deposited into (A) the Company Escrow Account within twenty (20) Business Days after the date hereof pursuant to Section 6.17(a)(i) for any reason (other than as a result of failure by Parent to provide the required information requested by the Company Escrow Agent or due to the identity or jurisdiction of Parent or any Sponsor) or (B) an alternative escrow account as promptly as practicable after the date hereof pursuant to Section 6.17(a)(ii), if applicable (other than as a result of failure by Parent to provide the required information requested by the Company Escrow Agent or due to the identity or jurisdiction of Parent or any Sponsor), then upon the occurrence of either (A) or (B), the amount of the Termination Fee shall be deemed for all purposes of this Agreement to increase at a rate of seven percent (7%) per annum (the amount of such increase, the “Additional Termination Fee”) until the earliest of: (x) the date the Company Escrow Amount (together with the then accrued amount of Additional Termination Fee) is deposited into the Company Escrow Account, (y) the Effective Time, or (z) the date this Agreement is terminated pursuant to Section 8.1. If the Company Escrow Amount is not timely deposited due to a failure by Parent to provide the required information requested by the Company Escrow Agent or, if applicable, an alternative escrow agent under Section 6.17(a)(ii), then the Additional Termination Fee shall not begin to accrue until Parent has provided such required information.

(b) As of the date hereof, Parent has deposited, or has caused to be deposited, an amount of cash equal to $11,381,090 (in RMB equivalent) (such deposited amount, the “DB Escrow Amount”) with the DB Escrow Agent at a branch of the Escrow Agent in the PRC, as collateral and security for the payment of the Reverse Termination Fee or the Taiwan Reverse Termination Fee pursuant to Section 8.3(c), and which amount shall be held and released by the DB Escrow Agent subject to the terms of this Agreement and the DB Escrow Agreement; provided that the DB Escrow Agent shall release the DB Escrow Amount (together with any interest accrued thereon) on the Closing Date or on such other date as is provided in the Escrow Agreement.

(c) As of the date hereof, Parent has deposited, or has caused to be deposited, an amount of cash equal to $7,790,000 (such deposited amount, the “CMB Escrow Amount”) with the CMB Escrow Agent at an offshore branch of the Escrow Agent, as collateral and security for the payment of the Reverse Termination Fee or the Taiwan Reverse Termination Fee pursuant to Section 8.3(c), and which amount shall be held and released by the CMB Escrow Agent subject to the terms of this Agreement and the CMB Escrow Agreement; provided that the CMB Escrow Agent shall release the CMB Escrow Amount (together with any interest accrued thereon) on the Closing Date or on such other date as is provided in the Escrow Agreement.

6.18 Formation of Acquisition Sub. Promptly following the date hereof, subject to receipt of any required PRC Overseas Investment Approvals, Parent shall form (or cause to be formed) a corporation organized under the laws of the State of Delaware as a direct or indirect, wholly-owned Subsidiary of Parent, which corporation shall be Acquisition Sub hereunder. Promptly following its formation, Parent shall cause Acquisition Sub to become a party to this Agreement as if an original party hereto by executing the Joinder substantially in the form attached hereto as Annex A and delivering such executed Joinder to the Company, and the Company shall execute a counterpart of the Joinder.

6.19 FIRPTA. Immediately prior to the Closing, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445 2(c)(3).

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval.

(b) Antitrust Approvals and Government Approvals.

(i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(ii) Parent shall have obtained the PRC Overseas Investment Approvals, other than such PRC Overseas Investment Approvals as Parent, in its sole discretion, shall have determined to waive; provided, however, that Parent shall not be entitled to waive any PRC Overseas Investment Approvals that would, or would reasonably be expected to, adversely affect the delivery of the consideration payable in connection with the Merger in accordance with Article II.

(iii) Parent shall have obtained the Taiwan Approvals, other than such Taiwan Approvals as Parent, in its sole discretion, shall have determined to waive; provided, however, that Parent shall not be entitled to waive any Taiwan Approvals that would, or would reasonably be expected to, adversely affect the delivery of the consideration payable in connection with the Merger in accordance with Article II.

(c) No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction in the United States, the PRC or Taiwan shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in:

(i) Section 3.11(a)(ii) shall be true and correct in all respects at and as of the date hereof and at and as of Effective Time as if made at and as of such time;

(ii) Section 3.1 (Organization; Good Standing), Section 3.2(a) (Corporate Power), Section 3.3 (Requisite Stockholder Approval), Section 3.25 (Brokers), Section 3.28(a) (Indebtedness) and Section 3.29 (State Anti-Takeover Statutes) shall be true and correct in all material respects, without regard to any “materiality” or “Company Material Adverse Effect” or similar qualifications contained in them, at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

(iii) Section 3.6 (Company Capitalization) shall be true and correct in all respects at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and except for any failures to be true and correct that would not, individually or in the aggregate, increase the aggregate Merger Consideration payable (including in respect of all Company Options, Company SARs and Company Restricted Stock Units) by more than one-half of one percent (0.5%); and

(iv) Article III (other than the representations and warranties listed in clauses (i), (ii) and (iii) of this Section 7.2(a)) shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” or similar qualifications contained in them, at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failure of such representations and warranties to be so true and correct which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have complied with or performed in all material respects the covenants and obligations that the Company is required to comply with or to perform under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. Parent and Acquisition Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) CFIUS Approval. The period of time for any applicable review process by CFIUS under FINSA (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated, CFIUS shall have provided a written notice to the effect that review of the transaction contemplated by this Agreement has been concluded and that a determination has been made that there are no unresolved issues of national security concern, or the President shall have made a determination under FINSA not to block the transaction contemplated by this Agreement (the “CFIUS Approval”).

(e) Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failure to be so true and correct would not, individually or in the aggregate, prevent the consummation of the transactions contemplated by this Agreement or the ability of Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Performance of Obligations of Parent and Acquisition Sub. Each of Parent and Acquisition Sub shall have complied with or performed in all material respects the covenants and obligations that it is required to comply with or to perform under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Acquisition Sub, validly executed for and on behalf of Parent and Acquisition Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before the date that is the six (6) month anniversary of the date hereof (the “Termination Date”); provided, that upon the request of either Parent or the Company prior to the Termination Date (including as it may be extended pursuant to this proviso) and the agreement of the other party (such agreement not to be unreasonably withheld) the Termination Date shall be extended until the date specified in such request that is not later than the nine (9) month anniversary of the date hereof; provided, further, that either Parent or the Company shall be entitled to so extend the Termination Date without the consent of the other party, if such extension is requested in connection with the implementation of the Taiwan Plan, so long as such party is continuing to take all actions required to be taken by it pursuant to this Agreement to implement and effectuate the Taiwan Plan; provided, further, that if the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing) occurs less than five (5) Business Days prior to the Termination Date, the Termination Date shall be deemed to be extended to the extent necessary to permit the Closing to occur in accordance with Section 2.3; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in (A) the failure to satisfy any of the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date and such action or failure to act constitutes a material breach of this Agreement, or (B) the failure of the Effective Time to have occurred prior to the Termination Date, and such action or failure to act constitutes a material breach of this Agreement;

(ii) any Governmental Authority of competent jurisdiction in the United States, the PRC or Taiwan shall have (A) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (B) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such Order has become final and non-appealable; or

(iii) the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on the adoption of this Agreement was taken;

(c) by the Company, in the event that (i) the Company is not then in material breach of this Agreement, (ii) the representations and warranties of Parent and/or Acquisition Sub contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.3(a) would not be satisfied, or the covenants or obligations of Parent and/or Acquisition Sub contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(b) would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, Parent and/or Acquisition Sub shall have failed to cure such breach within twenty (20) Business Days after Parent and Acquisition Sub have received written notice of such breach from the Company (it being understood that, if applicable, the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) in respect of the breach set forth in any such written notice (A) at any time during such twenty (20) Business Day period, and (B) at any time after such twenty (20) Business Day period if Parent and/or Acquisition Sub shall have cured such breach during such twenty (20) Business Day period);

(d) by Parent, in the event that (i) Parent and Acquisition Sub are not then in material breach of this Agreement, (ii) the representations and warranties of the Company contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.2(a) would not be satisfied, or the covenants or obligations of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(b) would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, the Company shall have failed to cure such breach within twenty (20) Business Days after the Company has received written notice of such breach from Parent (it being understood that, if applicable, Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) in respect of the breach set forth in any such written notice (A) at any time during such twenty (20) Business Day period, and (B) at any time after such twenty (20) Business Day period if the Company shall have cured such breach during such twenty (20) Business Day period);

(e) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in the event that the Company Board shall have effected a Company Board Recommendation Change, in compliance with the terms of Section 6.5(c)(i), to enter into a definitive agreement providing for the consummation of a Superior Proposal; provided, that the Company has not violated Section 5.2 in any material respect, and provided, further, that concurrently with such termination of this Agreement, the Company pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(b)(ii) and enters into a binding definitive agreement with respect to such Superior Proposal.

(f) by Parent, at any time prior to receiving the Requisite Stockholder Approval, in the event that:

(i) the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change;

(ii) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation as promptly as reasonably practicable (and in any event within ten (10) Business Days) after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a public Acquisition Proposal; or

(iii) a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer;

provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) in respect of any of the events described in the preceding clauses (i) through (iii) shall expire, with respect to each such event, ten (10) Business Days after the first date upon which Parent had actual knowledge that it would have been entitled to effect such termination; and

(g) by the Company if (i) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but provided such conditions are then capable of being fulfilled), (ii) the Company has thereafter confirmed in writing to Parent and Acquisition Sub that it is ready and able to consummate the Merger, and (iii) Parent and Acquisition Sub fail to consummate the Merger within three (3) Business Days following the date the Closing should have occurred in accordance with Section 2.3; provided, however, that during such period of three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3 and for twenty-four (24) hours thereafter, no party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(i).

(h) by the Company or Parent, in the event the government of the Republic of China has delivered to either the Company or Parent a Taiwan Rejection Notice.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for (i) the terms of Section 6.6 and (ii) the indemnification and reimbursement obligations of Parent under Section 6.15(a) and the last sentence of Section 6.16(a) (solely with respect to Parent’s expense reimbursement obligations contained in the last sentence of Section 6.16(a)), this Section 8.2, Section 8.3 and Article IX, in the case of the foregoing clauses (i) and (ii), each of which shall survive the termination of this Agreement and (b) that, subject in all cases to Section 8.3(b)(iv) and Section 8.3(c)(iv), nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages resulting from any Willful Breach prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall Parent or Acquisition Sub have any liability for, or be required to pay any damages for, any breach of this Agreement in excess of the amount of the Reverse Termination Fee, and provided, further, that in no event shall the Company be entitled to, or Parent or Acquisition Sub be liable for, payment of both the Reverse Termination Fee and any damages. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent $19,168,150 (such amount plus any Additional Termination Fee payable pursuant to Section 6.17(a), the “Termination Fee”), within two (2) Business Days after demand by Parent (but in no event prior to the consummation referred to below), in the event that: (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(d) (for Section 8.1(d), only if terminated as a result of a breach by the Company of its covenants or obligations, and not representations or warranties) hereunder such that the condition set forth in Section 7.2(b) would not be satisfied); (B) following the execution and delivery of this Agreement and prior to any such termination of this Agreement, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and shall not have been publicly withdrawn; and (C) within twelve (12) months following any such termination of this Agreement, the Company or any of its Affiliates either (x) consummates a Competing Acquisition Transaction or (y) enters into a definitive agreement for a Competing Acquisition Transaction which is subsequently consummated (whether before or after such twelve (12) month period), in each case, whether or not the Competing Acquisition Transaction was the same Competing Acquisition Transaction referred to in clause (B) of this Section 8.3(b). For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than twenty percent (20%)” shall be deemed to be references to “a majority.”

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), the Company shall pay to Parent the Termination Fee as a condition to the effectiveness of such termination.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), the Company shall pay to Parent the Termination Fee within two (2) Business Days after demand by Parent.

(iv) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Parent’s rights set forth in Section 9.8, in any circumstance in which Parent receives payment of the Termination Fee pursuant to this Section 8.3(b), the receipt of the Termination Fee in such circumstance shall constitute the sole and exclusive remedy of Parent, Acquisition Sub and Parent Related Parties against the Company or any of its former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise, including for Willful Breach) or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and, upon receipt of the Termination Fee in such circumstance, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) the Company shall also be obligated with respect to Section 8.3(e)).

Except as expressly provided in the immediately preceding clause (iv), following the receipt of the Termination Fee in such circumstance, (A) none of Parent, Acquisition Sub or any Parent Related Party shall be entitled to bring, maintain or support any Legal Proceedings against the Company or any Company Related Party arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) Parent and Acquisition Sub shall use their reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, to the extent maintained by Parent, Acquisition Sub or any Parent Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly.

(v) The Company shall make any required payment of the Termination Fee (x) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, or (y) at the option of the Company, if the Company Escrow Account is then fully funded, by causing the Company Escrow Agent to deliver to Parent, in accordance with the instructions of Parent and the terms of the Company Escrow Agreement, the Company Escrow Amount. In the event such payment is not timely made in full, Parent may send a written request to the Company Escrow Agent requesting the release of amounts held pursuant to the Company Escrow Agreement, and the Company shall cooperate with Parent to effectuate such release. In the event such payment is made in full other than pursuant to clause (y) of the first sentence of this sub-section (v), Parent thereafter shall cooperate reasonably with the Company in effecting the release to the Company of the Company Escrow Amount.

(c) Parent Payments.

(i) Parent shall pay to the Company an amount equal to the sum of the DB Escrow Amount plus the CMB Escrow Amount (the “Reverse Termination Fee”), within two (2) Business Days after demand by the Company, in the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) and: (A) at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that, by their nature, are to be satisfied at the Closing provided such conditions are then capable of being fulfilled) shall have been satisfied or waived, other than those conditions that are not satisfied as a result of (i) any failure to obtain any approvals from any Governmental Entity of the PRC that are necessary for the consummation of the transactions contemplated by this Agreement, (ii) an Order of any Governmental Entity of the PRC that restrains, enjoins or otherwise prohibits the consummation of the Merger or (iii) any failure to obtain the Taiwan Approvals, in each case of clauses (i), (ii) and (iii), other than as a result of a breach of this Agreement by the Company; or (B) at the time of or immediately prior to such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(g).

(ii) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(ii) as a result of (A) the enactment, issuance or promulgation of any Law in the PRC or Taiwan that is in effect and has the effect of making the Merger illegal or (B) the issuance or grant of an Order (other than a Taiwan Rejection Notice) of any Governmental Entity of the PRC or Taiwan that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger under the Laws of the PRC or Taiwan, and such Order has become final and non-appealable, Parent shall pay to the Company the Reverse Termination Fee within two (2) Business Days after demand by the Company.

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(g), Parent shall pay to the Company the Reverse Termination Fee within two (2) Business Days after demand by the Company.

(iv) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(h), Parent shall pay to the Company one half of the Reverse Termination Fee (such fee to be paid in a combination of US Dollars and RMB proportionate to the amounts of such currencies held in the DB Escrow Account and the CMB Escrow Account) (the “Taiwan Reverse Termination Fee”) within two (2) Business Days after demand by the Company.

(v) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s rights set forth in Section 8.3(c)(vii) and Section 9.8, in any circumstance in which the Company receives payment of the Reverse Termination Fee or the Taiwan Reverse Termination Fee pursuant to this Section 8.3(c), the receipt of the Reverse Termination Fee or the Taiwan Reverse Termination Fee in such circumstance shall constitute the sole and exclusive remedy of the Company and all Company Related Parties against Parent, Acquisition Sub, the Sponsors, the Lender under the Debt Financing or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise, including for Willful Breach) or otherwise arising out of, or directly or indirectly relating to, this Agreement, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby, and, upon receipt of the Reverse Termination Fee or the Taiwan Reverse Termination Fee in such circumstance, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Financing Agreements, the transactions contemplated hereby or thereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) Parent shall also be obligated with respect to Section 8.3(e) and any indemnification or reimbursement obligations contained in Section 6.15(a) and in the last sentence of Section 6.16(a).

(vi) Except as expressly provided in the immediately preceding clause (vi) above, following the receipt of the Reverse Termination Fee or the Taiwan Reverse Termination Fee in such circumstance, (A) none of the Company or any Company Related Party shall be entitled to bring, maintain or support any Legal Proceedings against Parent, Acquisition Sub or any Parent Related Party arising out of or in connection with this Agreement, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) the Company shall use its reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby, to the extent maintained by the Company or any Company Related Party against Parent, Acquisition Sub or any Parent Related Party to be dismissed with prejudice promptly.

(vii) Notwithstanding the foregoing or anything else in this Agreement, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of equitable relief, to cause Parent and Acquisition Sub to cause the Financing, or, in the case of the Equity Financing, for the Company to directly cause the Equity Financing, to be funded, at any time if, and only if, and that the Company shall not otherwise be entitled to obtain any injunction or other form of equitable relief to cause such funding unless, each of the following conditions has been satisfied: (A) with respect to any funding of the Equity Financing to occur at the Closing, all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (B) the financing provided for by the Bank Letter (or, if alternative financing is being used in accordance with Section 6.15(d), pursuant to the commitments with respect thereto) has been funded or would be funded at the Closing if the Equity Financing is funded at the Closing, (C) Parent and Acquisition Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3 (taking into account any extension of the Termination Date in accordance with Section 8.1(b)(i)), and (D) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, (I) nothing in this Section 8.3(c)(vii) shall prohibit the Company from seeking an injunction, specific performance and/or other equitable relief pursuant to Section 9.8 prior to the conditions to Closing set forth in Section 7.1 and Section 7.2 being satisfied or waived (other than with respect to the Company’s right to obtain an injunction, specific performance or other appropriate form of equitable relief, to cause Parent and Acquisition Sub to cause, or for the Company to directly cause, either or both of the Equity Financing and/or the Debt Financing to be funded at any time, which shall be subject to this Section 8.3(c)(vii)), and (II) while the Company may pursue both a grant of specific performance of the type provided in the preceding sentence and the payment of the Reverse Termination Fee or the Taiwan Reverse Termination Fee, as applicable, under Section 8.3(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and monetary damages, including all or any portion of the Reverse Termination Fee or the Taiwan Reverse Termination Fee.

(viii) Parent shall make any required payment of the Reverse Termination Fee or Taiwan Reverse Termination Fee, as applicable, (x) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company or, (y) at the option of Parent, by causing the DB Escrow Agent and the CMB Escrow Agent to deliver, in accordance with the instructions of the Company and the terms of the DB Escrow Agreement and the CMB Escrow Agreement, to the Company the DB Escrow Amount and the CMB Escrow Amount (or, in the case of the Taiwan Reverse Termination Fee, one half of the DB Escrow Amount and one half of the CMB Escrow Amount). In the event such payment is not timely made in full, the Company (or, with respect to the DB Escrow Amount, the Company Subsidiary that is party to the DB Escrow Agreement) may send a written request to the DB Escrow Agent and the CMB Escrow Agent requesting the release of amounts held pursuant to the DB Escrow Agreement and the CMB Escrow Agreement (or, in the case of the Taiwan Reverse Termination Fee, one half of each such amount), and Parent shall not object to (and, with respect to the CMB Escrow Amount, shall cause Summitview Affiliate not to object to) any such release. The Company shall not otherwise request (or allow the Company Subsidiary that is a party to the DB Escrow Agreement to request) release of the amounts held in the DB Escrow Agreement and the CMB Escrow Agreement. In the event such payment is made in full other than pursuant to clause (y) of the first sentence of this sub-section (vii), the Company thereafter shall cooperate (and cause such Company Subsidiary that is a party to the DB Escrow Agreement to cooperate) reasonably with Parent in effecting the release to Parent of the DB Escrow Amount and the release to Summitview Affiliate of the CMB Escrow Amount.

(d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee, or Parent be required to pay the Reverse Termination Fee or the Taiwan Reverse Termination Fee, as applicable, on more than one occasion (or, in the case of Parent, under any circumstances to pay both the Reverse Termination Fee and the Taiwan Reverse Termination Fee), whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Liquidated Damages. Each of the Company, Parent and Acquisition Sub acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this

Agreement and (ii) each of the Termination Fee the Reverse Termination Fee and the Taiwan Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent and the Company, respectively, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, the Company or Parent commences a suit that results in a judgment against the non-paying party for the payment of any amount set forth in this Section 8.3, the non-paying shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. After the Effective Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand, by facsimile (with a written or electronic confirmation of delivery) or by e-mail (so long as a receipt with respect to such e-mail is requested and received), in each case to the intended recipient as set forth below:

(a)	if to Parent or Acquisition Sub, to:

Uphill Investment Co.

Rm 715, Building 52

No. 2 Jingyuanbei St.

Beijing Economic Technological Development Area

Beijing, 100176

Attention: Xu Wei

Facsimile No.: +86 -21-6881 6012

E-mail: xuwei@summitviewcapital.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94015

Attention: Michael O’Bryan

Facsimile No.: (415) 276-7105

E-mail: mobryan@mofo.com

and:

Morrison & Foerster LLP

22nd Floor, China Central Place Tower 3

77 Jianguo Road, Chaoyang District

Beijing 100025

Attention: Sherry Yin

Facsimile No.: 8610 5909 3355

Email: syin@mofo.com

(b)	if to the Company, to:

Integrated Silicon Solution, Inc.

1623 Buckeye Drive, Milpitas, CA 95035

Attention: John Cobb

Facsimile No.: 408-969-4731

E-mail: John_Cobb@issi.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746

Attention: J. Robert Suffoletta, Jr.

Facsimile No.: 512.338.5499

Email: rsuffoletta@wsgr.com

and:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105-1126

Attention: Robert T. Ishii

Facsimile No.: 415.947.2099

Email: rishii@wsgr.com

9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that each of Parent and Acquisition Sub may assign, in Parent’s sole discretion, any of or all Parent’s and/or Acquisition Sub’s rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent or Acquisition Sub, provided that no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, made as of February 4, 2015 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Annexes hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) from and after the Effective Time, as set forth in or contemplated by the terms and provisions of Section 6.10, (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article II, (c) for the Lender, among others, as set forth in and contemplated by the terms and provisions of Section 8.3(c)(v) and Section 9.11, and (d) this Article IX in respect of the Sections set forth under the foregoing clauses (a) through (d).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies

(a) Subject to Section 8.3(b) and Section 8.3(c), and except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, subject in all events to the limits of Section 8.3(c)(vii), in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Subject in all events to the limits of Section 8.3(c)(vii), the Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or the Financing and to enforce specifically the terms and provisions of this Agreement or the Financing shall not be required to provide any bond or other security in connection with any such order or injunction.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, the Commitment Letters or the Escrow Agreement or its or their subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Centre’s Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Arbitration Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators. Each of Parent and the Company shall be entitled to nominate one (1) arbitrator. The third arbitrator, who shall act as the chairman of the tribunal, shall be chosen by the two arbitrators nominated by the parties, respectively. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(b) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of enforcing this agreement to arbitrate, the parties irrevocably and unconditionally submit to the jurisdiction of the courts of Hong Kong and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. For the purpose of enforcement of an award, the parties hereto irrevocably and unconditionally waive any defense of inconvenient forum in any court of competent jurisdiction. For the avoidance of doubt, the arbitration tribunal shall be entitled to impose any remedy available under this Agreement at law or equity, including without limitation those remedies contemplated by Section 9.8.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTERS OR THE ESCROW AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

9.12 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) only (i) the specific representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if and to the extent that the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law without such approval.

9.14 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

UPHILL INVESTMENT CO.

By:	/s/ Xu Wei
Name:	Xu Wei
Title:	Legal Representative

INTEGRATED SILICON SOLUTION, INC.

By:	/s/ Jimmy S.M. Lee
Name:	Jimmy S.M. Lee
Title:	Executive Chairman of the Board

[AGREEMENT AND PLAN OF MERGER]

Annex B

March 12, 2015

The Board of Directors

Integrated Silicon Solution, Inc.

1623 Buckeye Dr.

Milpitas, CA 95035

Dear Board of Directors:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors of Integrated Silicon Solution, Inc. (“ISSI”) as to the fairness, from a financial point of view, to the holders of common stock, $0.001 per share, of ISSI (“ISSI Common Stock”), of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of March 12, 2015, by and between Uphill Investment Co. (“Parent”) and ISSI (the “Agreement”). The Agreement provides for, among other things, the merger of a wholly-owned subsidiary of Parent (“Merger Sub”) with and into ISSI (the “Merger”) pursuant to which each outstanding share of ISSI Common Stock will be converted, subject to certain exceptions, into the right to receive $19.25 in cash (the “Merger Consideration”).

In arriving at our Opinion, we:

a)	reviewed the Agreement and certain related documents;

b)	reviewed audited financial statements of ISSI for fiscal years ended September 30, 2012, 2013 and 2014, and unaudited financial statements of ISSI for the three months ended December 31, 2014;

c)	reviewed financial forecasts and estimates relating to ISSI prepared by the management of ISSI;

d)	reviewed the historical market prices and trading volume of ISSI Common Stock;

e)	held discussions with the senior management of ISSI with respect to the business and prospects of ISSI;

f)	held discussions, at the direction of ISSI, with selected third parties to solicit indications of interest in a possible acquisition of all or a portion of ISSI;

g)	reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating ISSI;

h)	reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Merger;

i)	analyzed the estimated present value of the future cash flows of ISSI based on financial forecasts and estimates prepared by the management of ISSI;

j)	reviewed other public information concerning ISSI; and

k)	performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by ISSI and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the financial forecasts and estimates relating to ISSI referred to above, we have assumed, at the direction of the management of ISSI, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of ISSI as to the future financial condition and operating results of ISSI. We also have assumed, with the consent of ISSI, that the Merger

B-1

The Board of Directors

Integrated Silicon Solution, Inc.

March 12, 2015

will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on ISSI or the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of ISSI.

We are not expressing any opinion as to the underlying valuation, future performance or long term viability of ISSI or the price at which ISSI Common Stock will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of ISSI, or class of such persons, relative to the Merger Consideration. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of ISSI to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for ISSI or the effect of any other transaction in which ISSI might engage.

We are not legal, tax, regulatory or accounting advisors and have relied on the assessments made by the Company and its advisors with respect to such issues. This Opinion does not address any legal, tax, regulatory or accounting matters. In addition, this Opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of the Company under any federal or state laws relating to bankruptcy, insolvency or similar matters. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer & Co. Inc. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to ISSI in connection with the Merger and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may actively trade securities of ISSI for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration provided for in the Agreement is fair, from a financial point of view, to the holders of ISSI Common Stock. This Opinion is for the use of the Board of Directors of ISSI in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

OPPENHEIMER & CO. INC.

B-2

Annex C

APPRAISAL RIGHTS OF STOCKHOLDERS

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ISSI
IMPORTANT SPECIAL MEETING INFORMATION
000004
ENDORSEMENT LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
C123456789
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific time, on June 3, 2015.
Vote by Internet
Go to www.investorvote.com/ISSI
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Special Meeting Proxy Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. +
For Against Abstain
For Against Abstain
1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated March 12, 2015, by and between Uphill Investment Co. and Integrated Silicon Solution, Inc., as joined by Indigo Acquisition Sub, Inc.
2. To approve any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
3. To approve, by non-binding, advisory vote, compensation that will or may become payable by Integrated Silicon Solution, Inc. to its named executive officers in connection with the Merger.
B Non-Voting Items
Change of Address — Please print your new address below.
Comments — Please print your comments below.
Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
C 1234567890 J N T
1 U P X
2 1 7 2 0 5 1
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +
022UUC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
ISSI
Proxy — INTEGRATED SILICON SOLUTION, INC.
Special Meeting of Stockholders
This proxy is solicited by the Board of Directors.
The undersigned(s) hereby appoint(s) SCOTT D. HOWARTH and JOHN M. COBB, or either of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with full power of substitution) to represent the undersigned(s) and to vote at the Special Meeting of Stockholders of Integrated Silicon Solution, Inc., to be held on June 3, 2015, at 2:00 p.m., Pacific time, and any and all adjournments, postponements or other delays thereof (the “Special Meeting”), in the manner directed with respect to all shares of common stock of Integrated Silicon Solution, Inc. that the undersigned(s) is entitled to vote and in the direction of the proxies on such other matters as may properly come before the Special Meeting.
This proxy is solicited by the Board of Directors of Integrated Silicon Solution, Inc. and will be voted as directed or, if no direction is indicated, will be voted “FOR” Proposals 1, 2 and 3.
The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
(Continued and to be marked, dated and signed, on the other side)